As filed with the Securities and Exchange Commission on February 28, 2007

          Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHWEST CASINO CORPORATION
(Name of small business issuer in its charter)

Nevada	7999	87-0686721
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

2001 Killebrew Drive, Suite 350
Minneapolis, MN 55425
Tel: 952-853-9990
Fax: 952-853-9991

(Address and telephone number of principal executive office)

Thomas E. Fox

President and Chief Operation Officer

2001 Killebrew Drive, Suite 350

Minneapolis, MN 55425

Tel: 952-853-9990

Fax: 952-853-9991

(Name, address and telephone number of agent for service of process) Incorp Services, Inc. 3155 East Patrick Lane, Suite 1 Las Vegas, NV 89120-3481 Tel: 702-866-2500

Copies of all communications to:
D. William Kaufman, Esq.
Patrick J. Pazderka, Esq.
Oppenheimer, Wolff & Donnelly
45 South 7th Street, Suite 3200
Minneapolis, MN 55402
Tel: 612-607-7000
Fax: 612-607-7100

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market considerations and other factors.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	7,954,787	$0.965	$7,676,370	$236
Common Stock, $0.001 par value, underlying warrants	4,708,602	$0.965	$4,543,801	$140
TOTAL	12,663,389	$0.965	$12,220,171	$376

(1)  The shares of our Common Stock registered under this statement are being registered for resale by the selling security holders named in the prospectus.  Of the shares of common stock, 7,954,787 shares are currently outstanding and 4,708,602 shares are issuable upon the exercise of warrants.  In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the  last sale price reported of the Registrant’s  common stock as quoted  on the Over-the-Counter Bulletin  Board of $0.965 on February 23, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until our registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2007.

PROSPECTUS

SOUTHWEST CASINO CORPORATION

12,663,389 SHARES OF COMMON STOCK

This prospectus relates to 12,663,389 shares of common stock of Southwest Casino Corporation, a Nevada corporation, which may be resold by selling stockholders named in this prospectus.  These shares consist of 7,954,787 shares currently outstanding and 4,708,602 shares issuable upon exercise outstanding warrants.  We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time.  Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) market under the symbol “SWCC.OB”. On February 26, 2007, the last sales price of our common stock as reported on the OTCBB was $1.01 per share.  No underwriter or any other person has been engaged to facilitate the sale of the securities in this offering.  The shares of common stock will be offered and sold as described under the heading “Plan of Distribution” beginning on page 15.

Investing in our common stock involves a high degree of risk that is described under the heading “Risk Factors” beginning on page 2 of this prospectus.  We urge you to carefully read the “Risk Factors” section before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTERESTS OF NAMED EXPERTS AND COUNSEL
PERSONAL LIABILITY OF DIRECTORS AND OFFICERS
DESCRIPTION OF BUSINESS
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
REPORTS TO SECURITY HOLDERS
FINANCIAL STATEMENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

In this prospectus, references to “Southwest,” “Southwest Casino,” “the company,” “we,” “our” or “us,” unless the context otherwise requires, refer to Southwest Casino Corporation and its consolidated subsidiaries.  The terms “we,” “us,” or “our” in each case do not include the selling stockholders.

Dealer Prospectus Delivery Obligation

Until ninety days from the effective date of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The  following  is a summary  that  highlights  what we  believe  to be the most important  information  regarding  Southwest and the  securities  being offered herein.  Because  it is a  summary,  however,  it  may  not  contain  all of the information  that is  important  to you. To  understand  our  business  and this offering  fully,  you  should  read this  entire  prospectus  and our  financial statements and related notes carefully.

Our Business

Our principal business is the management, operation and development of gaming facilities in emerging and established gaming jurisdictions.  Our subsidiaries, Southwest Casino and Hotel Corp. and Gold Rush I, LLC, a Colorado limited liability company, hold three gaming licenses to operate the Gold Rush, Gold Digger’s and Uncle Sam’s casinos in Cripple Creek, Colorado.  The combined Gold Rush and Gold Digger’s facilities offer approximately 408 slot machines and a 4-table game area, while Uncle Sam’s Casino features approximately 67 slot machines.  We also own and operate the Palladium, an outdoor amphitheater adjacent to the Gold Rush and Gold Digger’s facilities that offers live entertainment and other special events.  Cripple Creek is one of three historic mining towns in Colorado permitted to engage in limited stakes ($5.00 limit) gaming.

We manage two Native American casinos in Oklahoma for the Cheyenne and Arapaho Tribes of Oklahoma under the Third Amended and Restated Gaming Management Agreement dated June 16, 1995.  Lucky Star - Concho is located on U.S. Highway 81, just north of the Oklahoma community of El Reno.  Lucky Star - Clinton is located 60 miles west of Lucky Star - Concho in the community of Clinton, Oklahoma on Old Route 66 near Interstate I-40. Our Gaming Management Agreement for these facilities has been extended twice and currently expires on May 19, 2007.  Southwest is working to extend this relationship beyond May 19, 2007, but is uncertain whether we will continue to manage these casinos after that date.

We own a 50 percent membership interest in North Metro Harness Initiative, LLC, a Minnesota limited liability company.  In January 2005, the Minnesota Racing Commission voted to grant class A and B licenses to own and operate a harness racetrack and card room to North Metro.  These licenses permit North Metro to develop and run a harness racetrack and a 50-table card room in the City of Columbus, Minnesota.  Lawsuits challenging the validity of those licenses delayed development, but were concluded in our favor during the summer of 2006.  We held a ceremonial groundbreaking for the project on January 18, 2007 and are now actively engaged in completing pre-construction activities and construction financing for this project.

Recent Developments

We recently announce that we had entered into an Asset Purchase Agreement to acquire the operations of the Double Eagle Hotel and Casino and Gold Creek Casino in Cripple Creek, Colorado for a total purchase price of more than $23 million.  In addition, we agreed to enter into a 30-year lease with three 5-year extensions for the building and real estate in which these casinos operate.  We entered into the Asset Purchase Agreement with a third party that has a separate agreement to acquire the outstanding capital stock of the current owner of the Double Eagle and Gold Creek.  The closing of the transactions contemplated in the Asset Purchase Agreement is subject to numerous conditions and risks, including that third party’s completion of the financing for and acquisition of the stock, our receipt of financing for purchase price and prepaid rent, approval of the transaction and Southwest’s application for licenses to operate the Double Eagle and Gold Creek casinos by the Colorado Division of Gaming, completion of due diligence to the satisfaction of both parties, and other customary closing conditions.

Our Company

Southwest Casino and Hotel Corp. is the primary, wholly-owned operating subsidiary of Southwest Casino Corporation and was our parent company until the July 2004 reorganization that resulted in our current structure.  Southwest Casino and Hotel Corp. was organized under the laws of the State of Minnesota in 1992 under the name “Southwest Casino and Hotel Ventures, Inc.” and has operated in the gaming industry since formation.

On July 22, 2004, Southwest Casino and Hotel Corp. completed a reverse merger in which it became a wholly-owned subsidiary of Lone Moose Adventures, Inc., a Nevada corporation, and the former Southwest Casino and Hotel Corp. equity security holders acquired approximately 92% of the outstanding securities of Lone Moose Adventures, Inc.  Lone Moose then changed its name to Southwest Casino Corporation, which is the surviving reporting entity today.

Lone Moose Adventures, Inc. was formed on January 2, 2002 to take clients on adventure tours in the Wasatch mountain range of Utah.  Before closing the reorganization described above, Lone Moose conducted only minimal operations and received only minimal revenue.  Upon closing the reorganization, we sold substantially all of the assets and liabilities of Lone Moose’s adventure tour business to Lone Moose’s founding shareholders.  Since the reorganization and sale of the adventure tour business, Southwest has not engaged in any aspect of the business conducted by Lone Moose before the reorganization.

Principal Executive Offices

Southwest Casino Corporation

2001 Killebrew Drive, Suite 350

Minneapolis, MN 55425

Phone: 952-853-9990

The Offering

Securities Offered	12,663,389 shares of our common stock, consisting of 7,954,787 shares issuable to selling stockholders, and 4,708,602 shares issuable to selling stockholders upon exercise of outstanding warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

Offering Price	All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.

OTCBB Trading Symbol	“SWCC.OB”

RISK FACTORS

Investing in our stock is highly speculative and risky.  You should be able to bear a complete loss of your investment.  Before making an investment decision, you should carefully consider the following risk factors in conjunction with any other information included or incorporated by reference in, including in conjunction with forward-looking statements made herein.  If any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, operating results and financial condition. The risks and uncertainties described below are not the only ones, which we face.  There may be additional risks and uncertainties not presently known to us or those we currently believe are immaterial which could also have a negative impact on our business, operating results and financial condition.

1.                                      Risks related to Southwest’s financial condition

We face specific risks under our management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  Our Gaming Management Agreement with the Cheyenne and Arapaho Tribes of Oklahoma (the

 “Tribes”) will expire on May 19, 2007.  The management fees we receive under this agreement are currently the primary source of Southwest’s operating revenue.  Any extension of the management agreement beyond May 19, 2007 can only occur with the consent of the Cheyenne and Arapaho Tribes of Oklahoma and the approval of the National Indian Gaming Commission.  We cannot assure you that any further extension will be granted and approved.  In addition, even if granted and approved, the National Indian Gaming Commission, or NIGC, and the Tribes have the power to unilaterally terminate or void the Oklahoma Agreement under certain circumstances, without any recourse by us.  If the Gaming Management Agreement is not extended beyond May 19, 2007, or if it is unilaterally terminated, it would eliminate the primary source of our operating revenue and have a material adverse impact on our business results.

We have an accumulated deficit and uncertainty with respect to achieving future profitability.  We have incurred substantial operating losses since inception and had an accumulated deficit of $9,624,842 as of September 30, 2006.  These losses are primarily the result of expenses related to our ongoing pursuit of new gaming opportunities.  There can be no assurance that we will be able to achieve profitability on a quarterly or annual basis in future periods.  Our future operating results will depend upon a number of factors, including (a) the continuation and future profitability of our Oklahoma and Colorado operations; (b) our ability to maintain our current gaming licenses and to obtain additional gaming licenses for new or expanded gaming facilities; (c) our ability to continue to maintain our contractual and working relationships with the Cheyenne and Arapaho Tribes of Oklahoma and to establish working relationships with other Native American tribes involved in gaming; and (d) our ability to successfully identify, secure licensing and maintain all necessary approvals and funding related to any additional future gaming opportunities.

We have a continuing need for additional capital. We anticipate that we will need substantial additional funding to effectuate our plans to develop a harness racing track and card room in Minnesota, to provide working capital to meet current and future obligations, and to fund additional gaming projects we may choose to pursue.  Our operating plans and financing needs are subject to change depending on, among other things, market conditions and opportunities; land, equipment or other asset-based financing that may be available in connection with our development of gaming facilities; cash flow from operations, if any; and the number of new gaming projects that we pursue. While additional funds may be provided through borrowings from institutional investors or project partners, equipment leasing or other forms of debt or equity financing, we do not have any unconditional commitments relating to additional financing and we cannot assure you that additional financing will be available when needed. Even if financing is available when required, we cannot assure you that it will be on terms favorable to us and our security holders in terms of cost or dilution.

We face risks associated with our pursuit of new gaming projects.  We have pursued, are pursuing, and will continue to pursue new gaming projects that involve substantial pre-development commitments of time and money with no assurance we will receive the approvals needed to develop and operate the proposed gaming facility. A number of these projects require legislation or voter approval, which not only increases the cost of such projects but also increases the risk the project will not be approved and extends the time required to obtain licenses, complete development and begin operations.  In addition, gaming projects may be controversial in some areas and face significant opposition from competitors or individuals and groups opposed to gaming on moral grounds.  In addition to increasing the costs and difficulties in obtaining required approvals for gaming projects, these opponents may also use litigation to try to delay or block new projects.

We face litigation threats related to our June and July 2004 sale of convertible promissory notes.  In June and July 2004, Southwest Casino and Hotel Corp. sold an aggregate of $2,634,000 of convertible promissory notes to accredited investors.  The notes converted into Southwest Casino Corporation common stock in connection with our reorganization on July 22, 2004.  A group of loosely affiliated investors who participated in that offering, each of whom represented to us that they were “accredited” as defined by Rule 501(a) of the Securities Act of 1933, as amended, had previously demanded rescission of their investments and threatened to bring a lawsuit against us and our directors based on what they allege were inadequate disclosures by us at the time of the offering.  We believe these demands for rescission are without merit.  While these investors have not demanded rescission recently, these claims were not formally resolved and, if reasserted, we cannot assure you that we would be able to resolve these claims on a reasonable basis, if at all.  If we were to be unsuccessful in defending these claims, it could result in large damage awards.  The costs of defending these claims, as well as any damages we may be required to pay, could ultimately harm our business results and adversely affect future gaming license applications and renewals.

2.                                      Additional risks related to Southwest’s Native American gaming projects:

The National Indian Gaming Commission (NIGC) has expressed concern about the distribution of gaming proceeds by the Cheyenne and Arapaho Tribes of Oklahoma, for whom we manage casinos.  In December 2004, the NIGC notified the Cheyenne and Arapaho Tribes of Oklahoma that the NIGC is concerned the Tribes are not distributing properly the net revenue they receive from gaming operations.  The NIGC’s concerns relate to the use of gaming revenue after we have distributed it to the Tribes and are not related to our management of the Tribes’ casinos.  However, if the NIGC determines that the Tribes have committed a substantial violation of the Indian Gaming Regulatory Act, NIGC rules, or the Tribes’ gaming ordinance, it could bring an enforcement action against the Tribes.  If an enforcement action were successful, potential penalties range from fines to, in extreme cases, an order closing the Tribes’ gaming operations.  Even though the NIGC’s concerns are not related to our management of the Tribes’ casinos, closure of these facilities would eliminate the primary source of our operating revenue and have a material adverse impact on our business results.

We have limited recourse against Indian Tribes, including the Cheyenne and Arapaho Tribes of Oklahoma.  Indian tribes are sovereign nations that are generally immune from legal proceedings commenced in state or federal courts, and congressional policy has mandated the limited liability of Indian tribes. In addition, because regulatory authorities have broad discretion when granting, renewing or revoking licenses, approvals and other clearances related to the development, management or operation of gaming facilities, an Indian tribe that desires to terminate a management contract with a third party management company may simply elect to refuse to renew a tribal gaming license based upon a minor technical default.  As a result, repayment of any funds advanced by us to, or on behalf of, tribes in connection with the development or expansion of a gaming facility, and any additional return from participation in payments made under gaming management agreements, will depend upon (a) our ability to enter into, and obtain requisite regulatory approval with respect to, effective management agreements; (b) the successful development and operation of the gaming facility; and (c) in light of our limited recourse against any tribe for breach of any agreement, the willingness of the tribe to comply with its obligations under the applicable agreement.

For the foregoing reasons, if a tribe were to breach a management agreement with us, our sole recourse to collect amounts owed to us under our agreements with that tribe may be to attach undistributed or future proceeds, if any, from the operation of the tribe’s gaming facilities. If gaming operations fail to develop or, if developed, cease to operate for any reason, our prospects for payment of amounts owed to us are minimal.  Accordingly, if we advance or guarantee an advance of significant funds to tribes for the development, construction and furnishing of gaming facilities, we may not be able to recover those funds or have a viable source for repayment of any funds we are required to expend a guarantee agreement.

We face special risks related to investments in Indian gaming facilities.  Investment in Indian gaming facilities involves numerous special risks in addition to those usually associated with contractual arrangements or real estate development. Advances made by us to develop, construct and equip Indian gaming facilities will not result in our ownership of, or any security interest in, the gaming facilities located on Indian land or in the Indian land itself.  Our ability to build and maintain healthy personal and professional relationships with tribes and their officials is critical to the success and longevity of our current and proposed Indian gaming activities and our ability to successfully obtain, develop, effectuate, retain and renew management or other types of service agreements.  As sovereign nations, tribes establish their own governmental systems under which tribal officials as well as tribal boards, commissions, committees and other bodies are subject to replacement by appointment or election and to policy changes.  Our relationship with a tribe could deteriorate for various reasons, including a change in tribal government or tribal policies.  Deterioration in the relationships between us and individual officials or collective bodies of any tribes with whom we deal could have a material adverse effect on our business and operations.  Similarly, our business relationships with Indian tribes, and revenues generated through service agreements with Indian tribes, could be adversely affected or even eliminated as the result of regulatory or judicial actions taken against the tribe itself, or against a tribe’s leaders or members as individuals. In addition, any investigation of an Indian tribe or tribal member that we work with could lead to an investigation of our relationship with that tribe or tribal member.

Our facilities and operations, as well as our key personnel and some of our security holders, are subject to government and tribal background investigations.  Failure to complete these investigations satisfactorily could adversely affect our business and operations.  Our facilities and business operations on Indian land are subject to approval, regulation and oversight by, among others, the National Indian Gaming Commission, the Bureau of Indian

 Affairs, the Secretary of the Interior and various tribal authorities.  For example, all management agreements (and extensions or renewals of such agreements) for Class II or Class III gaming facilities (as defined the in Indian Gaming Regulatory Act) on Indian land must be approved by the NIGC and the terms of these management agreements must conform to various NIGC requirements.  The NIGC will not approve management agreements for Class II Indian gaming facilities (such as our Oklahoma operations) unless federally conducted background checks of our directors and officers, some of our security holders, and other parties interested in our management agreements have been completed satisfactorily. States entering into tribal-state compacts under which we may manage Class III gaming facilities may have similar (or more stringent) requirements for background checks.

Successful Native American gaming opportunities typically depend upon securing and maintaining Tribal-State gaming compacts that are subject to substantial uncertainty.  The Indian Gaming Regulatory Act of 1988 (“IGRA”) provides the framework for the regulation of Class II and Class III gaming on Indian land.  Before Class III gaming (video games including video slots and video blackjack; table games like blackjack, craps and roulette; and other gaming events like pari-mutuel wagering) may be conducted on Indian land, the IGRA requires that the applicable tribe and host state negotiate a tribal-state compact authorizing gaming on the tribe’s land. Tribal-state compacts specify how Class III gaming is to be conducted and allocates oversight responsibilities between the tribe and the state.  A tribal-state compact is not currently required to conduct Class II gaming for Native American tribes subject to the IGRA.

We believe that the management and operation of Class III casinos generally present significantly greater revenue opportunities than Class II gaming facilities.  However, our ability to enter into Class III casino management agreements is dependent upon states entering into tribal-state compacts that permit Class III gaming, such as the compact recently approved in the State of Oklahoma. The majority of states have not entered into tribal-state compacts that permit Class III gaming.  We cannot predict with any certainty (a) which additional states, if any, will approve Class III gaming on Indian land; (b) the timing of any such approval; (c) the types of gaming that may be permitted by any tribal-state compact; or (d) whether any state will attempt to renegotiate or take other steps that may adversely affect existing tribal-compacts.

3.                                      We are in the process of developing a harness racetrack and card room in Columbus, Minnesota on the north side of the Twin Cities metropolitan area (as further described on page 26).  We face several risks specific to that development.

Southwest and North Metro Harness Initiative, LLC are dependent on MTR-Harness, Inc., a wholly owned subsidiary of MTR Gaming Group, Inc., the other 50 percent member of North Metro Harness Initiative, LLC, for a portion of the funds needed to continue development of the North Metro racetrack and card room.  Under the North Metro Harness Initiative, LLC Member Control Agreement, Southwest and MTR-Harness, Inc. now provide, in equal amounts, financial support for the ongoing operations of North Metro.  If Southwest is unable to make any needed capital contribution to those ongoing operations, MTR is the most likely alternative source of those funds.  If Southwest or MTR were to fail to make any agreed upon capital contributions to North Metro’s operations, North Metro may not have the financial resources required to develop its racetrack and card room.  If North Metro is unable to develop its racetrack and card room, Southwest will not receive any revenue or profit from the operation of the facility and the value of Southwest’s investment in North Metro will be materially adversely affected.

Delays in developing North Metro’s racetrack and card room caused by the now concluded legal challenges to North Metro’s racing licenses have and will continue to increase the cost of the project.  Because the racetrack and card room facility that North Metro intends to develop will be built for that specific purpose and will have little or no value for other uses, North Metro could not proceed to construct the facility until we were confident that its racing licenses would not be overturned in connection with the prior legal challenges.  Thus, the legal challenges have caused and will continue to cause significant delays in developing the North Metro project.  These delays caused the costs of developing the facility to increase significantly due to, among other things, rising interest rates and borrowing costs, rising construction and labor costs, rising energy prices, and general inflation.  These rising costs will increase the ultimate development costs for the North Metro facility which will, in turn, delay and reduce the amount of revenue and profit generated by North Metro and available for distribution to Southwest.

Actions by the Minnesota state legislature may reduce the value of Southwest’s investment in North Metro.  During the 2005 and 2006 Minnesota legislative sessions, bills were introduced to permit slot machines (commonly referred to as a “racino”) at Canterbury Park, the other Class A licensed pari-mutuel wagering racetrack in the state of Minnesota, without affording North Metro the same expansion in its scope of gaming.  While these initiatives have been unsuccessful to date, if any legislation should pass in the future that excludes North Metro from any expanded gaming opportunities afforded to Canterbury Park or Native American tribes, it would have a material adverse effect on North Metro’s proposed operations.  Similarly, any expansion of gaming generally in Minnesota, whether Native American gaming or otherwise, that excludes North Metro could also have a material adverse effect on North Metro and its business.  In addition, the legislature has in the past considered, but not adopted, a significant tax on card room revenue that, if passed, would reduce significantly net revenue generated by North Metro.

To date, North Metro has been unsuccessful in its efforts to secure legislative authorization to offer simulcast wagering on all breeds of horse racing (under current law, North Metro may only simulcast harness races).  North Metro has also been unsuccessful to date in its efforts to eliminate the requirement that we hold 50 days of live harness racing before we begin card room operations.  These proposed changes (especially with regard to all-breed simulcasting) would have a significant positive impact on North Metro’s operating results.  However, we cannot assure that we will ever be successful in achieving either of these legislative changes.

4.                                      Regulatory risks related to Southwest’s participation in the gaming industry:

We, and the gaming industry as a whole, are heavily regulated and any change in the regulatory environment could have a material adverse effect on our business and operations.  The gaming industry is highly regulated at the federal and state levels and gaming on tribal land is further regulated by the National Indian Gaming Commission and the Bureau of Indian Affairs. The process of complying with all applicable government and tribal regulations is complex and requires us to expend substantial time and resources. We cannot assure you that we will be able to comply on a continuous or timely basis with all applicable regulations, and delays in compliance, or failure to comply, could have a material adverse effect on our business, financial condition, results of operations and our ability to maintain and obtain needed licenses. Changes in existing regulations or the adoption of new regulations at the federal level or in the states in which we operate or pursue new opportunities could delay or prevent our compliance with those regulations. Our failure to comply with applicable laws or regulations, whether federal, state or tribal, could result in, among other things, the termination of management agreements to which we are a party or the suspension of some of our operations, both of which would have a material adverse effect on our business.

We face risks in connection with obtaining, maintaining and renewing gaming licenses required for the conduct of our business.  The development and management of gaming facilities are subject to extensive licensing requirements and we cannot assure you that we will be able to obtain or maintain all necessary licenses, approvals and other clearances from regulatory authorities having jurisdiction over our gaming facilities.  Although we, and our affiliates, have obtained the governmental licenses, permits and approvals we believe are necessary for the development and continued management of our current operations in Oklahoma and Colorado and development of a harness racing track in Minnesota, we cannot assure you that we will be able to maintain or renew the necessary licenses, approvals and other clearances required for our operations.  In addition, we have applied for new licenses for our proposed acquisition of the Double Eagle Hotel and Casino and Gold Creek Casino in Cripple Creek, Colorado and cannot assure that those licenses will be granted.

All licenses that have been or may be obtained by us or our affiliates are subject to various conditions and in many cases will be subject to renewal.  Notwithstanding the fact that we believe we have earned a good reputation at federal, state and tribal levels relative to compliance and licensing ability, there is always the possibility that a failure to comply with gaming regulations or the conditions of any license we hold could have an adverse effect upon our ability to secure, maintain or renew our gaming licenses.  We were fined $50,000 by the Colorado Division of Gaming in June 2004 for failure to properly maintain and review statistical data on slot machine performance after receiving a warning letter regarding this deficiency and failing to comply with its recommended action for correction of the deficiency. We entered into a Stipulation and Agreement with the Colorado Limited Gaming Control Commission in which we admitted that we failed to comply with the applicable gaming regulations and agreed to take corrective action immediately. As part of these proceedings, James Druck, in his capacity as Manager of the facility in question, without any admission of guilt, agreed to take the steps required to insure our compliance in this matter and, further, agreed to pay the sum of $5,000 to Colorado’s Limited Gaming Fund as reimbursement for expenses incurred by Colorado in this investigation.  It is difficult to predict with any certainty whether, and to what extent, this occurrence may have a material adverse effect on our business or adversely affect our ability and the ability of our key personnel to obtain or retain required licenses in Colorado. In addition, we must disclose this violation to other jurisdictions in which we hold or apply for gaming licenses. It is difficult to predict what impact, if any, that disclosure may have on our licensability in those jurisdictions.

Our facilities and operations, as well as our key personnel and some of our security holders, are subject to government background investigations.  Failure to complete these investigations satisfactorily could adversely affect our business and operations.  For example, the State of Colorado currently requires extensive background checks in connection with an application for gaming licenses.  Background checks and related approvals may take many months to complete.  We cannot assure you that the necessary background investigations will be completed satisfactorily.

5.                                      Risks related to the gaming industry generally:

We face intense competition in the gaming industry.  The gaming industry, including the development, operation and management of racetracks and other types of facilities, is highly competitive, especially given the rapid rate at which the industry is expanding. For example, a number of management companies may make proposals to a particular Native American tribe for the development and management of a single gaming facility, and any gaming facilities developed or managed by us will compete with a rapidly expanding number of other gaming facilities of varying quality and size, including gaming facilities that are part of national or regional chains, and other forms of gaming and entertainment. Many of our competitors have substantially greater financial and personnel resources than we do. Competition in the future may also be affected by overbuilding, which can adversely affect patronage levels. Given the current regulatory climate and limited number of lucrative gaming opportunities available, competition is likely to become more intense in the future.

We will continue to face legislative and judicial hurdles and adverse legislative and judicial changes.  The legislative and judicial environments related to Indian and non-Indian gaming are dynamic and change rapidly. Any federal, state or tribal action, adverse legislation, or judicial or regulatory ruling that limits gaming or constricts the scope of our gaming operations could have a material adverse effect on the gaming industry or our operations and financial condition. For example, in 2002 we had a profitable consulting arrangement with the Alabama-Coushatta Tribes of Texas that was terminated due to an adverse federal district court ruling in favor of the State of Texas.

We face risks related to the nature of the gaming industry, including adverse economic and political conditions and changes in the legislative and land use regulatory climate.  Similar to investment in other entertainment enterprises, adverse changes in general and local economic conditions may adversely impact investments in the gaming industry.  Examples of economic conditions subject to change include, among others, (a) competition in the form of other gaming facilities and entertainment opportunities; (b) changes in regional and local population and disposable income; (c) unanticipated increases in operating costs; (d) restrictive changes in zoning and similar land use laws and regulations, or in health, safety and environmental laws, rules and regulations; (e) risks inherent in owning, financing and developing real estate as part of our casino operations; (f) the inability to secure property and liability insurance to fully protect against all losses, or to obtain such insurance at reasonable costs; (g) seasonality; (h) changes or cancellations in local tourist, recreational or cultural events; and (i) changes in travel patterns or preferences (which may be affected by increases in gasoline prices, changes in airline schedules and fares, strikes, weather patterns or relocation or construction of highways, among other factors).

Our directors are subject to the review and approval of the National Indian Gaming Commission.  Mr. Abramson, Mr. Chafoulias, Mr. Holmes and Mr. Schatzman each joined our Board of Directors on December 7, 2005, before we submitted their background information to the NIGC for review and approval.  We submitted the required background information for each of these directors to the NIGC on December 7, 2005, the same day that they joined our board.  In the event that any one of these directors is not approved by the NIGC, they will need to resign from the board.  In such an event we may need additional directors to meet the SEC’s independence requirements for our board and board committees.  There is no guarantee that we will able to find other suitable candidates who are willing to sit on our board in a timely manner.

6.                                      Additional Risks:

The success of our current operations and our future growth potential are dependent upon key personnel and will, in the future, be increasingly dependent on our ability to attract and retain additional qualified managers and personnel.  Our success depends to a significant extent upon the efforts and abilities of our executive officers, James B. Druck, Thomas E. Fox, and Brian L. Foster.  We have entered into employment agreements with Messrs. Druck and Fox. Each of these individuals has developed relationships and experience in the gaming industry that are integral to our success.  We do not maintain key man life insurance on any of these individuals.  The loss of the services of one or more of these individuals could have a material adverse effect on our business and current and proposed operations.

We will also be required to recruit and retain a significant number of management, administrative and other employees for any of our proposed gaming facilities that may come to fruition.  We anticipate that we will be required to develop and undertake a major training program at each new facility that we may develop or manage.  In addition, with regard to facilities on Indian land, we will generally be required to recruit and give preference to individuals of Native American heritage in order to comply with various tribal employment rights ordinances that have been adopted by most tribes, including the Cheyenne and Arapaho Tribes. While we believe that we will be able to attract and retain a sufficient number of employees to satisfy our current and future requirements, the competition for such employees, particularly at the management level, will increase significantly in the future if the gaming industry expands throughout the United States.  There can be no assurance that we will be able to attract and retain the personnel required to successfully operate our business.

In addition, now that we are conducting our gaming operations as a public corporation, we are subject to regulations under state and federal securities laws such as the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002. Compliance with these laws and regulations will require that we add personnel, including four new independent members of our Board of Directors who joined Southwest in December 2005.  All of these directors and some new personnel must complete background investigations before joining our company or performing any services for us. Requiring potential directors and employees to complete these investigations may make it more difficult to recruit qualified candidates and delays in completing background investigations could adversely impact our business and, in the case of director candidates, our ability to comply with Sarbanes-Oxley Act requirements regarding director independence on a timely basis.

The success of our current operations and our future growth potential are dependent upon our relationship with and the performance of certain third parties.  The successful operation of our various proposed gaming facilities will be dependent to a significant extent on the efforts of third parties.  For example, (a) with respect to any facility located on Indian land, we will not own the facility and will depend on the performance by a tribe of its obligations under the applicable management agreement; (b) with respect to the harness racing track and card room proposed for Minnesota, the success of that project will depend to a great extent on the expertise of our 50/50 partner in that venture, MTR-Harness, Inc., an affiliate of MTR Gaming Group, Inc., in managing racing facilities as well as the ability of our financing sources to meet their commitments to us; and (c) finally, with respect to any other project pursued by us, we may need to form partnerships or secure third party funding in order to meet the financial requirements that will likely transcend our own financial resources. The failure of any third party to perform its contractual obligations to us could have a material adverse effect on our business and operations.  In addition, depending upon the structure of any particular joint venture, we may be held responsible for the acts or omissions of our co-venturers.

We likely will issue additional equity securities, which will dilute your share ownership.  We likely will issue additional equity securities to raise capital.  These additional issuances will dilute your share ownership.

We have the ability to issue shares of preferred stock, which may reduce the value of our common shares and your rights as a common shareholder.  Southwest’s shareholders have authorized the issuance of up to 30 million shares of preferred stock with rights and preferences to be determined by our Board of Directors.  No shares of preferred stock are outstanding and we do not have a current intent to issue any shares of preferred stock, although we reserve the right to do so in the future.  It is not possible to determine the actual effect of the authorization and issuance of the preferred stock on the rights of Southwest shareholders until our Board determines the rights of the holders of a series of preferred stock.  However, such effects might include, among other effects:

•                  restrictions on the payment of dividends to holders of common stock;

•                  dilution of voting power to the extent that holders of preferred stock are given voting rights;

•                  dilution of equity interest and voting power if the preferred stock is convertible into common stock;

•                  restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution, and restrictions upon the amounts of merger consideration payable to the holders of common stock upon a merger or acquisition of Southwest, until the satisfaction of any liquidation preference granted to the holders of preferred stock;

•                  redemption rights for holders of preferred stock that may restrict the availability of revenue for other corporate uses, including the payment of dividends; and

•                  special voting rights for holders of preferred stock in connection with major corporate actions such as mergers, acquisitions or other transactions.

In addition, any particular issuance or series of preferred stock could, depending on the terms, make it more difficult or discourage any attempt to obtain control of Southwest by means of a merger, tender offer, proxy contest or other means.  Issuance of preferred stock could have the effect of diluting the stock ownership of persons seeking control of our company, and the possibility of such dilution could have a deterrent effect on persons seeking to acquire control. The Board also could, although it has no present intention of so doing, authorize the issuance of preferred stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amend our Articles of Incorporation or Bylaws would not receive the required shareholder approval. Accordingly, the power to issue shares of preferred stock could enable the Board to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board.

Because our common stock is traded on the OTC Bulletin Board, your ability to sell shares in the secondary trading market may be limited.  Our common stock is traded currently in the over-the-counter market on the OTC Bulletin Board.  Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and limited coverage by security analysts and the news media, if any, of our company.  As a result, prices for shares of our common stock may be lower and more volatile than might otherwise prevail if our common stock was traded on a national securities exchange like The Nasdaq Stock Market LLC, The New York Stock Exchange or American Stock Exchange.

Because our shares are “penny stocks,” shareholders may have difficulty selling them in the secondary trading market.  Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called “penny stocks,” which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues.  Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a “penny stock” and may not be traded unless a disclosure schedule explaining the penny stock market and associated risks is delivered to a potential purchaser before any trade.

In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act.  Under this rule, broker-dealers must take certain steps prior to selling a “penny stock,” which steps include:

•                  obtaining financial and investment information from the investor;

•                  obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

•                  providing the investor a written identification of the shares being offered and the quantity of the shares.

If the broker-dealer does not follow these penny stock rules, the investor has no obligation to purchase the shares.  The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our shareholders, therefore, may have difficulty selling their shares in the secondary trading market.

Sales of a substantial number of shares of our common stock in the public market, including the shares offered hereby, could lower our stock price and impair our ability to raise funds in new stock offerings.  Future sales of a substantial number of shares of our common stock in the public market, including the shares offered hereby, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.  The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control.  These factors include:

•                  government regulatory action affecting our operations;

•                  actual or anticipated fluctuations in our operating results;

•                  general market conditions for the gaming industry;

•                  broad market fluctuations; and

•                  economic conditions in the United States or abroad.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of the common stock.  We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any supplement to this prospectus, contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  These statements often contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations of those words or comparable terminology.  In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results.  We have based these forward-looking statements on our current expectations and projections about future events.

We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied in the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

•                  the continuation or extension of management contracts with our Tribal partners;

•                  our ability to build and maintain healthy personal and professional relationships with tribes and their officials;

•                  the potential change of policies and personnel of tribal governments, which could adversely affect our relationships;

•                  the effects of competition, including location of competitors and operating and market competition;

•                  access to available and feasible financing;

•                  our ability to recoup costs of capital investments through higher revenues;

•                  success of our customer tracking and customer loyalty programs;

•                  abnormal gaming holds;

•                  litigation outcomes and judicial actions, including gaming legislation, referenda and taxation;

•                  the effect of economic, credit and capital market conditions on the economy in general, and on gaming companies in particular;

•                  construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•                  the effects of environmental and structural building conditions relating to the Company’s properties; and

•                  changes in laws (including increased tax rates), regulations or accounting standards, third-party relationships and approvals, and decisions of courts, regulators and governmental bodies.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus by the selling stockholders.  This offering is intended to satisfy our obligation to register, under the Securities Act of 1933, the resale of share of our common stock, including shares of common stock that will be issued upon the exercise of warrants.  All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution.”  However, we will receive the proceeds from the exercise of the warrants, if any.  If all of the warrants covering shares under this offering are exercised, we would receive $2,854,652.03, all of which we intend to use for working capital.  In addition, we will incur all costs associated with this registration statement and prospectus.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 12,663,389 shares of our common stock held by 57 shareholders.  This prospectus covers:

•                  2,659,342 shares of our common stock held by 15 shareholders that were sold to investors in the second closing of our private placement occurring in February 2007;

•                  1,063,740 shares of our common stock issuable upon exercise of warrants issued to investors in the second closing of our private placement occurring in February 2007;

•                  186,970 shares of common stock and warrants to purchase 177,621 shares of our common stock issued to six affiliates of our placement agent in connection with the second closing of our private placement occurring in February 2007;

•                  4,792,391 shares of our common stock held by 28 shareholders that were sold to investors in a private placement occurring in January 2007;

•                  1,916,961 shares of our common stock issuable upon exercise of warrants issued to investors in the private placement occurring in January 2007;

•                  316,084 shares of common stock and warrants to purchase 300,280 shares of our common stock issued to seven affiliates of our placement agent in connection with the January 2007 private placement; and

•                  1,250,000 shares of common stock issuable upon exercise of outstanding warrants to purchase 1,250,000 shares of our common stock which were issued to 12 investors in a private placement of warrants ended October 20, 2005.

In the October 2005 private placement, investors purchased a warrant to purchase one share of our common stock, with an exercise price of $0.50 per share ($0.58 per share for our affiliates) for each $2.00 of a bank loan to the company guaranteed by the investor.  Such shares were issued pursuant to Regulation D Rule 506 of the Securities Act of 1933.  Five shareholders, including James B. Druck, Director and CEO, Gus A. Chafoulias, Director (although Mr. Chafoulias was not a Director at the time of the 2005 warrant offering), Thomas E. Fox, President, and Jeffrey S. Halpern, Vice President of Government Affairs, participated in both offerings either as an individual or through an affiliated entity.  Only Mr. Chafoulias and Mr. Halpern purchased in their capacity as individuals in both offerings.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of February 27, 2007 and the number of shares of common stock being offered by the selling stockholders.  The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time.  However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been furnished by the selling stockholders.  Shares are deemed “beneficially owned” by a person if that person, directly or indirectly, has sole or shared power to vote or to direct the voting of those shares or sole or shared power to dispose or direct the disposition of those shares.  Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by that person or group.

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After Completion of the Offering
Selling Stockholder	Shares Subject to Options and Warrants	Total Shares Beneficially Owned	Percentage	Number of Shares Being Offered (1)	Number	Percentage
RBC Dain Rauscher FBO James B. Druck IRA	27,200	95,200	*	95,200	0	—
Jeffrey S. Halpern (2)	377,280	2,027,980	7.3%	145,480	1,882,500	6.8%
Gus M. Chafoulias	285,228	558,186	2.0%	404,547	153,639	*
David H. Abramson	105,750	160,750	*	42,000	118,750	*
Roger D. Rubinger	70,000	185,570	*	120,000	65,570	*
The Howard N. Short Living Trust (3)	68,000	338,430	1.2%	238,000	100,430	*
F&B Properties (4)	54,546	213,698	*	190,910	22,788	*
Pierce Diversified Strategy Master Fund LLC, Ena (5)	54,546	190,910	*	190,910	0	—
David J. Moore	18,182	63,637	*	63,637	0	—
Praetorian Offshore Ltd. (6)	218,182	900,537	3.3%	763,637	136,900	*
Fairfield Investment Group LLC (7)	72,728	254,547	*	254,547	0	—
Paragon Capital LP (8)	291,200	1,019,200	3.7%	1,019,200	0	—
Enable Opportunity Partners LP (9)	54,546	190,910	*	190,910	0	—
Nite Capital LP (10)	145,455	509,092	1.9%	509,092	0	—
Peter V. Mancuso	80,000	280,000	1.0%	280,000	0	—
Diamond Opportunity Fund, LLC (11)	154,546	540,910	2.0%	540,910	0	—
AS Capital Partners, LLC (12)	44,146	154,511	*	154,511	0	—
Walter W. Pollack Jr.	160,000	560,000	2.0%	560,000	0	—
Cranshire Capital, L.P. (13)	72,728	254,547	*	254,547	0	—
Stuart Rosen 401-K	80,000	280,000	1.0%	280,000	0	—
Sidney Kaplan and Joy Kaplan, Trustees of the Sidney Kaplan Revocable Trust U/A/D 10-11-93 (14)	20,000	95,000	*	70,000	25,000	*
David B. Rosenblatt	18,182	90,972	*	63,637	27,335	*
BFL General Partnership (15)	72,728	254,547	*	254,547	0	—
Marissa F. Lasky	72,728	254,547	*	254,547	0	—
Michael G. Hofkin (16)	20,000	238,918	*	70,000	168,918	*
Richfield Hotel Associates Limited Partnership (17)	152,728	534,547	2.0%	534,547	0	—
Lawrence A. Laukka	40,000	291,000	1.1%	140,000	151,000	*
Howard Liszt	10,910	106,540	*	38,183	68,357	*
Whalehaven Capital Fund Limited (18)	218,182	763,637	2.8%	763,637	0	—
S. Jay and Kathryn Ferrari	18,182	63,637	*	63,637	0	—
Daniel Ryweck	11,622	60,678	*	40,678	20,000	*
James M. Lewis	40,000	165,167	*	140,000	25,167	*
John S. Crouch	50,000	304,000	1.1%	175,000	129,000	*
Norman H. Winer (19)	181,819	636,365	2.3%	636,365	0	—
Marvin C. Ingber	23,637	124,395	*	82,728	41,667	*
Maricopa Equity Management Corp.	40,000	140,000	*	140,000	0	—
John H. Schwieters	40,000	140,000	*	140,000	0	—
Gemini Master Fund, Ltd. (20)	109,092	381,820	1.4%	381,820	0	—
RHP Master Fund, Ltd. (21)	109,092	381,820	1.4%	381,820	0	—
David McLukie (21)	6,400	22,400	*	22,400	0	—
Midtown Partners & Co., LLC (22)	70,725	143,782	*	143,782	0	—
Bruce Jordan (22)	23,575	47,928	*	47,928	0	—

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After Completion of the Offering
Selling Stockholder	Shares Subject to Options and Warrants	Total Shares Beneficially Owned	Percentage	Number of Shares Being Offered (1)	Number	Percentage
Richard Henri Kreger (22)	235,748	479,273	1.7%	479,273	0	—
Ariel Imas (22)	37,722	76,688	*	76,688	0	—
Braden Anthony Ferrari (22)	28,292	57,517	*	57,517	0	—
RHK Midtown Partners LLC (22)	75,439	153,367	*	153,367	0	—
Corporate Capital Management LLC (23)	3,786	13,250	*	13,250	0	—
Richard M. Berc (24)	100,000	132,560	*	100,000	32,560	*
Norman H. Winer Irrevocable Generation Skipping Trust U/A dated August 28, 2006	200,000	311,226	1.1%	200,000	111,226	*
James M. Gordon	150,000	150,000	*	150,000	0	—
Thomas LaSalle (24)	125,000	283,625	1.0%	125,000	158,625	*
Bruce G. Nimmer (25)	125,000	175,566	*	125,000	50,566	*
Gene Rerat	50,000	50,000	*	50,000	0	—
Howard N. Short (26)	150,000	150,000	*	150,000	0	—
James B. Druck (27)	350,000	1,961,500	7.1%	50,000	1,911,500	6.9%
Thomas E. Fox (28)	350,000	1,912,500	6.9%	50,000	1,862,500	6.8%

*              Less than one percent (1%)

(1)           Includes shares of outstanding common stock and shares of common stock issuable upon the exercise of warrants.

(2)           Includes 40,000 shares held by Mr. Halpern’s wife.

(3)                                       Howard N. Short as trustee of the Howard N. Short Living Trust has voting and investment power over the securities beneficially owned by the Howard N. Short Living Trust.  Does not include a warrant to purchase 150,000 shares held by Mr. Short directly.

(4)                                    Thomas E. Fox is the 50% general partner of F&B Properties.  Does not include shares, warrants and options held directly by Mr. Fox.

(5)                                    Mitch Levine, as managing partner of Pierce Diversified Strategy Master Fund LLC, Ena, has voting and investment control over the shares beneficially owned by Pierce Diversified Strategy Master Fund LLC, Ena.  Although Pierce Diversified Strategy Master Fund LLC, Ena is an affiliate of a registered broker-dealer, Pierce Diversified Strategy Master Fund LLC, Ena has represented to us that it has purchased its shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(6)                                    Praetorian Capital Management, LLC is the investment manager or advisor of Praetorian Offshore Ltd. and consequently has voting control and investment discretion over securities owned by Praetorian Offshore Ltd.  Harris B. Kupperman is a director of Praetorian Capital Management, LLC.

(7)                                    Jeffrey Benton, a managing director of Fairfield Investment Group LLC, has voting and investment power over the securities beneficially owned by Fairfield Investment Group LLC.

(8)                                    Alan P. Donenfeld, the managing member of the general partner of Paragon Capital LP, has voting and investment power over the securities beneficially owned by Paragon Capital LP.  Although Paragon Capital LP is an affiliate of a registered broker-dealer, Paragon Capital LP has represented to us that it has purchased its shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(9)                                    Mitch Levine, the managing partner of Enable Opportunity Partners LP, has voting and investment power over the securities beneficially owned by Enable Opportunity Partners LP.  Although Enable Opportunity Partners LP is an affiliate of a registered broker-dealer, Enable Opportunity Partners LP has represented to us that it has purchased its shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(10)                              Nite Capital, LLC is the general partner of Nite Capital, L.P.  Keith A. Goodman is the manager of Nite Capital, LLC, and as such has authority to vote and dispose of the securities held by Nite Capital, L.P.  Mr. Goodman disclaims beneficial ownership of such securities.

(11)                              David Hokin, Rob Rubin and Richard Marks, in their respective capacity as manager and managing Directors of Diamond Opportunity Fund, LLC, have shared voting and investment control over the shares held by Diamond Opportunity Fund, LLC.  Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of such securities.

(12)                              Andrew Smukler, a managing member of AS Capital Partners, LLC, has voting and investment power over the securities beneficially owned by AS Capital Partners, LLC.

(13)                              Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has sole voting and investment power over the securities beneficially owned by Cranshire Capital, L.P.

(14)                              Sidney Kaplan, as trustee of the Sidney Kaplan Revocable Trust U/A/D October 11, 1993, has voting and investment power over the securities beneficially owned by the Sidney Kaplan Revocable Trust U/A/D October 11, 1993.  Does not include 16,667 shares held by Sidney Kaplan directly or 95,570 shares held by SPS Investments, a family partnership.

(15)                              Thomas E. Fox, Richard M. Berc and Thomas W. LaSalle are general partners of BFL General Partnership.  Does not include shares, warrants or options directly held by each of Messrs. Fox, Berc and LaSalle.

(16)                              Includes 35,285 shares held by the Michael G. Hofkin Trust FBO of Michael G. Hofkin of which Mr. Hofkin is the trustee and 35,285 shares held by the Susan Salomon Trust FBO of Susan Salomon of which Mr. Hofkin is the trustee.

(17)                              Thomas W. LaSalle, Arthur J. Petrie and Bruce G. Nimmer are partners of Richfield Hotel Associates Limited Partnership and have shared voting and investment power over the securities beneficially owned by Richfield Hotel Associates Limited Partnership.  Does not include shares, warrants or options directly held by each of Messrs. LaSalle, Petrie and Nimmer.

(18)                              Micharl Finkelstein, an investment manager and majority shareholder of Whalehaven Capital Fund Limited, has voting and investment power over the securities beneficially owned by Whalehaven Capital Fund Limited.

(19)                              Although Mr. Winer is an affiliate of a registered broker-dealer, Mr. Winer has represented to us that he has purchased his shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(20)                              Gemini Strategies, LLC is the investment manager of Gemini Master Fund, Ltd., and Steven Winters is the sole managing member of Gemini Strategies, LLC.  Each of Gemini Strategies, LLC and Steven Winters expressly disclais any equitable or beneficial ownership of such securities.

(21)                              RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC.  Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund.  Messrs. Wayne Bloch and Peter Lockhart own all of the interest in RHP General Partner.  The aforementioned entities and individuals disclaim beneficial ownership of the securities held by RHP Master Fund, Ltd.

(22)                              Midtown Partners & Co., LLC is a registered broker-dealer who received its shares being offered under this prospectus as compensation for services rendered to Southwest.  Midtown acted as agent in connection with Southwest’s January and February 2007 private placements.  In connection with the January and February 2007 private placements, Midtown received an aggregate of 503,054 shares and warrants to purchase an aggregate of 477,901 shares of common stock.  Midtown assigned some of its shares and warrant shares to RHK Midtown Partners LLC and the following employees of Midtown Partners & Co., LLC:  David McLukie, Bruce Jordan, Richard Henri Kreger, Ariel Imas and Braden Anthony Ferrari.  Bruce Jordan has voting and investment power over the shares beneficially owned by Midtown Partners & Co., LLC.

(23)                              Mark Savage, a managing member of Corporate Capital Management LLC, has voting and investment power over the securities beneficially owned by Corporate Capital Management LLC.  Corporate Capital Management acted as an advisor in connection with Southwest’s February 2007 private placement.  In connection with the February 2007 private placement, Corporate Capital Management received 13,520 shares and a warrant to purchase an aggregate of 5,408 shares of common stock.  Corporate Capital Management assigned some of its shares and warrant shares to Daniel Ryweck, an employee of Corporate Capital Management LLC.

(24)                              Does not include 181,819 shares and a warrant to purchase 72,728 shares of common stock held by BFL General Partnership.  Mr. Berc, Mr. Fox and Mr. LaSalle are general partners of BFL General Partnership.  See Footnote (15).

(25)                              Does not include 381,819 shares and a warrant to purchase 152,728 shares of common stock held by Richfield Hotel Associates Limited Partnership.  See Footnote (17).

(26)                              Does not include 270,430 shares and a warrant to purchase 68,000 shares of common stock held by The Howard N. Short Living Trust.  See Footnote (3).

(27)                              Does not include 68,000 shares and a warrant to purchase 27,200 shares of common stock held by RBC Dain Rauscher FBO James B. Druck IRA as set forth in the table above.

(28)                              Does note include:  (i) 159,152 shares held by F&B Properties, a partnership in which Mr. Fox is a 50% general partner; (ii) 181,819 shares held by BFL General Partnership, a partnership in which Mr. Fox is a general partner, (iii) 381,819 shares held by Richfield Hotel Associates Limited Partnership, in which Mr. Fox is general partner of a partnership that is a limited partner; (iv) 54,546 shares issuable upon exercise of a warrant held by F&B Properties; (v) 72,728 shares issuable upon exercise of a warrant held by BFL General Partnership; and (vi) 152,728 shares issuable upon exercise of a warrant held by Richfield Hotel Associates Limited Partnership.  See Footnotes (4), (15) and (17).

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board, or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted under applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as stated in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests in the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell under this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales.  In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event will any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses that we incur incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 promulgated under the Securities Act.  In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold under this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, before the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Securities and Exchange Act of 1934 and the rules and regulations promulgated under the Securities and Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or before the time of the sale (including by compliance with Rule 172 promulgated under the Securities Act).

LEGAL PROCEEDINGS

We are involved in various claims, legal actions and other complaints arising in the ordinary course of business.  In the opinion of management, any losses that may occur from these matters are adequately covered by insurance or are provided for in our financial statements and the ultimate outcome of these other matters will not have a material effect on our financial position or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers, their ages and the offices they held with Southwest Casino Corporation, as of February 12, 2007, are as follows:

Name	Age	Position
James B. Druck	65	Chief Executive Officer and Director
David H. Abramson	65	Director
Gus A. Chafoulias	71	Director
Jim Holmes	64	Director
Gregg P. Schatzman	53	Director
Thomas E. Fox	59	President and Chief Operating Officer
Jeffrey S. Halpern	64	Vice President of Government Affairs and Secretary
Brian L. Foster	38	Vice President of Native American Operations
Tracie L. Wilson	40	Chief Financial Officer

James B. Druck.  Mr. Druck joined the Southwest Casino Corporation Board of Directors and was appointed as our Chief Executive Officer and Secretary on July 22, 2004 in connection with the closing of the reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation (formerly Lone Moose Adventures).  Mr. Druck has been a director of Southwest Casino and Hotel Corp. since its inception.  He served as President of Southwest Casino and Hotel Corp. from October 1992 until June 2004, at which time he became the Chief Executive Officer of Southwest Casino and Hotel Corp.  From 1967 until April 1993, Mr. Druck was an attorney in private practice in Minneapolis, Minnesota.  His practice focused primarily in the areas of real estate development and finance.

Thomas E. Fox.  Mr. Fox was elected to the Southwest Casino Corporation Board of Directors and appointed as our President, Chief Operating Officer, and Chief Financial Officer on July 22, 2004 in connection with the closing of the reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation.  Mr. Fox resigned from our Board of Directors on December 7, 2005 in connection with the election of four new independent directors.  Mr. Fox resigned his position as Chief Financial Officer in June 2006 in connection with the hiring of our new CFO.  Mr. Fox has been a Certified Public Accountant since November 1969.  He began his career with Arthur Andersen & Co. in June 1969, and was promoted to tax manager in June 1973.  In September 1976, Mr. Fox co-founded the accounting firm of Berc & Fox, Limited.  He joined Southwest Casino and Hotel Corp. as Chief Financial Officer in November 1993 and was appointed to the Board of Directors of Southwest Casino and Hotel Corp. in January 2000.

Jeffrey S. Halpern.  Mr. Halpern has served as our Vice President of Government Affairs and Secretary since November 21, 2005.  Mr. Halpern was appointed Chairman of the Southwest Casino Corporation Board of Directors on July 22, 2004 in connection with the closing of the reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation.  He resigned from his position as Chairman of the Board of Directors on December 7, 2005 in connection with the election of four new independent board members.  Mr. Halpern had been a director of Southwest Casino and Hotel Corp. since its inception in 1992.  He served as Chairman of the Board and Chief Executive Officer of Southwest Casino and Hotel Corp. from October 1992 until June 2004.  Mr. Halpern also serves currently as a director and Vice President of Government Affairs and Secretary of Southwest Casino and Hotel Corp.  From 1967 until July 1993, Mr. Halpern was an attorney in private practice in Minneapolis, Minnesota. His practice focused primarily in the areas of corporate finance and securities.

Brian L. Foster.  Brian Foster is our Vice President of Native American Operations and manages our Native American gaming operations in Oklahoma.  In addition to these titles, Mr. Foster has been the General Manager of the Lucky Star Casino, an enterprise of the Cheyenne and Arapaho Tribes of Oklahoma, since 1995 and our Vice President of Bingo Operations since 1998.  Mr. Foster is the Chairman of the Oklahoma Indian Gaming Association and served as that organization’s Vice Chairman in 2000 and 2001.

Tracie L. Wilson.  Tracie Wilson joined Southwest on June 7, 2006 as our Chief Financial Officer.  Ms. Wilson has also served as Chief Financial Officer of Southwest Casino and Hotel Corp. since June 7, 2006.   Before joining Southwest, Ms. Wilson served as a consultant to and, most recently, as the Director of Financial Reporting for Lakes Entertainment, Inc. where she worked since January 2005.  From December 1999 through December 2004, Ms. Wilson held positions as Director of Finance and as Vice President of Finance and Treasurer of Netco Communications Corporation, a global network information technology company.  Before joining Netco Communications, Ms. Wilson served as a CPA in the public accounting firms of Grant Thornton LLP and Deloitte & Touche LLP from 1989 to 1999. Ms. Wilson is a Certified Public Accountant and received a Bachelor of Science in Business from the University of Colorado.  No family relationships exist between Ms. Wilson and any of the directors or executive officers of the company, nor does Ms. Wilson have any direct or indirect material interest in any transaction with Southwest.

David H. Abramson.  David Abramson joined the Southwest Board of Directors on December 7, 2005 and was elected to chair its Audit Committee on January 10, 2006.  He is also a member of the Board’s Nominating Committee.  Mr. Abramson is the Chairman and CEO of David Abramson & Associates, LLC, a retained executive search and leadership development firm he founded in January 2002.  Immediately before founding David Abramson & Associates, he was a Senior Vice President of AXA Financial/Equitable Life Insurance and the Chairman and CEO of Grant Thornton Advisors, a joint venture of AXA Financial/Equitable Life Insurance and Grant Thornton, LLP, from January to December 2001.  Before this, Mr. Abramson had an extensive career at Grant Thornton, certified public accountants, beginning in 1967 during which he was a member of the National Leadership and Senior Management Team and the Managing Partner of and an audit partner in the Minneapolis office.  Among many board memberships, Mr. Abramson has been the Chairman of Board of Directors of the Minneapolis Chamber of Commerce, President and Board member of the Minnesota Society of Certified Public Accountants, Chairman and board member of the Minnesota Cooperation Office for Job Creation, and a member of the Governing Council of the American Institute of CPAs.  Mr. Abramson holds a B.S. in Accounting from the Carlson School of Management and an MBA from the University of Michigan.

Gus A. Chafoulias.  Gus Chafoulias joined to Southwest’s Board of Directors on December 7, 2005 and was elected chair of its Nominating Committee on February 1, 2006.  He is also a member of the Board’s Compensation Committee.  Mr. Chafoulias is Chairman of the Board of Chafoulias Management Company, where he has worked since 1987.  Mr. Chafoulias has developed more than 3 million square feet of apartments and commercial space during more than 40 years in the development business.  One of Mr. Chafoulias’ liquor stores, which Mr. Chafoulias has owned and operated since 1957, has been voted as a top ten liquor retailer in the United States.  Mr. Chafoulias is also a United Way Alexis de Tocqueville Society member, Leadership 100 board member, and Blue Cross Blue Shield Champions of Health award winner.  He has served on numerous boards of directors including the Rochester (MN) Chamber of Commerce, Diversity Council, U.S. Bank, Medvision, and Comfortex, Inc.  In addition to Southwest, Mr. Chafoulias currently serves on the boards of Jaguar Communications and Festival Airlines.

Jim Holmes.  Jim Holmes was elected a Director of Southwest on December 7, 2005 and serves on the Board’s Audit Committee and Compensation Committee.  Mr. Holmes is a 1965 graduate of West Point’s U.S. Military Academy and has a master’s degree in law enforcement administration from Central Missouri State University.  Mr. Holmes has significant experience on both the regulatory and business sides of the gaming industry.  Since 1991, Mr. Holmes has been President of Jim Holmes and Company and, beginning in 1987, has acted as a national and international gaming consultant for lottery operations, bingo projects, casinos and Indian gaming, specializing in start-up operations and risk analysis.  In addition, from March 2005 to October 2005 Mr. Holmes was an Executive Vice President for Cadillac Jack, Inc., a slot machine manufacturer, and from February 2001 to January 2004, Mr. Holmes was president of API Technologies, LLC.  From January 2000 to January 2001, Mr. Holmes was Executive Vice President of Sierra Design Group.  In 1985, Mr. Holmes was appointed by then Governor Ashcroft as the first Executive Director of the Missouri Lottery.  Before working to establish the Missouri Lottery, he spent 15 years with the FBI in Missouri as both a Special Agent and Supervisor.

Gregg P. Schatzman.  Gregg Schatzman joined Southwest’s Board of Directors on December 7, 2005.  He also serves on the Board’s Audit Committee and Compensation Committee, which he chairs.  Mr. Schatzman has in-depth experience as both a regulator and an operator in the gaming industry.  Mr. Schatzman has been the Managing Director of Schatzman & Associates, LLC, which provides consulting services to gaming companies and law firms regarding casino operations and regulatory issues, since June 2003.  From March 2003 to June 2003, he was a partner and owner of Castaways Hotel and Casino in Las Vegas, Nevada and owned and worked as Executive Vice President of VSS Enterprises, LLC, from March 1999 to May 2003.  Mr. Schatzman’s 13 years in casino operations included work as an Executive Vice President of Primadonna Resorts, Inc.; a Vice President and General Manager for Ameristar Casinos and Vice President and General Manager for Gem Gaming and worked with Trump casinos.  Before joining the business side of the gaming industry, Mr. Schatzman spent 10 years as a gaming regulator with the Nevada Gaming Control Board, rising from Financial Investigator to Chief of Investigations.  As Chief of Investigations, Mr. Schatzman supervised the work of the 80 agents in the Investigations and Corporate Securities Divisions of the Gaming Control Board.

Mr. Abramson, Mr. Chafoulias, Mr. Holmes and Mr. Schatzman each joined our Board of Directors on December 7, 2005, before we submitted their background information to the NIGC for review and approval.  Thus, these directors have agreed not to take any action in connection with our NIGC-approved management agreement with the Cheyenne and Arapaho Tribes of Oklahoma until the NIGC approves their service on our board.  These directors also will not take action with regard to our Gaming Management Agreement with the Otoe-Missouria Tribe of Indians if that contract receives NIGC approval until the NIGC approves their service on our board.  We submitted the required background information for each of these directors to the NIGC on December 7, 2005, the same day that they joined our board.

Each of Mr. Abramson, Mr. Chafoulias, Mr. Holmes and Mr. Schatzman has been determined to be “independent” under NASDAQ rules.

Family Relationships

No family relationships exist among our directors and executive officers.

Legal Proceedings

To the knowledge of our management, during the past five years, no present or former director, person nominated to become a director, executive officer, promoter or control person of our company, except as disclosed below:

•                  Was a general partner or executive officer of any business by or against which any bankruptcy petition was filed, whether at the time of such filing or two years prior the filing;

•                  Was convicted in a criminal proceeding or named the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•                  Was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities.

•                  Was found by a court of competent jurisdiction in a civil action, or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated federal or state securities or commodities law, and the judgment has not been subsequently reversed, suspended, or vacated.

Prior Bankruptcy Proceeding of Subsidiary

James B. Druck, Jeffrey S. Halpern and Thomas E. Fox are Managers of Gold Rush I, LLC, a Colorado limited liability company and a wholly-owned subsidiary of Southwest Casino and Hotel Corp.  In August 2001, Cripple Creek Development Corp., a Colorado corporation, Blue Building Development, Inc., a Wyoming corporation, Mark Brockley, an individual, and Annesse Brockley, an individual, initiated a lawsuit against Gold Rush I, LLC, and Southwest Casino and Hotel Corp. in District Court, Teller County, Colorado (01-CV-156).  The plaintiff alleged that the defendants failed to pay certain obligations to the plaintiffs under the terms of their lease agreement and breach of contract.  The lease included a provision that capped the maximum monthly amount required to be paid to Mr. Brockley’s creditors.  In the early years of the operation, Mr. Brockley’s obligations to creditors far exceeded this cap and Southwest paid these obligations as they came due.  Under the lease, Southwest set off against current rent the amount of the excess payments.  In the lawsuit, Mr. Brockley sought to evict Gold Rush I from the premises for failing to pay amounts claimed to be owed under the Lease.  Gold Rush I responded by denying any failure to pay.

Before an evidentiary hearing in this lawsuit was completed, Gold Rush I filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Minnesota (Case No. 01-33755) to ensure that we did not lose possession of the premises while the underlying claims were litigated.  On October 15, 2001, the Colorado District Court entered an Order in which it found (a) that Gold Rush I was not in default under the lease, (b) that Gold Rush I had made payments in excess of the monthly caps provided in the lease (which overpayments the court subsequently quantified at $554,362.09), and (c) that Gold Rush I was entitled to offset the overpayments against rent and other payments due under the terms of the lease.  Mr. Brockley appealed the Colorado District Court’s Order to the Colorado Court of Appeals, which dismissed the appeal on May 21, 2002.  After successfully defending the lawsuit brought by its landlord, Gold Rush I emerged from bankruptcy on January 10, 2003,when the Bankruptcy Court confirmed its reorganization plan, which provided for full payment to all creditors, with interest.

Colorado Regulatory Proceeding

Southwest Casino and Hotel Corp. was recently fined $50,000 by the Colorado Division of Gaming for failure to properly maintain and review statistical data on slot machine performance after receiving a warning letter regarding this deficiency and failing to comply with its agreement to correct the deficiency.  Southwest Casino and Hotel Corp. paid the full amount of the fine.  As part of these proceedings, James Druck, in his capacity as manager of the facility in question, without any admission of guilt, agreed to take the necessary steps to ensure Southwest Casino and Hotel Corp.’s compliance in this matter and, further, agreed to pay $5,000 to the Limited Gaming Fund to reimburse expenses incurred by Colorado in this investigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table states the information known to us with respect to the beneficial ownership of our common stock as of February 27, 2007 for (1) each person known by us to beneficially own more than 5% of our common stock, (2) each of our executive officers, (3) each of our directors, and (4) all of our executive officers and directors as a group.

Shares are deemed “beneficially owned” by a person if that person, directly or indirectly, has sole or shared power to vote or to direct the voting of those shares or sole or shared power to dispose or direct the disposition of those shares.  Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by that person or group.

	Common Stock
Name and Address	Number	Percent
James B. Druck (1)	2,056,700(2)	7.4%
David H. Abramson (3)	160,750(4)	*
Gus A. Chafoulias (5)	558,186(6)	2.0%
Jim Holmes (1)	62,500(7)	*
Gregg P. Schatzman (1)	62,500(7)	*
Thomas E. Fox (1)	2,915,292(8)	10.4%
Jeffrey S. Halpern (1)	2,027,980(9)	7.3%
Brian L. Foster (1)	250,000(10)	*
Tracie L. Wilson (1)	16,668(11)	*
All executive officers and directors as a group (8 persons)	8,110,546(12)	29.3%

* Less than 1 percent

(1)                                  Address: 2001 Killebrew Drive, Suite 350, Minneapolis, MN 55425

(2)                                 Includes 300,000 shares of common stock issuable upon exercise of an option and 77,200 shares issuable upon exercise of warrants.

(3)                                  Address:  Parkdale Plaza, 1660 S. Highway 100, Suite 500, Minneapolis, MN 55416

(4)                                  Includes 93,750 shares issuable upon exercise of stock options and 12,000 shares issuable upon exercise of a warrant.

(5)                                  Address:  121 23rd Avenue SW, Rochester, MN 55902.

(6)                                  Includes 62,500 shares issuable upon exercise of a stock option and 222,728 shares issuable upon exercise of warrants.

(7)                                  Consists of 62,500 shares issuable upon exercise of a stock option.

(8)                                  Includes: (i) 159,152 shares held by F&B Properties, a partnership in which Mr. Fox is a 50% general partner; (ii) 181,819 shares held by BFL General Partnership, a partnership in which Mr. Fox is a general partner, (iii) 381,819 shares held by Richfield Hotel Associates Limited Partnership, in which Mr. Fox is general partner of a partnership that is a limited partner; (iv) 300,000 shares issuable upon exercise of a stock option; (v) 50,000 shares issuable upon exercise of a warrant; (vi) 54,546 shares issuable upon exercise of a warrant held by F&B Properties; (vii) 72,728 shares issuable upon exercise of a warrant held by BFL General Partnership; and (viii) 152,728 shares issuable upon exercise of a warrant held by Richfield Hotel Associates Limited Partnership.

(9)                                  Includes: (i) 40,000 shares held by Mr. Halpern’s wife; (ii) 300,000 shares issuable upon exercise of a stock option; and (iii) 77,280 shares issuable upon exercise of warrants.

(10)                            Consists of 250,000 shares issuable upon exercise of a stock option.

(11)                            Consists of 16,668 shares issuable upon exercise of a stock option.

(12)                            Includes: (i) an aggregate of 1,429,918 shares issuable upon exercise of options; (ii) 719,210 shares issuable upon exercise of warrants; (iii) 340,971 shares held by partnerships in which an executive officer is a general partner; (iv) 381,819 shares held by a limited partnership in which and executive officer is a general partner of a limited partner; and (v) 40,000 shares held by the spouse of an executive officer.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 75,000,000 shares of common stock, par value of $0.001 per share and 30,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of February 27, 2007, 27,286,443 shares of common stock are issued and outstanding and held by approximately 401 shareholders of record. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of our common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights.  We have the right to redeem any outstanding share of our common or preferred stock if our Board of Directors determines that the continued ownership of those shares may cause any regulatory authority to deny or refuse to approve any gaming license or gaming contract.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 30,000,000 shares of preferred stock with a par value of $0.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance our business and fund growth opportunities, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Options and Warrants

As of February 27, 2007, we had outstanding options to purchase an aggregate of 2,500,000 shares of common stock at exercise prices ranging between $0.12 and $1.00 per share.  All outstanding options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other similar changes in our corporate structure and shares of our capital stock.  We have outstanding warrants to purchase an aggregate of 6,096,102 shares of common stock at exercise prices ranging between $0.12 and $1.00.  The warrants provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure of our company.

Registration Rights

On October 20, 2005, Southwest Casino and Hotel Corp., the wholly-owned operating subsidiary of Southwest Casino Corporation, entered into a Revolving Credit and Term Loan Agreement with Crown Bank of Minneapolis, Minnesota.  Under the terms of the Loan Agreement, Crown Bank extended to Southwest Casino & Hotel a new $2.5 million term loan and assumed Southwest Casino & Hotel’s $450,000 revolving line of credit with an outstanding balance of approximately $446,000 from Associated Bank Minnesota, N.A.  The $2.5 million term loan is secured by the guaranties of 12 Southwest Casino Corporation shareholders.  In consideration for these shareholder guaranties, Southwest Casino Corporation issued five-year fully exercisable warrants to purchase an aggregate of 1,250,000 shares of its common stock at an exercise price of $0.50 per share to the non-affiliated shareholder guarantors and $0.58 per share to Mr. Druck, Mr. Fox and Mr. Halpern.  Each guarantor received a warrant to purchase one share of Southwest Casino Corporation common stock for each $2.00 of term loan guaranteed by that shareholder.  Warrant holders received the right to have the shares of our common stock purchasable upon exercise of their warrants included in any registration statement that we may file in the future under the terms of a registration rights agreement.

On January 24, 2007, we entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which we sold in a private placement an aggregate of 4,792,391 shares of our common stock and warrants to purchase an aggregate of 1,916,961 shares of our common stock, at a purchase price of $0.55 per unit.  Pursuant to the terms of a Registration Rights Agreement dated January 24, 2007 with certain investors, we have agreed to register the resale of the shares sold in the January 2007 private placement, including shares issuable upon exercise of the warrants, on a registration statement to be filed by us with the Securities and Exchange Commission. We have agreed to use commercially reasonable efforts to file the registration statement with the SEC within 30 days after the closing of the private placement, to cause such registration statement to be declared effective by the SEC within the earlier of 120 days after the closing (or, in the event, of a review by the SEC, 150 days after closing) or the 5th business day following the date on which we are notified by the SEC that the SEC will not review the registration statement or that the SEC has no further comments on the registration statement and to cause such registration statement to remain effective for the required registration period.  We are subject to certain covenants regarding the ongoing effectiveness of the registration statement.   If certain of its obligations are not met, we have agreed to make pro-rata cash payments as liquidated damages to each investor.

On February 26, 2007, we had a second closing of our January 2007 private placement in which we entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which we sold in a private placement an aggregate of 2,659,342 shares of our common stock and warrants to purchase an aggregate of 1,063,740 shares of our common stock, at a purchase price of $0.55 per unit.  These investors are entitled to the same registration rights as the January 2007 investors.

The registration statement, of which this prospectus is a part, satisfies our obligations to the groups of shareholders and warrant holders described above.  We are required to use good faith commercially reasonable efforts to cause this registration statement to remain effective until the earlier of (1) the sale of all the shares of our common stock covered by this registration statement; or (2) such time as the selling stockholders named in this registration statement become eligible to resell the shares our common stock and the shares of our common stock issuable upon the exercise of the warrants without volume restrictions pursuant to Rule 144(k) under the Securities Act.

Anti-takeover Provisions

Nevada law prohibits business combinations between Nevada corporations and interested stockholders for a period of three years after the interested stockholder’s date of acquiring shares unless the combination or the purchase of the shares by the interested stockholder is approved by the Board of Directors.

Applicable Nevada law also prohibits business combinations between Nevada corporations and interested stockholders following the expiration of three years after the interested stockholder’s date of acquiring shares unless the combination meets the requirements specified in Section 78.439 for director and stockholder approvals or Sections 78.441 through 78.444 with respect to the consideration to be received in the combination by all stockholders other than the interested stockholder.  Applicable Nevada law defines “interested stockholders” to include persons who, alone or together with affiliates, beneficially own at least 10% of the outstanding stock of the corporation.  As allowed under Nevada law, we have opted out of the application of these provisions under our Articles of Incorporation.

Applicable Nevada law also denies voting rights to a stockholder who acquires a controlling interest in a Nevada corporation, unless the voting rights are approved by a majority of the voting powers of the corporation.  A Nevada corporation may opt out of the application of these provisions, but we have not opted out.

Nevada law does not require a stockholder vote of the surviving corporation in a merger if:

•                  the merger does not amend the existing articles of incorporation;

•                  each outstanding share of the surviving corporation before the merger is unchanged; and

•                  the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

The effect of these provisions may be to make more difficult the accomplishment of a merger or other takeover or change in control.  To the extent that these provisions have this effect, removal of our incumbent Board of Directors and management may be rendered more difficult.  Further, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The annual financial statements included in this prospectus and the registration statement have been audited by Eide Bailly LLP, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon that report given upon the authority of Eide Bailly LLP as experts in auditing and accounting.  The interim financial statements for the quarter and nine months ended September 30, 2006 included in this prospectus and the registration statement are unaudited.

PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

Nevada law authorizes a Nevada corporation to eliminate or limit the personal liability of directors and officers to the corporation and its stockholders for damages for breach of fiduciary duties as a director. We believe that such a provision is beneficial in attracting and retaining qualified directors and officers, and accordingly, our Articles of Incorporation, as amended, include a provision eliminating liability for damages for any breach of fiduciary duty as a director or officer, except for the following:

•	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

•	authorizing an unlawful distribution in violation of Nevada law.

Directors are not insulated from liability for breach of their duty of loyalty or for claims arising under the federal securities laws.  These provisions of our Articles of Incorporation, as amended, may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.  We have comprehensive directors’ and officers’ liability insurance coverage, with an aggregate limit of $10,000,000 for the benefit of our officers and directors insuring them against various liabilities, including liabilities under the securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons under these provisions of our Articles of Incorporation, as amended, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

(a)                           Business Development.

Corporate Reorganization

Southwest Casino and Hotel Corp. is the primary, wholly-owned operating subsidiary of Southwest Casino Corporation and was our parent company until the July 2004 reorganization that resulted in our current structure.  Southwest Casino and Hotel Corp. was organized under the laws of the State of Minnesota in 1992 under the name “Southwest Casino and Hotel Ventures, Inc.” and has operated in the gaming industry since formation.

On July 22, 2004, Southwest Casino and Hotel Corp. merged with Lone Moose Acquisition Corporation, a wholly-owned subsidiary of Lone Moose Adventures, Inc., a Nevada corporation.  Lone Moose Acquisition Corporation was formed solely for the purpose of completing our reorganization.  Southwest Casino and Hotel Corp. was the surviving corporation in that merger and became a wholly-owned subsidiary of Lone Moose Adventures, Inc., which changed its name to Southwest Casino Corporation.  Under the terms of the reorganization agreement among Southwest Casino and Hotel Corp., Lone Moose Adventures, Inc. and certain shareholders of Lone Moose Adventures, Inc., Southwest Casino Corporation acquired 100% of the issued and outstanding shares of Southwest Casino and Hotel Corp. common and preferred stock in exchange for more than 16 million shares of Lone Moose common stock issued to the shareholders of Southwest Casino and Hotel Corp.  Including shares of Lone Moose common stock acquired by principal shareholders of Southwest Casino and Hotel Corp. before the reorganization, the former Southwest Casino and Hotel Corp. equity security holders acquired approximately 92% of the outstanding securities of Southwest Casino Corporation in the reorganization.

Lone Moose Adventures, Inc. was formed on January 2, 2002 and, before closing the reorganization described above, conducted only minimal operations and received only minimal revenue.  Lone Moose was organized to take clients on adventure tours in the Wasatch mountain range of Utah.  Lone Moose conducted fewer than two dozen adventure tours before our reorganization.  Upon closing the reorganization, we sold substantially all of the assets and liabilities of Lone Moose’s adventure tour business to Lone Moose’s founding shareholders.  Since the reorganization and sale of the adventure tour business, Southwest has not engaged in any aspect of the business conducted by Lone Moose before the reorganization.

Casino Management

Initially, Southwest pursued management contracts for gaming facilities with Native American tribes. In 1993, Southwest Casino and Hotel Corp. was the first company approved by the National Indian Gaming Commission (NIGC) as a management contractor in connection with our management contract with the Cheyenne and Arapaho Tribes of Oklahoma for a gaming facility in Concho, Oklahoma.

The original term of our agreement with the Cheyenne and Arapaho Tribes was seven years.  In 1999, we extended the agreement for an additional three years.  In 2001, we amended the agreement to add a second gaming facility in Clinton, Oklahoma.  We amended the management agreement again in 2003 to extend our relationship until May 2007.  On January 22, 2005, the Tribes entered into a gaming compact with the State of Oklahoma that permits the

Tribes to offer an expanded scope of gaming, including permitted card games, at their casinos.  In April 2005, the tribal gaming commission authorized us to offer this expanded scope of gaming at the Lucky Star - Concho casino we manage. In early November 2006, the tribal gaming commission authorized the same scope of gaming at Lucky Star — Clinton.  At this time, we are uncertain whether we will be able to continue our management relationship with the Cheyenne and Arapaho Tribes beyond May 19, 2007.

In December 2004, the NIGC notified the Tribes that the NIGC is concerned the Tribes are not distributing properly the net revenue they receive from gaming operations.  The NIGC’s concerns relate to the use of gaming revenue after we have distributed it to the Tribes and are not related to our management of the Tribes’ casinos.  However, if the NIGC determines that the Tribes have committed a substantial violation it could bring an enforcement action against the Tribes with potential penalties that include, in extreme cases, closing the Tribes’ gaming facilities.

Casino Operations

Two of our subsidiaries, Southwest Casino and Hotel Corp. and Gold Rush I, LLC, a Colorado limited liability company, hold three gaming licenses to operate the Gold Rush, Gold Digger’s and Uncle Sam’s casinos in Cripple Creek, Colorado.  Cripple Creek is one of three historic mining towns in Colorado permitted to engage in limited stakes ($5.00 limit) gaming.  All three properties were either closed or near closing when we acquired them during 1998 and 1999.

In 2002 and 2003, we identified two additional business opportunities.  We entered into a development contract with the city of Rockaway Beach, Missouri to assist them in the development of a downtown redevelopment and riverboat casino.  Rockaway Beach is located on the White River.  We launched an initiative to amend the Missouri Constitution to enable riverboat gaming on the White River at Rockaway Beach.  That initiative went to popular vote in the state on August 3, 2004 and was unsuccessful.  We spent no monies on this project during 2005 and 2006 and have no plans to revive the initiative at this time.

In December 2003, North Metro Harness Initiative, LLC, (North Metro) then a wholly owned subsidiary of Southwest Casino and Hotel Corp., filed an application with the Minnesota Racing Commission to develop a harness racetrack in Columbus, Minnesota, approximately 30 miles north of downtown Minneapolis.  In June 2004, we sold a 50 percent membership interest in North Metro to MTR-Harness, Inc., a subsidiary of MTR Gaming Group, Inc.  On January 19, 2005, the Minnesota Racing Commission voted to grant the licenses required for development and operation of this facility.  Minnesota law permits licensed racetracks to operate card rooms with up to 50 tables after approval of a card club plan of operation and completion of the first 50-day live race meet at the track.  North Metro anticipates that it will derive revenues from charges for hosting the “unbanked” or “player pool” games at the card room, generally as a percentage of accumulated wagers or a “rake” from certain wagers.  North Metro will not have a stake in the outcome of any card game.

North Metro intends to construct its harness track and entertainment facility on approximately 180-acres located just north of the confluence of Interstates 35W and 35E north of the Minneapolis-St. Paul metropolitan area.  The facility will include a harness track and approximately 60,000 square feet of associated grandstand, card club and restaurant space and approximately 50,000 square feet of horse barns and maintenance buildings.  It will also include construction of internal roadways, surface parking, wetland mitigation and storm water treatment, as well as improvements to access roads.

Consulting

In addition to managing Native American gaming facilities and owning and operating our own casinos, we also provide consulting services for gaming operations. In May 2001, we entered into a consulting agreement with the Alabama-Coushatta Tribe of Texas to assist them in opening a Tribal casino in Livingston, Texas.  The operation was profitable for eight months.  However, when the facility opened there was a dispute between the Tribe and the State of Texas regarding the Tribe’s authority to operate a casino and the types of gaming that were permitted there. The Tribe commenced a Declaratory Judgment Action against the State of Texas seeking to clarify the scope of gaming issues.  The Federal District Court for the State of Texas permitted the Tribe to open and operate the enterprise in November 2001 pending resolution of this litigation. In June 2002, the Court ruled that the Tribe was not entitled to engage in casino gaming and directed them to close the facility.  The facility closed in accordance with the Court’s order in July 2002.  The Tribe continues to seek legislation or other authorization to permit them to reopen.  If the Tribe receives legislative authorization to reopen, we anticipate that the Tribe will engage in a competitive process to select a manager for its operations.  We do not know whether we will be included in the Tribe’s selection process, if one occurs, or whether we would be selected at the conclusion of that process.

Prior Bankruptcy

Gold Rush I, LLC, a wholly-owned subsidiary of Southwest Casino and Hotel Corp., filed a voluntary petition for Chapter 11 protection under the United States Bankruptcy Act as a result of a dispute over rent with the landlord of the Gold Rush and Gold Digger’s Casinos in Cripple Creek, Colorado.  Gold Rush I was successful in its litigation against the landlord regarding the rent dispute and emerged from bankruptcy on January 10, 2003 when the Bankruptcy Court confirmed its reorganization plan, which provided for full payment to all creditors with interest.

(b)                           Business of Company,

Principal Products or Services and Markets and Status of Publicly-Announced New Products or Services

Southwest develops, owns, operates and manages casinos, gaming facilities and related amenities in various markets across the United States.  Based in Minneapolis, Minnesota, Southwest currently owns gaming operations in Colorado.  We also manage more than 300 employees of the tribal enterprises of the Cheyenne and Arapaho Tribes of Oklahoma under our management contract for those facilities.  We have approximately 150 full and part-time employees.  Our growth plans include the diversification and expansion of existing operations, project development and the pursuit of new gaming opportunities.

Casino Management

Southwest Casino provides management services in connection with two Lucky Star casino facilities, one located in Concho, Oklahoma and the other located in Clinton, Oklahoma, under the terms of a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  On January 22, 2005, the Tribes entered into a gaming compact with the State of Oklahoma that permits the Tribes to offer an expanded scope of gaming, including permitted card games, at the casinos we manage.  The Tribes’ gaming commission authorized us to offer this expanded scope of gaming at the Lucky Star - Concho casino in April 2005 and at Lucky Star — Clinton in October 2006.  Our gaming management agreement with the Cheyenne and Arapaho Tribes has been extended twice and currently will expire on May 19, 2007.  At this time, we are uncertain whether we will be able to continue our management relationship with the Cheyenne and Arapaho Tribes beyond May 19, 2007.

On March 24, 2006, Southwest entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians under which Southwest will manage the Tribe’s Seven Clans Paradise Casino in Red Rock, Oklahoma, just south of Ponca City and north of Stillwater.  The Gaming Management Agreement must be approved by the National Indian Gaming Commission before it becomes effective.  The agreement has a five-year term that begins the day Southwest takes over management of the casino.

Casino Operations

Southwest Casino owns and operates three gaming facilities in Cripple Creek, Colorado. Cripple Creek is a small, historic mining town near Colorado Springs that is permitted to engage in limited stakes ($5.00 limit) gaming. Eighteen casinos operate currently in Cripple Creek.  The combined Gold Rush and Gold Digger’s facilities offer approximately 408 slot machines and a 4-table game area, while Uncle Sam’s Casino features approximately 67 slot machines.  We also own and operate the Palladium, an outdoor amphitheater adjacent to the Gold Rush and Gold Digger’s facilities that offers live entertainment and other special events.

In the past, Southwest Casino leased and operated B.B. Cody’s Casino in Deadwood, South Dakota.  We successfully negotiated a termination of that lease effective March 10, 2004.  We completed the withdrawal, storage and transfer of our South Dakota equipment, and the other tasks related to the wind down of our South Dakota operations, in April 2004.

Through North Metro Harness Initiative, LLC, Southwest and its 50 percent partner MTR-Harness, Inc., an affiliate of MTR Gaming Group, Inc. were granted Class A and Class B licenses from the Minnesota Racing Commission on January 19, 2005 to develop and operate a harness racing track and card room facility on approximately 180 acres of land in Columbus, Minnesota.  It is our plan that this racing facility will offer pari-mutuel wagering on a 5/8-mile track with combined seating for over 2,000 track, restaurant and card room patrons.  In addition, the facility will accommodate simulcast wagering on live harness racing events broadcast into the facility.  We will also seek authority from the Minnesota Racing Commission to operate a card room with approximately 50 gaming tables.  Under current law, before we can open this card room, we must conduct at least 50 days of live racing at the track and we are only permitted to simulcast harness races.  We intend to seek legislative authorization to begin card room operations before completing 50 days of racing and to simulcast races by all horse breeds.

On August 3, 2004, voters in the State of Missouri defeated a proposed amendment to the state constitution that would have permitted construction and operation of a riverboat gaming facility on the White River.  Approval of this amendment was needed in order to continue development of a riverboat casino in Rockaway Beach, Missouri in which we own a 30 percent interest.  We spent no monies on this project during 2005 or 2006 and have no plans to revive this initiative at this time.

Prior Business of Lone Moose Adventures, Inc.

Prior to the July 2004 reorganization, Lone Moose engaged in limited operations primarily related to the provision of adventure tours in the State of Utah.  Immediately after closing the reorganization in which Lone Moose Adventures became Southwest Casino Corporation and Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation, we sold substantially all of the assets and liabilities of Lone Moose’s adventure tour business to the founding shareholders of Lone Moose. Since closing the reorganization and sale of assets, Southwest has not engaged in any aspect of the business Lone Moose conducted before the reorganization.

Competition

The gaming industry, including the development, operation and management of casinos, racetracks and other types of gaming facilities, is highly competitive, especially given the rapid rate at which the industry is expanding.  For example, a number of management companies may make proposals to a particular tribe for the development and management of a single Indian gaming facility, and any gaming facilities developed or managed by us will compete with a rapidly expanding number of other gaming facilities of varying quality and size, including gaming facilities that are part of national or regional chains, along with other forms of gaming and entertainment.  Similarly, with respect to projects we are pursuing or may pursue in the future, new competitors could surface at any time and present alternative proposals for consideration.  Many competitors have available to them substantially greater financial and personnel resources than us.  Competition in the future may also be affected by overbuilding which can adversely affect patronage levels.  Given the current regulatory climate and limited number of new gaming opportunities, it is likely that competition in our industry will intensify in the future.

The approval of a law permitting Oklahoma to enter into gaming compacts with Native American tribes in the state permits expansion of Native American gaming opportunities in Oklahoma.  Even before the Oklahoma voters approved this measure in November 2004, it caused an increase in competition in the Oklahoma gaming market. Now that the law is in place, we expect increased competition in this market, in which we currently manage two facilities for the Cheyenne and Arapaho Tribes of Oklahoma, and have recently entered into an agreement to manage an additional facility for the Otoe-Missouria Tribe of Indians (which must be approved by the NIGC before it becomes effective).

The Cripple Creek, Colorado market in which we operate the Gold Rush, Gold Digger’s and Uncle Sam’s casinos consists of eighteen gaming facilities with approximately 4,786 machines, of which we operate 475.  The Cripple Creek market generated total gaming revenues of approximately $148.6 million in calendar year 2004.  This is a very competitive market that has shown relatively slow revenue growth in recent years even as the number of gaming devices continues to grow.  A new casino, expected to offer 700 gaming devices, is under construction, which will further increase competition in this market.  For that reason, our ability to maintain and grow our Colorado operations is largely dependent on our ability to increase our market share in a highly competitive environment.  Cripple Creek is approximately 40 miles west of Colorado Springs, Colorado.  We believe that the

Gold Rush and Gold Digger’s Casinos attract customers primarily from Colorado Springs, Pueblo and surrounding areas; while Uncle Sam’s Casino attracts customers primarily from the local Cripple Creek area.

Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC, which was granted licenses from the Minnesota Racing Commission to build and operate a harness racing track and card room north of the Twin Cities of Minneapolis and St. Paul, Minnesota on January 19, 2005.  This facility will compete with an existing thoroughbred racetrack and card room on the south side of the Twin Cities metropolitan area as well as several Indian gaming facilities located outside of the Twin Cities areas.

For more information regarding the competitive environment in which we operate, please see the discussion under the heading “Risk Factors” beginning on page 2 of this prospectus.

Dependence on One or a Few Major Customers

Our current gaming activities are concentrated in our Oklahoma and Colorado operations.  The loss of any of these opportunities or constriction in the scope or types of gaming permitted in these facilities would have a material adverse effect on our business.

We generate a significant portion of our revenue through our management agreement with the Cheyenne and Arapaho Tribes of Oklahoma for the Lucky Star casinos in Concho, Oklahoma and Clinton, Oklahoma.  Our current management agreement runs through May 19, 2007.  The loss of this contract and the management fees we receive under it would have a material adverse effect on our financial condition.

Patents, Trademarks, Licenses, Franchises and Concessions, Royalty Agreements and Labor Contracts

In addition to the gaming licenses described below, Southwest owns a federally-registered trademark in the name “Lucky Star” for its gaming-related businesses.  Southwest does not own any other registered trademarks or patents or other significant intellectual property.

Need for Governmental Approvals of Principal Services

The gaming industry is highly regulated at the federal and state levels and gaming on tribal land is further regulated by the National Indian Gaming Commission and the Bureau of Indian Affairs.  We must maintain the gaming licenses applicable to each of our operations in order to continue our current business and, in most instances, must obtain new or amended gaming licenses in connection with any expansion of our current operations or development of new gaming facilities.  At this time, we have a management contract with the Cheyenne and Arapaho Tribes of Oklahoma that has been approved by the National Indian Gaming Commission.  Any modification of this contract must also be approved by the NIGC.  We have also entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians in Oklahoma and this contract must be approved by the NIGC before it becomes effective.  In Colorado, we hold licenses issued by Colorado Division of Gaming for our Gold Rush, Gold Digger’s and Uncle Sam’s casinos in Cripple Creek.  On January 19, 2005, the Minnesota Racing Commission voted to grant North Metro Harness Initiative, LLC, in which we own a 50 percent membership interest, licenses to develop and operate a harness racetrack and card club.  In connection with these licenses, the Colorado Division of Gaming, the NIGC and the Minnesota Racing Commission must approve any addition of a director, officer or five percent or greater shareholder.  In addition, any affiliate of ours, such as the joint venturers we have worked with in pursuit of some of our new gaming opportunities, is subject to review by and the rules and regulations of any jurisdiction in which we hold a gaming license, and we are subject to review by and the rules of jurisdictions in which they hold licenses.

Effect of Existing or Probable Governmental Regulations on Business

The gaming industry and our operations within that industry are regulated extensively.  The services we provide to the Cheyenne and Arapaho Tribes of Oklahoma at the Lucky Star Casinos, and intend to provide to the Otoe-Missouria Tribe of Indians at their Seven Clans Paradise Casino, are regulated under the federal Indian Gaming Regulatory Act, the rules and regulations of the National Indian Gaming Commission, the rules and regulations of the Cheyenne and Arapaho Tribes and the Otoe-Missouria Tribe, respectively, and of the Oklahoma Gaming Commission.  The Gold Rush, Gold Digger’s and Uncle Sam’s casinos in Cripple Creek, Colorado are subject to the Colorado Limited Gaming Act and related rules and regulations that are enforced by the Colorado Division of Gaming.  In addition, the Minnesota Racing Commission regulates the activities of North Metro Harness Initiative, LLC, in which Southwest Casino and Hotel Corp. owns a 50 percent membership interest, under its Class A and Class B licenses to develop and operate a harness racetrack and card club on the north side of the Minneapolis-St. Paul metropolitan area.

Regulation of Indian Gaming

The terms and conditions of management contracts for the operation of Indian-owned casinos, and of all gaming on Indian land in the United States, are subject to the Indian Gaming Regulatory Act, or IGRA, which is administered by NIGC, and also are subject to the provisions of statutes relating to contracts with Indian tribes, which are administered by the Secretary of the Interior and the Bureau of Indian Affairs (BIA).  The regulations and guidelines under which NIGC will administer IGRA are evolving.  The IGRA and those regulations and guidelines are subject to interpretation by the Secretary and NIGC and may be subject to judicial and legislative clarification or amendment.

We are required to provide the NIGC with background information on each of our directors and each shareholder who holds five percent or more of our outstanding securities, including a complete financial statement, a description of that person’s gaming experience, and a list of jurisdictions in which that person holds gaming licenses. Background investigations of key employees also may be required.  Four independent directors joined our Board of Directors on December 7, 2005, before we submitted their background information to the NIGC.  Thus, those directors agreed not to take any action in connection with our NIGC-approved management agreement with the Cheyenne and Arapaho Tribes of Oklahoma until the NIGC approves their service on our board.  These directors also will not take action with regard to our Gaming Management Agreement with the Otoe-Missouria Tribe of Indians if that contract receives NIGC approval until the NIGC approves their service on our board. We submitted the required background information for each of these directors to the NIGC on December 7, 2005, the same day that they joined our board.

Under IGRA, the NIGC must approve our management contracts as well as any amendments to our management contracts and certain related agreements.  Our Gaming Management Agreement with the Cheyenne and Arapaho Tribes of Oklahoma has been approved by the NIGC and our performance under it remains subject to NIGC regulation.  The NIGC may review any management contracts and related agreements of ours for compliance with IGRA at any time in the future.  The NIGC will not approve a management contract if any of our directors or a 5% shareholders (i) is an elected member of the Indian tribal government that owns the facility we contract with; (ii) has been or is convicted of a felony gaming offense; (iii) has knowingly and willfully provided materially false information to the NIGC or the tribe; (iv) has refused to respond to questions from the NIGC; or (v) is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto.

In addition, the NIGC will not approve a management contract if we or any of our agents have attempted to unduly influence any decision or process of tribal government relating to gaming, or if the management company has breached materially the terms of the management contract or the tribe’s gaming ordinance, or a trustee, exercising due diligence, would not approve such management contract.

The NIGC also will not approve a management contract unless the NIGC determines that the contract provides, among other things, for (i) adequate accounting procedures and verifiable financial reports to be furnished to the tribe; (ii) tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income; (iii) minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs; (iv) a ceiling on the repayment of development and construction costs; and (v) a contract term not exceeding five years and a management fee not exceeding 30% of profits; provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of profits if NIGC is satisfied that the capital investment required, the risk exposure, and the income projections for the particular gaming activity justify the larger profit allocation and longer term.

Three separate classes of tribal gaming were established under IGRA — Class I, Class II, and Class III.  Class I gaming includes all traditional or social games played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pulltabs, punch boards, instant bingo and card games that are not played against the house.  Class III gaming includes casino-style gaming including table games such as blackjack, craps and roulette, as well as gaming machines such as slots, video poker, lotteries, and pari-mutuel wagering.

IGRA prohibits substantially all forms of Class III gaming unless the tribe has entered into a written agreement with the state in which the casino is located that specifically authorizes the types of commercial gaming the tribe may offer (a “tribal-state compact”).  IGRA requires states to negotiate in good faith with tribes that seek tribal-state compacts, and grants Indian tribes the right to seek a federal court order to compel such negotiations.  Many states have refused to enter into such negotiations.  Tribes in several states have sought federal court orders to compel such negotiations under IGRA; however, the Supreme Court of the United States held in 1996 that the Eleventh Amendment to the United States Constitution immunizes states from suit by Indian tribes in federal court without the states’ consent.

In addition to IGRA, tribal-owned gaming facilities on Indian land are subject to a number of other federal statutes. The operation of gaming on Indian land is also dependent upon whether the law of the state in which the casino is located permits gaming by non-Indian entities, which may change over time.  Any changes in state law regarding Indian or non-Indian may have a material adverse effect on the casinos we manage and our business.

Indian tribes are sovereign nations with their own governmental systems, which have primary regulatory authority over gaming on land within the tribe’s jurisdiction.  Because of their sovereign status, Indian tribes possess immunity from lawsuits to which the tribes have not otherwise consented or otherwise waived their sovereign immunity defense.  Therefore, we are not able to enforce our contracts with Indian tribes unless the tribe has expressly waived its sovereign immunity as to the tribe’s contractual obligations.  Courts strictly construe such waivers.  We have obtained immunity waivers from the Cheyenne and Arapaho Tribes to enforce the terms of our management agreement with them; however, the scope of those waivers has never been tested in court, and may be subject to dispute.

In addition to NIGC regulation, the Cheyenne and Arapaho Tribes of Oklahoma Gaming Commission has primary jurisdiction over the Lucky Star casinos we manage for the Cheyenne and Arapaho Tribes of Oklahoma.  This Gaming Commission enforces the provisions of the Tribes’ gaming ordinance, which are subject to review by NIGC under standards established by IGRA and have received NIGC approval.  The Gaming Commission approves games played at the casinos, performs background checks and issues licenses to all employees of the casinos and to Southwest Casino and Hotel Corp. as manager of the casinos.  In addition, the Gaming Commission approves our internal control systems and insures that they meet the minimum internal control standards required by the NIGC, reviews reports required under our Gaming Management Agreement, the tribal gaming ordinance and as part of our internal controls, as well as conducts internal audits of our operations.  The Gaming Commission is also charged with regulating the expanded gaming permitted under the Tribes’ gaming compact with the State of Oklahoma.

Under the gaming compact between the Tribes and Oklahoma, the state also has regulatory authority over the Lucky Star casino operations.  The state regulatory role is secondary to that of the Tribes’ Gaming Commission, and we anticipate that it will consist mostly of monitoring our financial reporting and the work of the Gaming Commission.

Gaming Regulation in Colorado

The Colorado Division of Gaming has broad power to ensure compliance with the Colorado gaming laws and regulations (collectively, the “Colorado Regulations”).  The Division may inspect without notice, impound or remove any gaming device.  The Colorado Director may examine and copy any licensee’s records, may investigate the background and conduct of licensees and their employees, and may bring disciplinary actions against licensees and their employees.  The Division of Gaming may also conduct detailed background investigations of persons who loan money to, or otherwise provide financing to, a licensee.

Colorado issues five types of gaming and gaming-related licenses.  These licenses are revocable and non-transferable.  All persons employed at our Colorado casinos, and involved in gaming operations must obtain a Colorado gaming license.  All licenses must be renewed annually, except those for key and support employees, which must be renewed every two years.  Failure to maintain any of the licenses or approvals required to operate the Gold Rush, Gold Digger’s or Uncle Sam’s casinos would have a material adverse effect on our operations.

As a general rule, no person may have an “ownership interest” in more than three retail gaming licenses in Colorado.  In addition, Colorado Regulations restrict the ability of any person with a substantial interest in a manufacturer or distributor of slot machines to also hold a substantial interest in a casino operator.  The Division of Gaming has ruled that a person does not have a “substantial interest” if that person’s sole ownership interest in a licensee is through the ownership of less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded affiliated company of a licensee.

Under the Colorado Regulations, any person or entity having any direct or indirect interest in Southwest may be required to supply the Colorado Commission with substantial information, including, but not limited to, background information, source of funding information, a sworn statement that such person or entity is not holding his or her interest for any other party, and fingerprints.  This information, investigation and licensing as an “associated person” will be required automatically of all persons (other than certain institutional investors) that directly or indirectly own beneficially 10 percent or more of our outstanding voting securities.  Persons that own more than 10 percent of our outstanding securities must report their interest within 10 days and file appropriate applications within 45 days after acquiring that interest.  Persons who directly or indirectly own beneficially 5% or more (but less than 10%) of a direct or indirect beneficial ownership or interest in our voting securities, must report their interest to the Colorado Commission within 10 days after acquiring that interest and may be required to provide additional information and to be found suitable.  All licensing and investigation fees will have to be paid by the person in question.

The Colorado Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of: (1) all persons licensed pursuant to the Colorado Limited Gaming Act; (2) all officers, directors and stockholders of a licensed privately held corporation; (3) all officers, directors and stockholders holding either a 5% or greater interest or a controlling interest in a licensed publicly traded corporation; (4) all general partners and all limited partners of a licensed partnership; (5) all persons that have a relationship similar to that of an officer, director or stockholder of a corporation (such as members and managers of a limited liability company); (6) all persons supplying financing or loaning money to any licensee connected with the establishment or operation of limited gaming; (7) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited gaming operations, equipment devices or premises; and (8) all persons contracting with or supplying any goods and services to the gaming regulators.

The Division of Gaming interprets the Colorado Regulations to permit investigations of persons or entities providing financing to or acquiring securities from us or our Colorado casinos.  While the Colorado Regulations do not require prior approval for credit facilities or debt securities, the Division reserves the right to approve, require changes to or require the termination of any financing.  In any event, lenders, note holders, and others providing financing will not be able to exercise certain rights and remedies without the prior approval of the Colorado gaming authorities.  Information regarding lenders and holders of securities will be periodically reported to the Colorado gaming authorities.

An application for licensure or suitability may be denied for any cause deemed reasonable by the Colorado Commission or the Colorado Director, as appropriate.  Specifically, the Colorado Commission and the Colorado Director must deny a license to any applicant who, among other things: (1) fails to prove by clear and convincing evidence that the applicant is qualified; (2) fails to provide information and documentation requested; (3) fails to reveal any fact material to qualification, or supplies information which is untrue or misleading as to a material fact pertaining to qualification; (4) has been convicted of, or has a director, officer, general partner, stockholder, limited partner or other person who has a financial or equity interest in the applicant who has been convicted of specified crimes; or (5) has refused to cooperate with any state or federal body investigating organized crime, official corruption or gaming offenses.

If the Colorado Commission determines that a person or entity is unsuitable to directly or indirectly own interests in our company, one or more of our Colorado casinos may be sanctioned, which may include the loss of our approvals and licenses.

In addition, the Colorado Regulations prohibit us from paying any unsuitable person any dividends or interest upon any voting securities or any payments or distributions of any kind (except as set forth below), paying any unsuitable person any remuneration for services, or recognizing the exercise of any voting rights by any unsuitable person.  Further, under the Colorado Regulations, we may repurchase voting securities from anyone found unsuitable at the lesser of the cash equivalent to the original investment or the current market price as of the date of the finding of unsuitability unless such voting securities are transferred to a suitable person (as determined by the Colorado Commission) within sixty (60) days after the finding of unsuitability.

Because of their authority to deny an application for a license or suitability, the Colorado Commission and the Colorado Director effectively can disapprove a change in corporate position of a licensee and can cause us to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or who the authorities find unsuitable to act in such capacities.

The sale, lease, purchase and conveyance or acquisition of a controlling interest in a Colorado casino is subject to the approval of the Colorado Commission.  Under some circumstances, we may not sell any interest in our Colorado gaming operations without the prior approval of the Colorado Commission.

We are required to provide information and file periodic reports with the Colorado Division identifying those who have a 5% or greater ownership, financial or equity interest in us, or who have the ability to control us or exercise significant influence over us, or who loan money or other things of value to us, or who have the right to share in our limited gaming revenues, or to whom any interest or share in profits of limited gaming has been pledged as security for a debt or performance of an act.  Any person licensed by the Division of Gaming and any associated person of a licensee must report criminal convictions and criminal charges to the Colorado Division.

The Colorado Commission has broad authority to sanction, fine, suspend and revoke a license for violations of the Colorado Regulations. Violations of many provisions of the Colorado Regulations also can result in criminal penalties.

We have been fined for failure to comply with Colorado gaming regulations related to maintenance and review of statistical information regarding slot machine performance and have entered into an agreement with the Colorado Division of Gaming under which we agreed to bring our practices into compliance.  Failure to do so could lead to suspension or revocation of our license.  For more information, see the risk factor regarding risks we face in connection with obtaining, maintaining and renewing our gaming licenses under the heading “Risk Factors” on page 2.

Regulation of Horse Racing and Card Clubs in Minnesota

In December 2003, North Metro Harness Initiative, LLC and Southwest Casino and Hotel Corp. filed applications for Class A and Class B licenses, respectively, to develop and operate a harness racing track and card club in Anoka County, Minnesota.  The Class B license application was subsequently amended and, on January 19, 2005, the Minnesota Racing Commission voted to grant Class A and Class B licenses to North Metro.  The Class A License is effective until revoked or suspended by the Racing Commission, or relinquished by the licensee.  The Class B License is renewable each year by the Racing Commission after a public hearing (if required by the Racing Commission).

Minnesota established the Minnesota Racing Commission to regulate horse racing and card playing in the state under its pari-mutuel horse racing statute.  North Metro and Southwest, as a 50 percent owner of North Metro, have been subject to the horse racing statute and rules and regulations promulgated under it (the “Racing Act”) since we filed the Class A and Class B license application.  Our horse racing operations will also be subject to the federal Interstate Horse Racing Act of 1978.

The Racing Commission has broad authority to enforce the Racing Act and regulate substantially all aspects of horse racing in Minnesota.  The Racing Commission granted and will oversee North Metro’s ownership and operating licenses, will: license all employees of North Metro’s racetrack as well as jockeys, trainers, veterinarians and other participants; regulate the transfer of ownership interests in licenses; allocate live race days and simulcast-only race days; approve race programs; regulate the conduct of races; set specifications for the racing ovals, animal facilities, employee quarters and public areas of North Metro’s racetrack; and regulate the types of wagers on horse races and approve significant contractual arrangements with North Metro, including management agreements, simulcast arrangements, totalizator contracts and concessionaire agreements.  Decisions by the Racing Commission in regard to any one or more of these matters could adversely affect the Company’s operations.

The Racing Act requires prior approval by the Racing Commission of all officers, directors, 5% shareholders, or other persons having a present or future direct or indirect financial or management interest in any person applying for a Class A and Class B license, and if a change of ownership of more than 5% of the licensee’s shares is made after an application is filed or the license issued, the applicant or licensee must notify the Racing Commission of the changes within five days of this occurrence and provide the information required by the Racing Act.

North Metro submitted a card club plan of operation for approval by the Racing Commission in connection with North Metro’s Class B license.  To date, the Racing Commission has not acted on the plan of operation pending resolution of the litigation challenging its grant of licenses to North Metro.  If the card club plan of operation is approved, the Racing Commission will regulate the playing of “unbanked” or “player pool” card games at North Metro’s card club, as well as harness racing.  North Metro must reimburse the Racing Commission for its actual costs, including personnel costs, of regulating the card club.  North Metro must have the Class B license and card club authorization renewed annually by the Racing Commission after a public hearing (if required by the Racing Commission).

Securities Law Regulation

We are also subject to certain aspects of the Sarbanes-Oxley Act of 2002.  This Act requires creation of a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence.  It also requires us to take steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures we make; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of our auditors; prohibits certain insider trading during pension fund blackout periods; and establishes a federal crime of securities fraud, among other provisions.

The process of complying with all applicable state and federal governmental and tribal regulations is lengthy and has required and will continue to require the expenditure of substantial time and resources.  There can be no assurance that we will be able to comply on a continuous or timely basis with all applicable regulations, and delays in compliance, or failure to comply, could have a material adverse effect on our business, financial condition, results of operations and continuing licensability.  Changes in existing regulations or the adoption of new regulations at the federal level or in the states in which we currently operate or are pursuing new opportunities could delay or prevent our compliance with such regulations.  Our failure to comply with applicable laws or regulations, whether federal, state or tribal, could result in, among other things, the termination of management agreements to which we are a party, or the suspension of one or more of our operations, either of which would have a material adverse effect on our business.

Costs and Effects of Compliance with Environmental Laws

Gold Rush I, LLC, a wholly owned subsidiary of Southwest, leases real property in Cripple Creek, Colorado, a portion of which included a gas station and convenience store.  The gas station and related storage tanks were removed in October 1998, before Gold Rush I leased the property.  We participate in a Corrective Action Plan approved by the Colorado Department of Labor and Employment, Division of Oil and Public Safety related to groundwater monitoring and remediation at the site.  We have spent approximately $166,000 monitoring and remediating this site since we leased it in March 1999 and estimate the total cost of remediation at approximately $200,000.  We have applied for reimbursement of some or all of these expenses from the Colorado Petroleum Storage Tank Fund and have received a total of $98,611 in reimbursement to date.  We have additional requests for reimbursement pending and will continue to request reimbursement of any additional expenses incurred in connection with monitoring and remediation.  We typically receive reimbursement of about two-thirds of our expenses incurred from the Petroleum Tank Storage Fund, but are uncertain whether we will continue to receive some or all of that reimbursement.

Number of Employees

We currently employ approximately 150 full and part-time employees and we manage an additional 300 full-time and approximately 30 part-time employees of the Cheyenne and Arapaho Tribes of Oklahoma under our management agreement with the Tribes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The Three and the Nine Months Ended September 30, 2006:

Summary of Consolidated Operating Results:

For the quarter ended September 30, 2006, Southwest had net income of $559,983 on revenue of $5,929,444 compared to net income of $901,196 on revenue of $5,801,412 for the same period in 2005.  This amounts to basic and fully diluted earnings of $0.03 per outstanding share during the third quarter of 2006, as compared to earnings of $0.05 per outstanding share ($0.04 per share on a fully-diluted basis) during the third quarter of 2005.

For the nine months ended September 30, 2006, Southwest had net income of $1,235,204 on revenue of $16,748,357 compared to net income of $794,209 on revenue of $15,698,179 for the same period during 2005.  This amounts to basic and fully diluted earnings of $0.06 per outstanding share in the first nine months of 2006, as compared to basic and fully diluted earnings of $0.04 per outstanding share during the first nine months of 2005.

Net income and earnings per share for the third quarter of 2006 were lower than the third quarter of 2005, primarily due to a charge for income taxes of approximately $215,000 in 2006 as compared to $0 in the same period in the prior year.  Additionally, interest expense was higher in the third quarter of 2006 than 2005 by approximately $80,000.

For the nine months ended September 30, 2006, we attribute our improvement in operating results primarily to the increased management fees generated at the casinos we manage for the Cheyenne and Arapaho Tribes of Oklahoma and the absence in 2006 of an approximately $250,000 expense related to the expiration during the first quarter of 2005 of an option to acquire the real property that houses our Gold Rush and Gold Digger’s casinos in Cripple Creek, Colorado.

Overview:

Our principal business is the management, operation and development of gaming facilities in emerging and established gaming jurisdictions.  Currently, we operate three casinos in Cripple Creek, Colorado — Gold Rush Hotel and Casino, Gold Digger’s and Uncle Sam’s.  We also manage two Native American gaming operations in Oklahoma for the Cheyenne and Arapaho Tribes of Oklahoma, Lucky Star - Concho and Lucky Star - Clinton.  Lucky Star - Concho is located on U.S. Highway 81, just north of the Oklahoma community of El Reno.  Lucky Star - Clinton is located 60 miles west of Lucky Star - Concho in the community of Clinton, Oklahoma on Old Route 66 near Interstate I-40.

We continually evaluate other management, consulting, development and acquisition opportunities related to gaming that have the potential to generate new revenue streams for us.  New opportunities for which we have an agreement or have received the appropriate licenses include:

•                  In January 2005, the Minnesota Racing Commission voted to grant class A and B licenses to own and operate a harness racetrack and card room to North Metro Harness Initiative, LLC, (“North Metro”) in which we own a 50% membership interest.  These licenses permit North Metro to develop and run a harness racetrack and a 50-table card room in the City of Columbus, Anoka County, Minnesota.  Lawsuits against the Minnesota Racing Commission (“MRC”) challenging the validity of those licenses concluded in favor of MRC and North Metro during July 2006.  We are now actively engaged in pre-construction activities and arranging construction financing for the project.

•                  On March 24, 2006 we entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians in north central Oklahoma.  Under this agreement, we will manage the Tribe’s Seven Clans Paradise Casino near Ponca City, Oklahoma.  Southwest will receive management fees equal to 20 percent of the net revenue from gaming and non-gaming activity at the facility.  The Management Agreement has a five-year term beginning on the date Southwest assumes management of the facility.  We have  submitted the agreement to the National Indian Gaming Commission (“NIGC”) for approval.  The agreement is not effective, and we cannot provide any services or receive any compensation under the agreement until we receive that approval.  At this time we can not predict how long the NIGC will take to complete its ongoing background investigation of Southwest, the total costs related to the NIGC’s background investigation and approval process that Southwest will be required to pay, if or when the Tribe will respond to outstanding comments on the management agreement from the NIGC, and if or when the NIGC will approve the management agreement.

Operating segments:

Our executive officers review operating results, assess performance and make decisions related to the allocation of resources on a property-by-property basis.  We, therefore, believe that each property is an operating segment.  In order to provide more detail in a more understandable manner than would be possible on a consolidated basis, and to facilitate discussion of operating revenue, we have grouped our properties as follows:

Casino Management:	Casino Operations:

Lucky Star — Concho	Gold Rush/ Gold Digger’s

Lucky Star — Clinton	Casinos Uncle Sam’s Casino

Casino Management:

Southwest Casino and Hotel Corp. manages two casinos for the Cheyenne and Arapaho Tribes of Oklahoma under the Third Amended and Restated Gaming Management Agreement dated June 16, 1995.  This Agreement has been extended twice and currently expires on May 19, 2007.  Southwest is working to extend this relationship beyond May 19, 2007, but is uncertain whether we will continue to manage these casinos after that date.  We have been invited, along with other management companies, to present our proposal to manage the casinos beyond May 19, 2007 at a Tribal Council meeting on November 18, 2006.  If this relationship is not extended, the Company will lose this revenue source in May 2007, which would have a material adverse effect on our operating results.

Lucky Star — Concho

We earned management fees of $896,449 and $1,000,181 from Lucky Star - Concho during the three months ended September 30, 2006 and 2005, respectively, a decrease of 10.4%.  We earned management fees of $2,809,052 and $2,355,217 from Lucky Star - Concho during the nine months ended September 30, 2006 and 2005, respectively, an increase of 19.3%.  The dramatic increase in management fees for the nine months ended September 30, 2006 as compared to the same period in the prior year is the direct result of the Tribes signing a gaming compact with the state of Oklahoma in April 2005 and the subsequent addition and effective management of the new gaming opportunities permitted under that compact.  The compact allows Lucky Star — Concho to offer its patrons card games including poker, as well as certain Class III electronic games permitted under the compact, all of which have resulted in a significant increase in revenue.  The decrease in management fees in the third quarter of 2006 compared to the same period in the prior year is due to greater competition from other tribal gaming operations closer to Oklahoma City and from Remington Park, a racetrack in Oklahoma City that began offering electronic gaming near the end of 2005, and increases in fuel costs that reduce patrons’ discretionary spending.  We anticipate that the fourth quarter revenues will also be adversely affected by increased competition.

Lucky Star — Clinton

We earned management fees of $571,743 and $427,699 from Lucky Star - Clinton during the three months ended September 30, 2006 and 2005, respectively, an increase of 33.7%.  We earned management fees of $1,752,953 and $1,285,571 from Lucky Star - Clinton during the nine months ended September 30, 2006 and 2005, respectively, an increase of 36.4%.  The increase in management fees is the result of an improved mix of games on the floor, including the introduction of slim line cabinets that allowed us to put more gaming machines in the same amount of space, and the successful renegotiation of machine vendor fees on a number of our more popular electronic games.  Even though Lucky Star — Clinton is at capacity in terms of how many gaming machines and customers the facility can accommodate, especially on weekends, we continue to anticipate increases in revenues during the fourth quarter of 2006 compared to the comparable period in the prior year.

Throughout the quarter and nine months ended September 30, 2006, we held a Class ‘B’ license from the Cheyenne and Arapaho gaming commission for Lucky Star - Concho.  In early November 2006, we received a Class ‘B’ license\ under which Lucky Star - Clinton will also offer Class III games permitted under the gaming compact with the State of Oklahoma.  We anticipate that providing these additional gaming opportunities will further improve operating results at this facility.

Other Matters

On March 4, 2006, the Tribes rescinded their prior approval of an amendment to the Gaming Management Agreement under which we were to assist them in developing an additional gaming facility at Canton Lakes, Oklahoma.  This amendment had been submitted to the NIGC for approval in September 2003, but that approval had not been received.

In conjunction with seeking a continued gaming management relationship with the Tribes beyond May 2007, we are also discussing with the Tribes the possibilities of expanding both the Concho and Clinton facilities.

Casino Operations:

Gold Rush/Gold Digger’s Casino Results

	Three Months Ended September 30,	Three Months Ended September 30,	Percentage Increase	Nine Months Ended September 30,	Nine Months Ended September 30,	Percentage Increase
	2006	2005	(Decrease)	2006	2005	(Decrease)
Casino revenues	$3,957,770	$3,872,556	2.2%	$10,856,649	$10,799,025	0.5%
Total revenues	4,166,323	4,089,986	1.9%	11,412,467	11,290,598	1.1%
EBITDA	1,127,107	1,154,387	(2.4)%	2,651,195	2,696,442	(1.7)%
Operating margin	27.1%	28.2%		23.2%	23.9%

Three Months Ended September 30, 2006 versus September 30, 2005:

Gold Rush/Gold Digger’s (“GRGD”) recorded a 2.2% increase in casino revenues for the quarter although the Cripple Creek market increased by less than 1.0%.  GRGD attributes this increase in gaming revenues to increased marketing efforts.  Due to increased marketing costs, EBITDA fell slightly (2.4%) compared to prior year.  We continue to see high gas prices reduce the number of visits our patrons are able to make as most live about an hour’s drive from Cripple Creek.  We also have increased competition as a nearby competitor expanded their facility by about 80 machines year-over-year, which has had an adverse impact on us.  We expect this condition to stabilize in 2007.

Nine Months Ended September 30, 2006 versus September 30, 2005:

Gold Rush/Gold Digger’s recorded a 0.5% increase in casino revenues for the nine months ended September 30, 2006 compared to prior year.  The market increased by less than 2.0% for the same time period.  GRGD revenue has been adversely impacted by a casino expansion at a nearby competitor that increased their slot capacity by more than 80 machines.  We expect this situation to stabilize in 2007.  For the period, EBITDA is about flat compared to prior year.  We expect operating results in the fourth quarter of 2006 to be improved over the comparable period in the prior year, unless we encounter adverse weather conditions on weekends in the fourth quarter of 2006.

Uncle Sam’s Casino Results:

	Three Months Ended September 30,	Three Months Ended September 30,	Percentage Increase	Nine Months Ended September 30,	Nine Months Ended September 30,	Percentage Increase
	2006	2005	(Decrease)	2006	2005	(Decrease)
Casino revenues	$258,620	$265,694	(2.7)%	$730,427	$737,215	(0.9)%
Total revenues	279,601	266,543	4.9%	752,043	739,669	1.7%
EBITDA	(89,389)	(131,831)	32.2%	(329,946)	(454,002)	27.3%
Operating margin	(32.0)%	(49.5)%		(43.9)%	(61.4)%

Three Months Ended September 30, 2006 versus September 30, 2005:

Uncle Sam’s enjoyed a 4.9% increase in total revenues for the third quarter compared to prior year.  Late in the second quarter, Uncle Sam’s opened the Altitude Night Club & Bar, which helped increase traffic and revenues during the quarter, particularly on weekends.  The higher revenues along with reduced expenses helped improve EBITDA by more than $40,000.

Nine Months Ended September 30, 2006 versus September 30, 2005:

Uncle Sam’s increased total revenues by 1.7% relative to prior year in large part due to the new Altitude Night Club & Bar that opened late in the second quarter of 2006.  These higher revenues along with reduced expenses allowed Uncle Sam’s to improve EBITDA by nearly $125,000.  Uncle Sam’s also did not have the burden of the poker room in 2006, which reduced expenses this year and, in turn, helped improve EBITDA.

Project development costs for the three and nine months ended September 30, 2006 were $47,642 and $225,125 as compared to $138,194 and $653,739 for the three and nine months ended September 30, 2005.  Project development costs for the nine months ended September 30, 2005 included a $249,778 write off of an option to acquire the Gold Rush/Gold Digger’s real estate, which expired unexercised on February 28, 2005.  In addition, for the three and nine months ended September 30, 2005, the Company consolidated the results of operations of North Metro, recording development expenses of $124,192 and $379,960 net of minority interest in the loss from consolidated subsidiary of $62,096 and $189,980.  North Metro is no longer consolidated in our financial statements.  See Note 6 to our consolidated financial statements.

In the first nine months of 2006, we continued to pursue other gaming opportunities.  The pursuit of these new initiatives resulted in signing a five-year management contract with the Otoe-Missouria Tribe of Oklahoma.  We have submitted the agreement to the National Indian Gaming Commission for approval.  We cannot begin to perform work under this contract until it is approved.  Currently, the NIGC is performing a background investigation of the Company, its executive officers, directors and shareholders as part of its contract approval process.  In addition, the NIGC has reviewed the agreement and provided comments on it to Southwest and the Tribe on two occasions.  The Tribe has not responded to the second set of comments.  At this time, the Company cannot predict how long the background investigation may take to complete, the total costs related to the background investigation and approval process to be paid by the Company, if or when the Tribe will respond to the NIGC comments, and if or when NIGC approval of the agreement may be received.

In February 2006, we formed a new subsidiary to pursue opportunities in the charitable gaming market, Southwest Charitable Enterprises, LLC.  For the three and nine months ended September 30, 2006, this entity has incurred approximately $37,285 and $88,523 in expenses, which are included in project development costs.

Corporate expenses were $741,101 and $552,419 during the three months ended September 30, 2006 and 2005, respectively an increase of $188,682.  Corporate expenses were $2,053,397 and $1,950,283 during the nine months ended September 30, 2006 and 2005, respectively, an increase of $103,114.  The increase in corporate expenses during the three months ended September 30, 2006 over the comparable period in 2005 is primarily due to increased salary expense of approximately $52,000, increased board fees of approximately $46,000, increased fees with the National Indian Gaming Association of $31,000 and increased travel related expenses of $30,000.  The increase in corporate expenses for the nine months ended September 30, 2006 over the comparable period in the prior year is primarily due to increased board fees and salaries of approximately $195,000 offset by reduced legal fees of approximately $98,000 due in part to the settlement of a contract dispute that had required us to pay significant legal expenses during the prior year period.

Interest Expense was $307,699 and $228,389 for the three months ended September 30, 2006 and 2005, respectively and $892,222 and $751,067 for the nine months ended September 30, 2006 and 2005, respectively.  Interest expense increased 34.7% and 18.8% during the three and nine months ended September 30, 2006 when compared to the same period in 2005 as a result of interest incurred in connection with the $2,500,000 loan we secured in order to meet our obligations to fund capital contributions to North Metro Harness Initiative, LLC.

Minority interest in loss of consolidated subsidiary and loss of unconsolidated subsidiary, net of tax benefit represents our partner’s share of the losses during the three and nine months ended September 30, 2005 and our share of the losses during the three and nine months ended September 30, 2006.  During the three and nine months ended September 30, 2005 the results of North Metro were consolidated with our financial statements; however on October 20, 2005 North Metro became an unconsolidated subsidiary.  See Note 6 to our consolidated financial statements for our evaluation of the financial reporting for our 50% interest in North Metro.

Effective tax rate for the three and nine months ended September 30, 2006 was 26.3% and 30.8%.  At December 31, 2003, the Company established a deferred tax asset relating to net operating losses.  Management evaluated all evidence and determined that a portion of the deferred tax assets relating to net operating losses would be utilized in 2006 based upon forecasted income for the Company in 2006.  During the three and nine months ended September 30, 2006, the Company has recorded a tax provision.  As of September 30, 2006 the remaining deferred tax asset was utilized.  In addition, during the three months ended September 30, 2006, the Company reduced a portion of the valuation allowance to offset net income for the nine months ended September 30, 2006, as net income exceeded management’s forecasted income.  Management evaluated the valuation allowance against the deferred tax assets at September 30, 2006 and did not reverse the valuation allowance due to the uncertainty of continuing the management relationship with the Cheyenne and Arapaho Tribes past May 2007.  As of September 30, 2006, the Company’s deferred tax asset is zero.

We did not record a tax benefit for the losses during the three and nine months ended September 30, 2005, primarily due to the valuation allowance for deferred tax assets and lack of certainty that net operating loss carryforwards available to offset future income would not be limited under Section 382 of the Internal Revenue Code of 1986.

Fiscal Years ended December 31, 2005 and 2004:

The following is a discussion and analysis of our financial position and operating results for the years ended December 31, 2005 and 2004.

Summary of Consolidated Operating Results:

For the year ended December 31, 2005, Southwest had net earnings of $566,350 on revenues of $20,713,018 as compared to a net loss of $(4,358,016) on revenues of $20,208,617 for the year ended December 31, 2004.  This amounts to earnings during 2005 of $0.03 per outstanding share ($0.03 per share on a fully-diluted basis) as compared to a loss of $(0.38) per outstanding share in 2004, an improvement of $0.41 per share.

We attribute this significant improvement in operating results primarily to the following:

•                  during 2004 we wrote-off our investment in the unsuccessful pursuit of a riverboat casino in Rockaway Beach, Missouri;

•                  during 2004 we also incurred significant one-time expenses in connection with our corporate reorganization with Lone Moose Adventures, Inc. and, in 2005, we further reduced corporate expenses by eliminating staff positions that became unnecessary when we were unable to proceed with the Rockaway Beach casino; and

•                  during 2005, we increased revenue from our Gaming Management Agreement with the Cheyenne and Arapaho Tribes of Oklahoma as a result of expanded gaming permitted under a gaming compact the Cheyenne and Arapaho Tribes entered into with the State of Oklahoma in April 2005, and improved management of the Tribes’ gaming facilities.

Project Development Costs:

North Metro Harness Initiative, LLC - In December 2003, we filed a license application with the Minnesota Racing Commission.  This license application was amended to add a subsidiary of MTR Gaming Group, Inc. (MTR-Harness, Inc.) as our 50% partner.  On January 19, 2005, the Minnesota Racing Commission approved North Metro’s racing licenses, which will enable us to develop and operate a harness race track and a 50-table card room in Columbus, Minnesota.  A local citizens group has filed two lawsuits against the Minnesota Racing Commission in an attempt to get our license revoked.  The Ramsey County, Minnesota, District Court granted the Minnesota Racing Commission’s motion for summary judgment and dismissed the first lawsuit on June 23, 2005.  Representatives of the citizens group filed an appeal of this decision on September 1, 2005 and oral argument in this appeal is scheduled for April 20, 2006.  On March 28, 2006, in the second lawsuit filed by the same citizens group, the Minnesota Court of Appeals affirmed the Minnesota Racing Commission’s decision to grant racing licenses to North Metro.  This decision may be appealed to the Minnesota Supreme Court, which would then have discretion whether or not to take the case.

On October 20, 2005, we made capital contributions of $2,330,130 to North Metro Harness.  Of these capital contributions, $1,250,000 was required to fulfill Southwest Casino and Hotel Corp.’s capital commitments to North Metro under the North Metro Harness Initiative, LLC Member Control Agreement dated June 8, 2004.  The remaining $1,080,130 of these capital contributions was an additional contribution agreed upon by Southwest Casino and Hotel Corp. and MTR-Harness, Inc. as managing members of North Metro Harness Initiative, LLC.  MTR-Harness, Inc. made capital contributions of $5,760,043 to North Metro Harness Initiative, LLC on October 20, 2005.  Of these contributions, $4,679,913 was required to fulfill MTR-Harness, Inc.’s capital commitments to North Metro under the North Metro Harness Initiative, LLC Member Control Agreement dated June 8, 2004.  The remaining $1,080,130 of these capital contributions was an additional contribution agreed upon by Southwest Casino and Hotel Corp. and MTR-Harness, Inc. as managing members of North Metro Harness Initiative, LLC.  These capital contributions by MTR-Harness, Inc. resulted in MTR-Harness, Inc.’s aggregate capital contributions to North Metro Harness Initiative, LLC exceeding financial contributions from Southwest Casino and Hotel Corp. to North Metro Harness Initiative, LLC and the percentage of funding provided by Southwest no longer exceeds its 50 percent voting power in North Metro.  For this reason, as of October 20, 2005, North Metro is no longer consolidated with Southwest Casino Corporation and financial results are reported as income (loss) from an unconsolidated subsidiary under the equity method of accounting.

Our project cost expenses for the years ended December 31, 2005 and 2004 were $486,242 and $473,578 respectively offset by project costs allocated to MTR (minority interest) for 2005 and 2004 of $204,173 and $108,446, respectively, therefore the net project expenses paid by Southwest were $282,069 and $365,132.  In addition, our loss from this unconsolidated subsidiary for the period from October 20, 2005 to December 31, 2005 was $39,430.

We also have a receivable from North Metro for $1,656,051.  This receivable, together with interest, will only be paid if cash becomes available from North Metro’s operations (and then only after distributions to the members of North Metro for income taxes).  Because North Metro is only obligated to repay this loan out of operating revenue, the existing assets of North Metro would not be available for repayment if North Metro does not develop and operated its proposed facilities.

Rockaway Beach — In September 2002 we responded to a request for a proposal from the City of Rockaway Beach, Missouri (approximately 11 miles from Branson, Missouri) to build a riverboat and redevelop their downtown.  In order to obtain a gaming license to build a riverboat on the White River at Rockaway Beach, it was first necessary to amend the Missouri Constitution, which permitted riverboats only on the Mississippi and Missouri rivers.  We were awarded the contract by the City and began incurring costs associated with pursuing this opportunity.  In June 2004, we established a separate entity (Southwest Missouri Gaming, LLC or SMG) to hold the development rights.  We transferred our rights and interests in this project to SMG in exchange for a 30% ownership interest.  Missouri businessman Robert Low acquired 70% of SMG. As of September 30, 2004, SMG had expended $13,978,766, including expenditures by us before the formation of SMG.  Southwest paid total expenses related to this project of $4,232,181 (which includes some expenses for which Southwest did not receive credit when SMG was formed).  In 2004, our allocable share of net loss from SMG was $2,361,334 and project costs incurred prior to the formation of SMG were $361,874.  The primary use of the funds was to secure an amendment to the State Constitution to allow riverboat gaming on the White River at Rockaway Beach.  This initiative was defeated in the primary election held August 3, 2004.  While we retain our rights in this entity, we have spent no monies on Rockaway Beach in 2005.

Operating segments:

The executive officers of the Company review operating results, assess performance and make decisions related to the allocation of resources on a property-by-property basis.  We, therefore, believe that each property is an operating segment.  In order to provide more detail in a more understandable manner than would be possible on a consolidated basis, and to facilitate discussion of operating revenue, we have grouped our properties as follows:

Casino Management:	Casino Operations:
Lucky Star — Concho	Gold Rush/ Gold Digger’s Casino

Lucky Star — Clinton	Uncle Sam’s Casino

Casino Management:

Southwest Casino and Hotel Corp. manages two casinos for the Cheyenne and Arapaho Tribes of Oklahoma under the Third Amended and Restated Gaming Management Agreement dated June 16, 1995.  This Agreement has been extended twice and currently expires on May 19, 2007.  Southwest is seeking an extension of this agreement beyond May 19, 2007, but is uncertain whether such an extension can be secured.  If this agreement is not extended, the Company will lose this revenue source in May 2007.

On March 24, 2006, Southwest entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians under which Southwest will manage the Tribe’s Seven Clans Paradise Casino in Red Rock, Oklahoma, just south of Ponca City and North of Stillwater.  The Gaming Management Agreement must be approved by the National Indian Gaming Commission before it becomes effective.  The agreement has a five-year term that begins the day Southwest takes over management of the casino.

Lucky Star - Concho

Management fees from Lucky Star — Concho were $3,187,836 in 2005 and $2,478,603 in 2004, an increase of 29%. Our increase in management fees was driven by expanded gaming and improved casino management.  In January 2005, the Tribes approved a compact with the state of Oklahoma that permitted the Tribes to offer additional electronic games as well as the ability to offer player banked card games.  In April 2005, the tribal gaming commission authorized us to begin offering these additional gaming opportunities at the Lucky Star - Concho casino.  During 2005, the advantage from expanded gaming at the Lucky Star facilities has not been affected by competition from Remington Park, a racetrack in Oklahoma City, that was permitted to offer the same type of gaming machines as the tribal locations, but is not allowed to offer player-banked card games.

Lucky Star — Clinton

Management fees from Lucky Star - Clinton were $1,723,272 in 2005 and $1,604,586 in 2004, an increase of 7%.  Our increase in management fees was driven by increased awareness of our location, customer service and improved machine selection.  The Tribes approval of a compact with the state of Oklahoma did not had a significant impact on the Clinton location primarily because Clinton did not have the ability to expand its facility due to lack of parking.

Casino operations:

			Percentage
	Calendar Year		Increase
Gold Rush/ Gold Digger’s Casino Results	2005	2004	(Decrease)
Casino Revenues	$14,029,918	$14,221,835	-1.3%
Total Revenues	14,811,603	14,744,565	0.5%
EBITDA	3,096,275	2,738,317	13.1%
EBITDA margin	20.9%	18.6%

Gold Rush/ Gold Digger’s total revenues were slightly higher in 2005 and casino revenues were slightly lower.  The revenues remain relatively flat as a result of competition in the market and our inability to add more games to the facility. In 2003 and 2004, we were able to add more games each year.  In order to increase the number of gaming positions, it will be necessary to do a major renovation of the facility.  We have been able to improve the EBITDA by improved utilization of our employees, an improvement in our restaurant operations and more productive use of player incentives.

			Percentage
	Calendar Year		Increase
Uncle Sam’s Casino Results	2005	2004	(Decrease)
Casino Revenues	$952,067	$1,274,877	-25.3%
Total Revenues	955,497	1,278,433	-25.3%
EBITDA	(643,016)	(318,177)	102.1%
EBITDA margin	-67.3%	-24.9%

Uncle Sam’s Casino is a facility with only 67 slot machines that primarily serves the local residents market in Cripple Creek.  In 2004, the number of slot machines in the Cripple Creek market increased by 628 and, more importantly, a new casino that also caters to the local residents entered the market.  As a result, Uncle Sam’s continues to lose market share.  We have evaluated whether to continue operation of this facility.  Considering expenses related to our lease obligation, which runs until April 2009, and the ability to allocate a portion of our overall Colorado operating costs to Uncle Sam’s operations, it continues to be in our best interest to operate this facility.

			Percentage
Other Factors Affecting Net Income:	Calendar Year		Increase
Income (Expense)	2005	2004	(Decrease)
Southwest Entertainment, Inc.	$(154,265)	$(146,536)	5.3%
Corporate Expense	2,407,076	3,513,230	(31.5)%
Interest Expense (Net)	(899,743)	(1,122,635)	(19.9)%
Other (income) loss	(41,465)	(4,992)	N/M
Effective tax rate	34%	0%	N/M
Discontinued Operations, net of income taxes	0	(256,582)	(100)%

Southwest Entertainment, Inc. is a wholly owned subsidiary of Southwest Casino and Hotel Corp. that conducts concerts at the Gold Rush Palladium, a 1,200 seat outdoor amphitheater adjacent to the Gold Rush Casino.  We conduct musical events for the purpose of attracting people to Cripple Creek and our casino properties.  The increased loss in 2005 is due primarily to additional rent paid to Gold Rush.

Corporate expenses decreased 31.5% primarily due to a decrease in legal and accounting expenses of $667,000 and a decrease in payroll of $382,000 compared to the same period for the prior year.  The additional legal and accounting expenses for 2004 were incurred in connection with the merger with Lone Moose Adventures, Inc. and additional costs in connection with the filing requirements for the Securities and Exchange Commission.  The decrease in payroll cost was a result of eliminating a number of employees that we had added in anticipation of a successful bid to develop a new gaming facility in Rockaway Beach, Missouri.

Interest Expense decreased 19.9% as a result of retirement of outstanding loans and renegotiation of the financing for the player tracking and slot accounting system installed at the Colorado casinos in January 2004.

Effective tax rates for 2005 reflect the federal statutory rate.  However, we are not required to make a significant cash payment for federal or state income taxes due to the utilization of net operating loss carryforwards.  For 2004, we had a net operating loss for which we provided no tax benefit because of a lack of certainty that the net operating loss carryforward would be available to offset future income.

Discontinued Operations reflect the results of operations for Southwest Casino Deadwood, LLC that we closed February 28, 2004, and thus includes only two months of operations that year.  For calendar year 2005, there is no loss from discontinued operations in Deadwood, SD.

Liquidity and Capital Resources:

We generate cash flow from our Oklahoma management activities and casino operations in Colorado.  We use the cash flows generated to pay off debt in accordance with our agreements, fund reinvestment in existing properties for both refurbishment and replacement of assets, and to pursue additional growth opportunities.  To balance our cash requirements we supplement the cash flows generated by our operations with funds provided by financing activities.

Our cash flows from operations will be sufficient to meet our normal operating and debt repayment requirements during the next twelve months.  If we are unsuccessful in continuing our management relationship with the Cheyenne and Arapaho Tribes past May 2007, we will likely have to raise additional capital through debt or equity financing for periods after the next 12 months.  North Metro will need additional debt financing to fund the development of the racetrack and card room in Minnesota.

We continue to review additional opportunities to acquire or invest in companies, properties and other investments that meet our strategic and return on investment criteria. If we complete a material acquisition or investment, our operating results and financial condition could change significantly in future periods.  In addition, any new opportunity would in all likelihood require new equity or debt financing.

Net cash provided by operating activities during the nine months ended September 30, 2006 was $3,478,163 compared to $1,470,927 during the same period in the prior year, an increase of $2,007,236.  The increase between periods is primarily due to an increase in management fees of $921,220, decreased payments of accounts payable and accrued liabilities of $692,255 and a decrease in project development costs of $165,336, net of the write-off of an option to purchase the real estate at Gold Rush, which expired unexercised in February 2005, of $249,778.

Net cash used in investing activities for the first nine months of 2006 was $843,036 compared to net cash used in investing activities of $801,242 during the first nine months of 2005, an increase of $41,794.  The increase in use of cash between the periods was due primarily to an increase in our investment in North Metro of approximately $339,000 (North Metro was consolidated in the prior year and is unconsolidated in the current year, see Note 6 to our consolidated financial statements) offset by a decrease in purchases of property and equipment of approximately $282,000.

Net cash used in financing activities for the nine months ended September 30, 2006 was $2,074,891 compared to net cash provided by financing activities for the nine months ended September 30, 2005 of $246,286.  During the nine months ended September 30, 2006 we made payments of $1,976,891 on long-term borrowings.  During the nine months ended September 30, 2005 we made payments on long-term borrowings and notes payable of $918,039, which were offset by funding of $1,140,325 from our minority partner in NMHI.  At that time, North Metro was a consolidated subsidiary of Southwest and those contributions were reported as cash provided by financing activities.  The increase in payments on long-term obligations during 2006 is primarily related to our $2.5 million term note entered into in October 2005.  For the nine months ended September 30, 2006, we made principal payments of $1.25 million relating to the term note.  During 2006, we also paid $110,000 to three officers related to unpaid compensation from prior periods.

Line of Credit.   On October 20, 2005, we established a $450,000 line of credit with Crown Bank of Minneapolis, Minnesota that replaced a $450,000 line of credit with Associated Bank of Minneapolis.  The line of credit is due April 30, 2007 with a variable interest rate at one percent above prime but not less than 7.5% (9.25% at September 30, 2006).  As of September 30, 2006, the outstanding balance was $446,292.  Our three principal officers have guaranteed up to $300,000 of this line of credit.

Term Note.  On October 20, 2005, the Company entered into a term loan to borrow $2.5 million.  The loan is due April 30, 2007 with a variable interest rate at one percent above prime but not less than 7.5% (9.25% at September 30, 2006).  The repayment period will extend to May 31, 2008, if the Company achieves certain business goals. Twelve shareholders of the Company, including our three principal officers and a member of our board of directors, guarantee the loan.  The term note provided for interest only until April 1, 2006 at which time we began making principal payments of $208,333 per month plus interest.

The Company entered into an amendment of its term loan with Crown Bank in October 2006.  The agreement has been amended to allow the Company repay the remaining principal in seven equal payments through April 30, 2007 as opposed to the original agreement under which the Company would have been required to repay the remaining principal in five equal principal payments through March 1, 2007.  Monthly principal payments will be $148,810 as compared to the original payments of $208,333.

Equipment Loan.  On December 23, 2005, the Company negotiated a loan of $460,324 to pay off outstanding payables in connection with the installation of a player tracking system at our three casinos in Cripple Creek, Colorado.  The loan is for a term of 48 months with interest equal to the prime rate, which is 8.25% as of September 30, 2006.  The outstanding balance as of September 30, 2006 was $383,603.

Financing: In January and February of 2007, we closed a series of private placement transactions resulting in net proceeds of approximately $4,000,000, all of which we intend to use for working capital.

Effects of Current Economic and Political Conditions:

Competitive Pressures:

Many casino operators are either entering or expanding in our markets — Colorado and Oklahoma — thereby increasing competition.  As companies have completed new or expanded projects, supply has sometimes grown at a faster pace than demand, and competition has increased significantly. Furthermore, several operators, including Southwest, have plans for additional developments or expansions in our markets.

Although, the short-term effect on Southwest of these competitive developments generally has been negative, we are not able to determine the long-term impact, whether favorable or unfavorable, that development and expansion trends and events will have on current or future markets.  We believe that the geographic diversity of our operations, our service training, our rewards and customer loyalty programs, and our continuing efforts to improve our facilities will insure continued customer loyalty and will enable us to face the competitive challenges present within our industry.

Political Uncertainties:

The casino entertainment industry is subject to political and regulatory uncertainty.  From time to time, individual jurisdictions have considered legislation or referendums that could adversely impact our operations.  The likelihood or outcome of similar legislation and referendums in the future is difficult to predict.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate.  From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of tax laws, that would affect the industry.  It is not possible to determine with certainty the scope or likelihood of possible future changes in tax laws or in the administration of tax laws.  If adopted, changes in tax law could have a material adverse effect on our financial results.

Significant Accounting Policies and Estimates:

We prepare our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States.  Certain of our accounting policies, including, but not limited to, the estimated lives assigned to our assets, the determination of bad debt, asset impairment, and income taxes, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates.  By their nature, these judgments are subject to an inherent degree of uncertainty.  Our judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.  We cannot assure you that our actual results will not differ from our estimates.  For a discussion of our significant accounting policies and estimates, please refer to Management’s Discussion and Analysis or Plan of Operation and Notes to Consolidated Financial Statements presented in the 2005 Financial Statements included in our Annual Report on Form 10-KSB.

Share-Based Compensation Expense:

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires us to measure and recognize compensation expense for all share-based payment awards made to employees and directors, including employee and director stock options and employee and director stock purchases, based on estimated fair values. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). We apply certain provisions of SAB 107 in our adoption of SFAS 123(R).

SFAS 123(R) requires us to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.  The value of the portion of the award that we ultimately expect to vest is recognized as expense over the requisite service periods in our consolidated statement of operations. SFAS 123(R) supersedes our previous accounting under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”).  As permitted by SFAS 123, we measured compensation cost for options granted before January 1, 2006, in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations.  Accordingly, no accounting recognition was given to stock options granted at fair market value until they were exercised. Upon exercise, net proceeds, including tax benefits realized, were credited to equity.

We adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of our fiscal year 2006. In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).  Share-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period.  Share-based compensation expense recognized in our unaudited consolidated statement of operations for the three and nine months ended September 30, 2006 was $40,294 and $125,705 and included both compensation expense for share-based payment awards granted before, but not vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and compensation expense for the share-based payment awards granted after January 1, 2006.  There was no share-based compensation expense related to employee and director stock options and employee and director stock purchases recognized during the three and nine months ended September 30, 2005.

Upon adoption of SFAS 123(R), we continue to use the Black-Scholes option pricing method that we had used to establish fair value of options granted before January 1, 2006.  Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables.  These variables include, but are not limited to, our expected stock price volatility and actual and projected employee stock option exercise behaviors.  Any changes in these assumptions may materially affect the estimated fair value of the share-based award.

In November 2005, the FASB issued FSP FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards (“FSP 123R-3”).  FSP 123R-3 provides a simplified alternative method to calculate the beginning pool of excess tax benefits against which excess future deferred tax assets (that result when the compensation cost recognized for an award exceeds the ultimate tax deduction) could be written off under Statement 123R.  The guidance in FSP 123R-3 was effective on November 10, 2005.  We may make a one-time election to adopt the transition method described in FSP 123R-3 before the end of our fiscal year ending December 31, 2006.  No tax benefit has been recorded on the share-based compensation for the nine month period ended September 30, 2006.

New Accounting Pronouncements:

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years.  This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements.  We are currently evaluating the potential impact of this statement.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (Interpretation No. 48).  Interpretation No. 48 clarifies the accounting for uncertain tax positions in accordance with SFAS 109, “Accounting for Income Taxes.”  Pursuant to Interpretation No. 48, the Company will be required to recognize in its financial statements the largest tax benefit of a tax position that is “more-likely-than-not” to be sustained on audit, based solely on the technical merits of the position as of the reporting date.  Only tax positions that meet the “more-likely-than-not” threshold at that date may be recognized.  The term “more-likely-than-not” means a likelihood of more than 50 percent. Interpretation No. 48 also provides guidance on new disclosure requirements, reporting and accrual of interest and penalties, accounting in interim periods and transition.  The cumulative effect of initially applying Interpretation No. 48 will be recognized as a change in accounting principle as of the date of adoption.  We have begun to evaluate the impact of applying this interpretation as of January 1, 2007, the effective date of the interpretation for the Company.  We do not expect Interpretation No. 48 to have a material impact on our financial position, results of operation or cash flows.

Non-GAAP Financial Measures:

Our executive officers consider “EBITDA” (earnings before interest, taxes, depreciation and amortization) a useful tool for measuring the operating performance of Southwest.  EBITDA is also a widely used measure of operating performance in the gaming industry and a principal basis for valuation of gaming companies.  We use EBITDA to establish budgets, analyze results as compared to our budgets, and as a basis for incentive compensation for some personnel.  However, EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income, cash flows from operating activities, or other performance measures derived in accordance with accounting principles generally accepted in the United States as indicators of our operating performance or as measures of our liquidity.  Southwest has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments that are not reflected in our EBITDA calculations.  Our management uses EBITDA, and we present it in this discussion and analysis, only as a supplement to measures prepared in accordance with accounting principles generally accepted in the United States.  Please be aware that other companies in our industry may calculate EBITDA differently than we do, which limits its usefulness as a comparative measure.

Description of Property:

We own, lease or manage the following real property:

Gold Rush I, LLC, a wholly owned subsidiary of Southwest Casino and Hotel Corp., operates the Gold Rush Casino with 321 slot machines, four table games, a bar/restaurant and 13 hotel rooms, and the Gold Digger’s Casino with 86 slot machines and a bar.  These properties are physically connected, but operate under separate Colorado gaming licenses.  We lease the casino buildings, another building that houses our marketing and accounting offices, the Gold Rush Palladium site, two additional storefronts and related parking lots under a 20-year lease from Mark and Annesse Brockley, Cripple Creek Development Corporation and Blue Building Corporation that expires in June 2019.  Gold Rush I pays base rent in the amount of $40,000 per month for this property, plus an additional payment based on the combined net income of the Gold Rush and Gold Digger’s casinos.  Through 2006, we have not been required to make any additional payments based on combined net income.  In addition, Gold Rush I assumed obligations to make numerous payments to third parties for outstanding accounts payable and debt obligations related to acquisition and operation of the Gold Rush and Gold Digger’s before we entered into this lease.  These additional payments are capped at $125,000 per month. If the payments exceed that amount, the excess amount is deducted from the base rent due.  In 2005, these assumed obligations averaged approximately $97,000 per month.  Gold Rush I also held an option to purchase this real estate that expired on February 28, 2005.

Southwest Casino and Hotel Corp., a wholly owned subsidiary of Southwest, operates Uncle Sam’s Casino, which operates 65 slot machines and a bar.  The building is leased under a 5-year lease from Lois Woods that was extended for an additional five years during 2004 and expires in April 2009.  Southwest pays rent in the amount of $14,000 per month for this facility.

Southwest Entertainment, Inc., a wholly owned subsidiary of Southwest Casino and Hotel Corp., operates the Gold Rush Palladium, an outdoor music amphitheatre with 1,200 seats.  The Palladium is located behind the Gold Rush and Gold Digger’s casinos on a portion of the property leased by Gold Rush I, LLC from Mark and Annesse Brockley, Cripple Creek Development Corporation and Blue Building Corporation under the lease described above that expires in June 2019.  Southwest Entertainment hosts music events at the Palladium intended to increase traffic at the Gold Rush and Gold Digger’s casinos.  Under the sublease between Southwest Entertainment and Gold Rush I for this site, Southwest Entertainment is required to pay rent of $1,000 per month.

In addition to the Gold Rush and Gold Digger’s casinos, the lease with Mark and Annesse Brockley, Cripple Creek Development and Blue Building Corporation includes two additional storefronts that we sublease to a third party.  The monthly rent for these properties is $2,000.

North Metro Harness Initiative, LLC, in which Southwest Casino and Hotel Corp. owns a 50 percent membership interest, purchased approximately 180 acres of real property in Columbus, Minnesota during October 2005. North Metro intends to build a harness racetrack and card room on this site.  North Metro also acquired a separate 24-acre parcel in the city of Hugo in Washington County, Minnesota that will be used for wetland mitigation required in connection with the development of the harness racetrack and card room.  North Metro owns all of these properties and there are no material liens or encumbrances against them.  We estimate the total cost of this development to be $62 million.  North Metro will provide about $20.8 million of that amount and, except for expenses related to ongoing operations prior to commencing construction, intends to borrow the remainder.

Lucky Star - Concho and Lucky Star - Clinton are enterprises of the Cheyenne and Arapaho Tribes of Oklahoma. Southwest Casino and Hotel Corp. manages these facilities under a NIGC-approved management agreement that terminates in May 2007.  As of December 31, 2005, Lucky Star - Concho operated more than 900 gaming machines, both Class II machines as defined by the NIGC and Class III machines permitted under the compact between the Tribes and the State of Oklahoma.  Lucky Star - Clinton offers more than 370 gaming machines, all of which qualify as Class II machines, and a delicatessen.  In January 2005, the Cheyenne and Arapaho Tribes entered into a gaming compact with the State of Oklahoma that permits the Tribes to offer certain types of Class III gaming machines and specified card games.  The tribal gaming commission authorized us to offer these machines and games in Lucky Star - Concho casino in April 2005 and Lucky Star — Clinton in October 2006.

Southwest Casino Corporation leases 4,780 square feet of office space at 2001 Killebrew Drive, Suite 350 in Minneapolis, Minnesota with a base rent of $8,784 per month plus certain operating costs for its corporate offices under a five-year lease that expires in December 2009.

Southwest does not own any interest in real property solely for investment purposes.  Southwest does not invest in real estate mortgages or in the securities of persons primarily engaged in real estate activities.

Our management considers our leased properties suitable and adequate for our current operations.  In the opinion of our management, all of these properties are adequately covered by insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January and February 2007, Southwest Casino Corporation completed a private placement of units consisting of one share of common stock and a warrant to purchase 0.4 shares of common stock at a price of $0.55 per unit.  The exercise price of the warrants is $0.61 per share.  James Druck, a Director and our CEO, David Abramson, a director, Gus Chafoulias, a director, Thomas Fox, our President, and Jeffrey Halpern, our Vice President of Government Affairs, each participated in this offering on the same terms as all other participants.  Mr. Druck purchased 68,000 shares and received a warrant to acquire an additional 27,200 shares.  Mr. Abramson purchased 30,000 shares and received a warrant to acquire an additional 12,000 shares.  Mr. Chafoulias purchased 181,819 shares and received a warrant to acquire an additional 72,728 shares.  Three entities in which Mr. Fox has an ownership interest purchased 700,002 shares and received warrants to acquire an additional 280,002 shares.  Mr. Halpern purchased 68,200 shares and received a warrant to acquire an additional 27,280 shares.

On October 20, 2005, Southwest Casino and Hotel Corp. (“Southwest Casino & Hotel”), the wholly-owned operating subsidiary of Southwest Casino Corporation, entered into a Revolving Credit and Term Loan Agreement (the “Loan Agreement”) with Crown Bank of Minneapolis, Minnesota.  As a condition to entering into the Loan Agreement, James Druck, Chief Executive Officer, Thomas Fox, President and Chief Financial Officer, and Jeffrey Halpern, the Chairman of the Board of Directors of Southwest Casino Corporation, were required by Crown Bank to become three of the 12 shareholder guarantors of the term loan and each guaranteed personally $100,000 of this borrowing.  In consideration for the shareholder guaranties, Southwest Casino Corporation issued five-year fully exercisable warrants to purchase an aggregate of 1,250,000 shares of its common stock at an exercise price of $0.50 per share to the non-affiliated shareholder guarantors and $0.58 per share to Mr. Druck, Mr. Fox and Mr. Halpern.  Mr. Druck, Mr. Fox and Mr. Halpern each received warrants to purchase 50,000 shares of Southwest Casino Corporation common stock.  The $0.58 per share exercise price of the Warrants held by Mr. Druck, Mr. Fox and Mr. Halpern represented the average closing market price of one share of Southwest Casino Corporation’s common stock over the 10 trading days immediately preceding the closing of the loan transaction.

At its meeting on April 26, 2006, the independent members of the Company’s Board of Directors approved one-time payments to James Druck, CEO, Thomas Fox, President and COO, and Jeffrey Halpern, Vice President of Government Affairs, as partial repayments of the Company’s outstanding liabilities for their unpaid salaries, the majority of which is from years before 1998.  The Board approved payments of $50,000 to Mr. Druck and Mr. Halpern and $10,000 to Mr. Fox.  The Company made these payments to Mr. Halpern on April 28, 2006 and Mr. Druck and Mr. Fox on May 15, 2006.  As of September 30, 2006, the remaining balance owed to these executives is $122,467.

During the year ended December 31, 2005 and 2004, the Company paid Berc & Fox Limited $17,648 and $41,275 for tax and accounting services, respectively.  During the nine months ended September 30, 2006, the Company paid Berc & Fox Limited $15,150 for tax and accounting services, respectively.  North Metro Harness Initiative, LLC paid Berc & Fox Limited $975 during the nine months ended September 30, 2006 for tax services.  Thomas Fox was a shareholder and officer in Berc & Fox Limited during all of these time periods.

During the years ended December 31, 2005 and 2004, the Company paid Jennifer Sparlin Druck $1,000 each year for entertainment services at the Gold Rush Palladium.  Ms. Druck is the wife of James Druck, an officer of the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB) of the National Association of Securities Dealers, Inc. under the symbol “SWCC.OB.”  Quotation on the OTCBB began February 26, 2004.  Before February 26, 2004, our common stock was not quoted on the OTCBB or listed on any exchange.  From February 26, 2004 until completion of our reorganization on July 22, 2004, our common stock was quoted under the symbol “LMAV.”  The following table sets forth the high and low bid prices for our common stock, as reported by the OTCBB, for the fiscal quarters indicated:

	High	Low
Fiscal Year ended December 31, 2006
Quarter ended Dec. 31, 2006	$0.70	$0.42
Quarter ended Sept. 30, 2006	$0.71	$0.40
Quarter ended June 30, 2006	$0.84	$0.51
Quarter ended March 31, 2006	$0.73	$0.40

Fiscal Year ended December 31, 2005:
Quarter ended Dec. 31, 2005	$0.84	$0.50
Quarter ended Sept. 30, 2005	$0.65	$0.22
Quarter ended June 30, 2005	$1.80	$0.55
Quarter ended March 31, 2005	$4.15	$1.15

Fiscal Year ended December 31, 2004:
Quarter ended Dec. 31, 2004	$1.50	$0.60
Quarter ended Sept. 30, 2004	$2.00	$1.50
Quarter ended June 30, 2004	$0.00	$0.00
February 26 to March 31, 2004	$0.00	$0.00

These bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Number of Record Holders

As of February 27, 2007 there were 401 record holders of our common stock.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation.

The following table provides summary information concerning cash and non-cash compensation paid to or earned by our Chief Executive Officer and our executive officers who received or earned cash and non-cash salary and bonus of more than $100,000 during the Southwest Casino Corporation fiscal year ended December 31, 2005.  Please note that we completed a corporate reorganization with Lone Moose Adventures, Inc. on July 22, 2004 that is described under the heading “(a) Business Development” on page 25 of this prospectus.  The information below reflects compensation paid to the executive officers of Southwest Casino and Hotel Corp. and Southwest Casino Corporation by Southwest for the past two fiscal years.  In addition, under Item 402 of Regulation S-B, we must disclose compensation information for Christopher B. Glover, the Chief Executive Officer of Lone Moose Adventures before the reorganization.  The compensation information regarding Mr. Glover represents compensation paid by Lone Moose Adventures, Inc. before our reorganization.

Summary Compensation Table

	Annual Compensation					Long Term Compensation Securities Underlying		All Other Compensation
	Year	Salary ($)		Bonus ($)		Options (#)		($)
James B. Druck
Chief Executive Officer and	2005	$220,000		$0		0		$46,608	(4)
Secretary	2004	220,000		64,497	(1)	300,000	(3)	48,085	(4)
	2003	220,000		108,490	(2)	0		32,424	(4)

Thomas E. Fox
President, Chief Operating	2005	$220,000		$0		0		$32,231	(4)
Officer and Chief Financial Officer	2004	220,000		57,912	(1)	300,000	(3)	31,854	(4)
	2003	220,000		94,936	(2)	0		49,887	(4)

Jeffrey S. Halpern	2005	$120,000		$0		0		$38,289	(4)
Vice President of Government	2004	120,000		58,349	(1)	300,000	(3)	37,230	(4)
Affairs	2003	120,000		54,120	(2)	0		41,960	(4)

Brian L. Foster
Vice President of Native	2005	$0	(5)	$273,355	(6)	0		$16,576	(9)
American Operations	2004	0	(5)	100,772	(7)	0		17,189	(9)
	2003	0	(5)	113,411	(8)	250,000		9,349	(9)

Christopher B. Glover
President, Lone Moose	2005	$0		$0		0	(11)	$0
Adventures, Inc.	2004	6,000	(10)	0		0	(11)	0
	2003	12,000	(10)	0		0	(11)	0

(1)  Represents bonus awarded for performance during 2003 and paid during 2004. No bonus was awarded for 2004.

(2)  Represents bonus awarded for performance during 2002 and paid during 2003.

(3)  Consists of options to acquire 300,000 shares of common stock granted to the executive under the terms of employment agreements entered into with Southwest on July 1, 2004.

(4)  Consists of company paid medical, dental, life and disability insurance, 401k matching funds, and a car allowance.

(5)  Mr. Foster manages two gaming facilities owned by the Cheyenne and Arapaho Tribes of Oklahoma. Mr. Foster also receives compensation, including a salary, directly from the Cheyenne and Arapaho Tribes of Oklahoma tribal enterprises.

(6)  Represents bonus awarded for 2004 performance and 2005 performance and paid during 2005.

(7)  Represents bonus awarded for performance and paid during 2004.

(8)  Represents bonus awarded for performance and paid during 2003.

(9)  Consists of company paid medical, dental, life and disability insurance, and 401k matching funds.

(10) Lone Moose Adventures, Inc. accrued salary for an officer/shareholder starting April 1, 2002 at the rate of $1,000 per month, but did not make any payment.  Under the terms of our reorganization, Southwest did not assume any obligation for accrued but unpaid wages.

(11) Does not include 83,333 shares of restricted stock issued to Mr. Glover by Lone Moose Adventures, Inc. during January 2002.

Option Grants in Last Fiscal Year.

The following table summarizes grants of options to purchase shares of Southwest Casino Corporation (or options to purchase shares of Southwest Casino and Hotel Corp. assumed by Southwest Casino Corporation in the reorganization) during the fiscal year ended December 31, 2005 to each of the executive officers named in the above Summary Compensation Table.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($ Per Share)(2)	Expiration Date
James B. Druck	0	(1)	—	—	—
Thomas E. Fox	0	(1)	—	—	—
Jeffrey S. Halpern	0	(1)	—	—	—
Brian L. Foster	0		—	—	—
Christopher B. Glover	0		—	—	—

(1)  Does not include warrants to purchase 50,000 shares of common stock issued to Messrs. Druck, Fox and Halpern in consideration of each of their agreements to guarantee personally up to $100,000 of a $2.5 million term loan and $450,000 revolving line of credit from Crown Bank to Southwest Casino and Hotel Corp.  Crown Bank requested the participation of Messrs. Druck, Fox and Halpern in the loan guarantees as a condition to making these loans to Southwest.  The exercise price of these warrants is $0.58 per share, which was the average closing market price of a share of Southwest common stock on the Over-the-Counter Bulletin Board market for the 10 trading days immediately preceding the closing of the loan transaction.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.

The following table summarizes the number and value of options held by each of the executive officers named in the above Summary Compensation Table at December 31, 2005.  None of these executive officers exercised any stock options during the fiscal year ended December 31, 2005.

	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
James B. Druck	300,000	0	0	—
Thomas E. Fox	300,000	0	0	—
Jeffrey S. Halpern	300,000	0	0	—
Brian L. Foster	250,000	0	$120,000	—
Christopher B. Glover	0	0	0	—

(1)           Based on the difference between the fair market value of one share of common stock at December 30, 2005 of $0.60 per share, and the exercise price of the options, which range from $0.12 to $1.00 per share.  Options are in the money if the market price of the shares exceeds the option exercise price.

Compensation of Directors.

On December 7, 2005, Southwest’s Board of Directors elected four new independent (as defined under Nasdaq rules).  Southwest’s Board of Directors consists of four independent, non-employee directors and James Druck, our CEO.  Mr. Druck does not receive any additional compensation for his service as a director.

Beginning in the first quarter of 2006, the non-employee members of our Board of Directors receive a quarterly retainer of $2,500, with an initial retainer of $5,000 in their first quarter of service.  Each director also received a non-qualified option to purchase 150,000 shares of Southwest common stock under our 2004 Stock Incentive Plan.  These options were granted on January 10, 2006 and have an exercise price of $0.65 per share.  The options become exercisable in 12 equal quarterly installments on the last day of each quarter over three years.  Southwest also pays directors meeting fees of $1,000 for each in-person meeting and $500 for each telephonic meeting at which formal action is taken by our board or any committee of the board.  These meeting fees do not apply to one in-person meeting of the Board of Directors and one meeting of each committee on which a board member serves each quarter.  The increased retainer during the first quarter of a director’s service is intended to compensate the director for the extra time and meetings required to orient a director to Southwest and the work of our Board.

We also issued a non-qualified option to purchase 75,000 shares of Southwest common stock, on the same terms as described above, to David Abramson to compensate him for his work as Chairman of the Audit Committee of the Board of Directors.

Employment Contracts.

James Druck Employment Agreement

In July 2004, we entered into an employment agreement with James B. Druck under which Mr. Druck serves as our Chief Executive Officer.  The initial term of this agreement was until July 1, 2006, after which the term renews automatically for additional one-year periods unless terminated earlier by either party.  Under this agreement, Mr. Druck receives a base salary of $220,000 per year, an automobile allowance of $1,000 per month, and is eligible for an additional performance bonus if granted by our Board of Directors.  Any adjustment to base salary will be determined by the Board of Directors.  This bonus is discretionary and no bonus was awarded for fiscal years 2005 or 2004, although Mr. Druck received a bonus for fiscal year 2003 that was paid during 2004.  Mr. Druck also was granted a non-plan option to purchase 300,000 shares of our common stock at a price of $1.00 per share.  This option was immediately exercisable as to 100,000 shares and 1/24 of the remaining shares will vest on the first day of each of the next 24 months beginning August 1, 2004.  Because vesting of this option could accelerate if specified milestones were achieved, including the grant of racing licenses to North Metro Harness Initiative, LLC on January 19, 2006, this option was fully-vested at the end of 2005.  If Mr. Druck is terminated without cause, in connection with a change in control of the company, or if Mr. Druck terminates his employment for “good reason”, Mr. Druck may elect to continue employment with us in a diminished capacity. If Mr. Druck so elects, Mr. Druck will continue to receive his base salary and medical benefits for 18 months.  After 18 months, Mr. Druck will receive a salary of not less than $25,000 and continuing medical benefits.  Mr. Druck is also subject to customary assignment of inventions, confidentiality, non-solicitation and non-compete provisions.

Thomas Fox Employment Agreement

In July 2004, we entered into an employment agreement with Thomas E. Fox under which Mr. Fox served as our President, Chief Operating Officer and Chief Financial Officer.  Mr. Fox resigned his position as Chief Financial Officer in June 2006 in connection with the hiring or our new CFO.  The initial term of this agreement was until July 1, 2006, after which the term renews automatically for additional one-year periods unless terminated earlier by either party.  Under this agreement, Mr. Fox receives a base salary of $220,000 per year, an automobile allowance of $1,000 per month, and is eligible for an additional performance bonus if granted by our Board of Directors.  Any adjustment to base salary will be determined by the Board of Directors.  This bonus is discretionary and no bonus was awarded for fiscal years 2005 or 2004, although Mr. Fox received a bonus for fiscal year 2003 that was paid during 2004.  Mr. Fox also was granted a non-plan option to purchase 300,000 shares of our common stock at a price of $1.00 per share.  This option was immediately exercisable as to 100,000 shares and 1/24 of the remaining shares will vest on the first day of each of the next 24 months beginning August 1, 2004.  Because vesting of this option could accelerate if specified milestones were achieved, including the grant of racing licenses to North Metro Harness Initiative, LLC on January 19, 2006, this option was fully-vested at the end of 2005.  If Mr. Fox is terminated without cause, in connection with a change in control of the company, or if Mr. Fox terminates his employment for “good reason”, Mr. Fox may elect to continue employment with us in a diminished capacity.  If Mr. Fox so elects, Mr. Fox will continue to receive his base salary and medical benefits for 18 months.  After 18 months, Mr. Fox will receive a salary of not less than $25,000 and continuing medical benefits.  Mr. Fox is also subject to customary assignment of inventions, confidentiality, non-solicitation and non-compete provisions.

Jeffrey Halpern Employment Agreement

In July 2004, we entered into an employment agreement with Jeffrey S. Halpern under which Mr. Halpern serves as the Chairman of our Board of Directors and Assistant Secretary.  Mr. Halpern resigned from the position as Chairman of our Board of Directors on December 7, 2005 in connection with the election of four new independent board members.  Mr. Halpern has served as our Vice President of Government Affairs and Secretary since November 2005.  The initial term of this agreement was until July 1, 2006, after which the term renews automatically for additional one-year periods unless terminated earlier by either party.  Under this agreement, Mr. Halpern receives a base salary of $120,000 per year, an automobile allowance of $1,000 per month, and is eligible for an additional performance bonus if granted by our Board of Directors.  Any adjustment to base salary will be determined by the Board of Directors.  This bonus is discretionary and no bonus was awarded for fiscal years 2005 or 2004, although Mr. Halpern received a bonus for fiscal year 2003 that was paid during 2004.  Mr. Halpern also was granted a non-plan option to purchase 300,000 shares of our common stock at a price of $1.00 per share.  This option was immediately exercisable as to 100,000 shares and 1/24 of the remaining shares will vest on the first day of each of the next 24 months beginning August 1, 2004.  Because vesting of this option could accelerate if specified milestones were achieved, including the grant of racing licenses to North Metro Harness Initiative, LLC on January 19, 2006, this option was fully-vested at the end of 2005.  If Mr. Halpern is terminated without cause, in connection with a change in control of the company, or if Mr. Halpern terminates his employment for “good reason”, Mr. Halpern may elect to continue employment with us in a diminished capacity.  If Mr. Halpern so elects, Mr. Halpern will continue to receive his base salary and medical benefits for 18 months.  After 18 months, Mr. Halpern will receive a salary of not less than $25,000 and continuing medical benefits.  Mr. Halpern is also subject to customary assignment of inventions, confidentiality, non-solicitation and non-compete provisions.

Tracie Wilson Employment Agreement

On June 29, 2006, Southwest entered into an employment agreement with Ms. Wilson under which she is an “at will” employee and will receive a salary of $140,000 per year and be eligible for discretionary bonuses as determined by the CEO and President and approved by the Compensation Committee of Southwest’s Board of Directors. In addition, Ms. Wilson received an option to purchase 50,000 shares of Southwest Casino Corporation common stock at a price of $0.75 per share.  The option was granted under and is subject to the terms of Southwest’s 2004 Stock Incentive Plan.  The option vests in equal amounts each quarter over the next three years.  The option will remain exercisable until June 28, 2016.  The agreement also provides that Ms. Wilson will receive payments equal to not less than six months salary if her employment is terminated in connection with a change in control of Southwest.

REPORTS TO SECURITY HOLDERS

We are subject to the reporting and other requirements of the Exchange Act and furnish to our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.  We also file these reports with the United States Securities and Exchange Commission.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  We file these reports electronically and the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding Southwest Casino Corporation that we file electronically.  You may access this information through the SEC website at www.sec.gov.

The mailing address and telephone number of our principal executive offices is:

Southwest Casino Corporation

2001 Killebrew Drive, Suite 350

Minneapolis, MN 55425

Phone: 952-853-9990

FINANCIAL STATEMENTS

[Letterhead of Eide Bailly LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Southwest Casino Corporation

Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of Southwest Casino Corporation (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we do not express such an opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation.  We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwest Casino Corporation as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly LLP

Minneapolis, Minnesota
February 24, 2006, except for the fifth paragraph of Note 21, for which the date is March 24, 2006.

SOUTHWEST CASINO CORPORATION
Consolidated Balance Sheets
December 31, 2005 and 2004

	2005	2004
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$1,195,145	$750,556
Cash - Restricted	2,656	202,147
Accounts Receivable	125,341	136,247
Management Fees Receivable	443,453	241,227
Inventories	148,283	154,724
Prepaid Expenses	574,371	640,610
Total Current Assets	$2,489,249	$2,125,511

PROPERTY AND EQUIPMENT
Real Estate Options	$—	$657,034
Construction in Progress	—	1,208,762
Leasehold Improvements	15,671,888	15,668,826
Furniture and Equipment	5,984,114	6,387,001
Accumulated Depreciation	(9,547,838)	(7,819,758)
Net Property and Equipment	$12,108,164	$16,101,865

OTHER ASSETS
Intangible Assets	$944,730	$1,439,165
Deposits	101,150	100,024
Investment in Unconsolidated Subsidiary	4,298,367	—
Deferred Tax Asset	573,000	842,000
Total Other Assets	$5,917,247	$2,381,189

TOTAL ASSETS	$20,514,660	$20,608,565

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$638,409	$2,468,807
Accounts Payable - Construction in Progress	—	316,442
Accrued Expenses	1,058,758	869,579
Accrued Liabilities - Related Parties	249,947	707,763
Notes Payable	446,292	883,101
Current Portion of Long-Term Liabilities	2,778,571	767,436
Convertible Subordinated Series A Debentures	—	100,000
Accrued Interest Payable	17,552	109,775
Total Current Liabilities	$5,189,529	$6,222,903

LONG-TERM LIABILITIES
Long-Term Liabilities Net of Current Portion	$9,112,672	$9,017,472

STOCKHOLDERS' EQUITY
Preferred Stock, $.001 Par Value; 30,000,000 Shares Authorized	$—	$—
Common Stock, $.001 Par Value; 50,000,000 Shares Authorized,
19,588,656 and 5,256,786 Shares Issued and Outstanding, Respectively	19,589	19,366
Additional Paid-in Capital	17,052,916	16,775,220
Accumulated Deficit	(10,860,046)	(11,426,396)
Total Stockholders' Equity	6,212,459	5,368,190

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,514,660	$20,608,565

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SOUTHWEST CASINO CORPORATION
Consolidated Statements of Operations
For the Years Ended December 31, 2005 and 2004

	2005	2004

REVENUES
Casino	$14,981,985	$15,496,712
Food & Beverage/Hotel	582,546	433,119
Management and Consulting	4,911,105	4,083,189
Entertainment	26,178	102,430
Other	211,204	93,167
Total Revenue	20,713,018	20,208,617

EXPENSES
Casino	$11,839,907	$12,018,880
Food & Beverage/Hotel	1,474,223	1,583,978
Corporate Expense	2,480,942	3,861,962
Project Development Costs	736,739	835,452
Entertainment	158,204	199,867
Depreciation and Amortization	2,358,065	2,433,699
Total Expenses	19,048,080	20,933,838

Income from Operations	$1,664,938	$(725,221)

OTHER INCOME (EXPENSE)
Interest Income	$6,899	$8,459
Interest Expense	(934,417)	(1,131,094)
Loss on Disposition of Property and Equipment	(44,813)	(9,909)
Income from Debt Forgiveness	—	9,219
Total Other Income (Expense)	(972,331)	(1,123,325)

Loss from Continuing Operations
Before Income Taxes	692,607	(1,848,546)

Income Tax Benefit (Expense)	(291,000)	—
Minority Interest in Loss of Consolidated Subsidiary	204,173	108,446
(Loss) of Unconsolidated Subsidiaries, Net of Tax Benefit	(39,430)	(2,361,334)

Income (Loss) from Continuing Operations	566,350	(4,101,434)

DISCONTINUED OPERATIONS
Loss from Discontinued Operations	$—	$(256,582)
Income Tax Benefit	—	—
Total Discontinued Operations	—	(256,582)
NET INCOME (LOSS)	$566,350	$(4,358,016)

Earnings per common share and common equivalent share,
Basic:
Loss from continuing operations	0.03	(0.36)
Discontinued operations	—	(0.02)
Net Income (Loss)	$0.03	$(0.38)

Common Equivalent Shares Outstanding	19,531,402	11,460,771

Earnings per common share and common equivalent share,
Fully-diluted:
Loss from continuing operations	0.03	(0.36)
Discontinued Operations	—	(0.02)
Net Income (Loss)	$0.03	$(0.38)

Common Equivalent Shares Outstanding	22,463,724	11,460,771

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SOUTHWEST CASINO CORPORATION
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$566,350	$(4,358,016)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Minority Interest in Loss of Consolidated Subsidiary	(204,173)	(108,446)
Depreciation and Amortization	2,358,065	2,468,021
Amortization of Loan Costs	28,770	—
Loss on Disposition of Property and Equipment	44,813	9,909
Impairment Loss on Gaming Equipment	69,290	—
Common Stock Issued for Non-Cash Compensation	20,625	325,375
Loss of Unconsolidated Subsidiaries	39,430	2,361,334

Change in Current Assets and Liabilities,
(Increase) Decrease in Restricted Cash	199,491	(202,147)
(Increase) Decrease in Receivables	(191,320)	243,714
(Increase) Decrease in Inventories	6,441	14,706
(Increase) Decrease in Prepaid Expenses	(127,060)	(70,610)
(Increase) Decrease in Deferred Tax Asset	269,000	—
Increase (Decrease) in Accounts Payable	(1,004,506)	797,672
Increase (Decrease) in Accrued Expenses	189,179	309,767
Increase (Decrease) in Accrued Interest Payable	(92,223)	(225,719)
Net Cash Provided By Operating Activities	$2,172,172	$1,565,560

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Sale of Property and Equipment	$—	$5,725
Purchase of Property and Equipment	(606,751)	(1,918,543)
Proceeds from Principal Received on Long-Term Notes Receivable	—	402,686
(Increase) Decrease in Deposits	(1,126)	57,940
Payment of Capitalized License	(196,542)	(207,136)
Payments to Related Parties	(457,816)	—
Conversion of Consolidated to Uncosolidated Subsidiary	(19,185)	—
Investment in Unconsolidated Subsidiary	(2,774,744)	(2,251,767)
Net Cash (Used In) Investing Activities	$(4,056,164)	$(3,911,095)

CASH FLOWS FROM FINANCING ACTIVITIES
Net Advances on Short-Term Notes Payable	$(433,839)	$590,672
Proceeds from Line of Credit	—	350,000
Proceeds from Convertible Demand Notes, Net of Issuance Costs of $182,240	—	2,449,760
Proceeds from Long-Term Borrowings	2,500,000	—
Principal Payments on Long-Term Borrowings	(853,989)	(948,577)
Proceeds from Investor in Consolidated Subsidiary - Minority Interest	1,167,408	108,446
Proceeds from Issuance of Common Stock	24,001	75,000
Proceeds from Issuance of Preferred Stock & Warrants	—	5,000
Settlement of Convertible Subordinated Debentures	(75,000)	(262,500)
Net Cash Provided by Financing Activities	$2,328,581	$2,367,801

Net Increase in Cash and Cash Equivalents	444,589	22,266

CASH AND CASH EQUIVALENTS
Beginning of Year	750,556	728,290
End of Year	$1,195,145	$750,556

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$886,135	$1,364,671
Income Taxes Paid	$197	$1,138

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES
Common Stock Issued in Exchange for Compensation	$20,625	$325,375
Equipment Purchased through Financing	$25,303	$986,929
Conversion of Accounts Payable to Long-Term Debt	$460,324

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SOUTHWEST CASINO CORPORATION
Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2005 and 2004

	Series A Convertible
	Preferred Stock		Common Stock
	Number of		Number of		Additional	Retained
	Shares	Amount	Shares	Amount	Paid-in Capital	Earnings	Total
BALANCE Dec. 31, 2003	$8,067,506	161,350	5,256,786	105,136	13,311,968	(6,989,617)	6,588,837
Issuance of Common Stock for Services	—	—	187,500	3,750	18,750	—	22,500
Issuance of Common Stock for Debt	—	—	2,649,551	52,991	2,596,560	—	2,649,551
Conversion to New Common Stock $.001 par	(8,067,506)	(161,350)	8,067,593	(145,715)	307,065	—	—
Reverse Merger - Lone Moose	—	—	3,208,550	3,208	75,555	(78,763)	—
Common Stock Purchased	—	—	1,500,000	1,500	73,500	—	75,000
Cancellation of Stock - Lone Moose	—	—	(2,489,192)	(2,489)	(15,068)	—	(17,557)
Issuance of Common Stock for Services	—	—	939,685	940	339,060		340,000
Issuance of Common Stock for Debt	—	—	45,455	45	49,955	—	50,000
Issuance of Warrants	—	—	—	—	17,875	—	17,875
Net Loss	—	—	—	—	—	(4,358,016)	(4,358,016)
BALANCE Dec. 31, 2004	$—	0	19,365,928	19,366	16,775,220	(11,426,396)	5,368,190
Issuance of Common Stock for Debt			22,728	23	24,978		25,001
Issuance of Common Stock for exercise of			200,000	200	23,800		24,000
Issuance of Warrants for Services					20,625		20,625
Issuance of Warrants for Loan Guarantee					208,293		208,293
Net Income						566,350	566,350
BALANCE Dec. 31, 2005	$—	—	19,588,656	19,589	17,052,916	(10,860,046)	6,212,459

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

Southwest Casino Corporation

Southwest Casino and Hotel Corp. is the primary, wholly-owned operating subsidiary of Southwest Casino Corporation and was our parent company until the July 2004 reorganization that resulted in our current structure.  Southwest Casino and Hotel Corp. was organized under the laws of the State of Minnesota in 1992 under the name “Southwest Casino and Hotel Ventures, Inc.” and we have operated in the gaming industry since formation.

On July 22, 2004, Southwest Casino and Hotel Corp. merged with Lone Moose Acquisition Corporation, a wholly-owned subsidiary of Lone Moose Adventures, Inc., a Nevada corporation.  Lone Moose Acquisition Corporation was formed solely for the purpose of completing our reorganization.  Southwest Casino and Hotel Corp. was the surviving corporation in that merger and became a wholly-owned subsidiary of Lone Moose Adventures, Inc., which changed its name to Southwest Casino Corporation.  Under the terms of the reorganization agreement among Southwest Casino and Hotel Corp., Lone Moose Adventures, Inc. and certain shareholders of Lone Moose Adventures, Inc., Southwest Casino Corporation acquired 100% of the issued and outstanding shares of Southwest Casino and Hotel Corp. common and preferred stock in exchange for 16,161,343 shares of its common stock issued to the shareholders of Southwest Casino and Hotel Corp.  Including shares of Lone Moose common stock acquired by principal shareholders of Southwest Casino and Hotel Corp. before the reorganization, the former Southwest Casino and Hotel Corp. equity security holders acquired approximately 92% of the outstanding securities of Southwest Casino Corporation in the reorganization.

The reorganization represents a recapitalization of Southwest Casino Corporation with accounting treatment similar to that used in a reverse acquisition, except that no goodwill or intangible is recorded.  A recapitalization is characterized by the merger of a private operating company into a non-operating public shell corporation with nominal net assets and typically results in the owners and managers of the private company having effective operating control after the transaction.  Southwest Casino Corporation emerged as the surviving reporting entity after the reorganization.

Southwest Casino Corporation, through its wholly-owned subsidiaries, operates three casinos in Cripple Creek, Colorado, manages Native American gaming facilities under contractual agreements, and offers and has provided consulting services for casinos.  Southwest Casino Corporation’s operations include the following consolidated and unconsolidated subsidiaries:

Southwest Casino and Hotel Corp.

Southwest Casino and Hotel Corp. was formed in 1992 and provides management and consulting services for casinos under contractual agreements and operates Uncle Sam’s Casino in Cripple Creek, Colorado.

Gold Rush I, LLC

Gold Rush I, LLC, was formed during 1999 and operates the Gold Rush Hotel and Casino and Gold Digger’s Casino in Cripple Creek, Colorado under a long-term capitalized lease agreement.

Southwest Entertainment. Inc.

Southwest Entertainment, Inc., located in Minneapolis, Minnesota, was formed on November 4, 1998.  The company operates an outdoor amphitheatre for entertainment events in Cripple Creek, Colorado.

North Metro Harness Initiative, LLC (Unconsolidated)

North Metro Harness Initiative, LLC (North Metro) (a development stage Minnesota limited liability company) was formed on June 16, 2003 for the purpose of developing, owning, and operating a harness racetrack and card room north of Minneapolis, Minnesota, in Anoka County.  North Metro was issued licenses to own and operate the racetrack by the Minnesota Racing Commission on February 16, 2005.  As a result of the Minnesota Racing Commission’s decision, the Commission is being sued by a group opposed to the racetrack.  North Metro cannot

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

move forward with its development until this matter is resolved.  North Metro’s activities are described more fully in Note 6.

SW Missouri, LLC

SW Missouri, LLC was formed on May 25, 2004.  Its sole asset is a 30% membership interest in Southwest Missouri Gaming, LLC.

Southwest Missouri Gaming, LLC (unconsolidated)

Southwest Missouri, LLC owns a 30% membership interest in Southwest Missouri Gaming, LLC, which was formed March 29, 2004.  Southwest Missouri Gaming, LLC pursued state and local regulatory approval and property acquisition for a riverboat casino in Rockaway Beach, Missouri, which required an amendment to the state constitution.  The ballot initiative to amend the constitution was defeated in a statewide primary election on August 3, 2004.  All costs associated with this initiative were charged to expense in 2004.  Southwest Missouri Gaming, LLC spent no monies on Rockaway Beach in 2005.  While the Company retains its rights in this entity, it has no plans to revive this initiative at this time.  See Note 6.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Southwest Casino Corporation, its wholly-owned subsidiaries, and North Metro Harness Initiative, LLC which is treated as a variable interest entity (“VIE”) subject to consolidation for the year ended December 31, 2004, but not for the year ended December 31, 2005.  See Note 6.  All material inter-company transactions and balances have been eliminated in consolidation.

Basis of Accounting

The consolidated financial statements of the Company are prepared using the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when incurred.  This basis of accounting conforms to generally accepted accounting principles in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less when purchased to be cash equivalents.

Revenue Recognition

Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses.  Revenue from food, beverage and hotel operations is recorded upon delivery of goods or services, and excludes promotional allowances.  Revenue from casino management and consulting contracts with outside parties is recognized over the term of the agreements.  Consideration given in exchange for entering into long-term contracts is amortized over the life of the agreement.

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Receivables and Credit Policies

Accounts receivable are uncollateralized obligations under normal trade terms requiring payment within 20 days from invoice date, and do not accrue interest.  Accounts receivable are stated at the amount billed to the customer.  Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of receivables is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will be collected.  Management reviews all trade receivable balances that exceed 30 days from the invoice date and, based on an assessment of the current creditworthiness, estimates the portion, if any, of the balance that will not be collected.

Net Income Per Share — Basic and Diluted

Net income per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding during the period presented.  Basic earnings per share exclude the dilutive effect of options, warrants and convertible securities, while diluted earnings per share include such effects only during years when the Company reports net income.

Inventories

Inventories consist principally of food and beverage products and gift shop merchandise.  Inventories are carried at cost, determined under the first-in, first-out (FIFO) method.

Concentrations of Credit Risk

The Company’s cash balances maintained in bank depositories periodically exceed federally insured limits.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising expense for the years ended December 31, 2005 and 2004 was approximately $393,000 and $395,000, respectively.

Employee Benefit Plan

The Company has established a defined contribution profit sharing plan for its eligible employees.  To be eligible, an employee must be 21 years of age and have completed one year of service.  Contributions to the plan are made at the discretion of management, based on results of operations from year to year.  No discretionary contributions were made during 2005 or 2004.

The Company has adopted a 401(k) retirement plan.  The plan provides for employee pre-tax salary deferrals of up to 10% of a participant’s compensation (not to exceed federal limits) and a matching contribution by the Company — dollar for dollar up to 3% and fifty cents per dollar up to 5% of the participant’s compensation.  Employees are eligible for the plan if they have completed one year of service, as defined in the plan, and are at least 21 years old.  A participant is fully-vested after one year of service, as defined in the plan.  The Company’s matching contribution for the years 2005 and 2004 was $93,889 and $97,279, respectively.

Property and Equipment

Real estate options include costs related to agreements for options to purchase land.

Construction in progress consists of amounts incurred for the architectural, engineering and other construction planning costs that meet capitalization criteria.  As of December 31, 2005 and 2004, construction in progress consisted of architectural, zoning, engineering and construction permit application costs.

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Property and equipment are carried on the books at cost.  Depreciation on property and equipment is calculated using the straight-line method over their estimated useful lives, which range from 3 to 10 years.  Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the income statement.

Repair and maintenance charges, which do not increase the useful lives of the assets, are charged to expense as incurred.

Depreciation expense was $1,122,920 and $1,228,733 for the years ended December 31, 2005 and 2004, respectively.

Leaseholds attributable to the lease in Note 11 have been capitalized in accordance with generally accepted accounting principles and are being amortized over 20 years using the straight-line method.

Amortization expense for these leaseholds was $725,340 for each of the years ended December 31, 2005 and 2004.

Long-lived assets to be held and used are tested for recoverability whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable.  When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset.  Certain long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

Income taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes.  As changes in tax laws or rate are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Organization and start-up costs

Organization and start-up costs are expensed as incurred.  Organization costs consist of amounts related to the formation of a company.  Start-up costs consist of amounts incurred during the development stage related to the operation, management and development of a company, which do not qualify as a capitalized cost.  For federal and state income tax purposes the Company elected to capitalize and amortize start-up costs pursuant to Internal Revenue Code (IRC) Section 195(B).

Stock based compensation

The Company uses the intrinsic value method of accounting for compensation costs for stock based awards.  Under the intrinsic value method, the fair value of the shares less the amount the employee is required to pay for the shares is recorded as compensation expense over the applicable period of service related to the award.

Operating segments

The Company has segregated its activities into three operating segments based on operating and management characteristics related to its sources of revenue or basis for accumulating assets or expenses.  The segments are defined as casino operations, casino management for unrelated parties, and casino development activities.  Separate operations are aggregated based on the above general segment descriptions.

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 3 — RESTRICTED CASH

Restricted Cash at December 31, 2005 and 2004 represents a bank escrow account set up to repurchase Series A convertible subordinated debentures that were outstanding as of July 14, 2004 (See Note 9).

NOTE 4 —PROMOTIONAL ALLOWANCES

Revenue does not include the retail amount of rooms, food, and beverage provided gratuitously to customers, which was $1,115,953 and $1,263,506 in 2005 and 2004, respectively.

NOTE 5 — INTANGIBLE ASSETS AND CASINO MANAGEMENT AGREEMENT

	2005	2004
Casino management contract rights	$722,229	$1,232,029
Minnesota Class A and B Racing License	—	207,136
Loan Costs - Note Payable - Crown Bank (Note 7)	222,501	—
Total	$944,730	$1,439,165

The Company entered into an agreement with the Cheyenne and Arapaho Tribes of Oklahoma (CATO) for management of its casinos located in Oklahoma, which was to expire on May 19, 2004.  In exchange for extending the contract through May 19, 2007, the Company has transferred title of a tract of land to CATO.  The exchange took place in 2003.  Since the asset transfer is related to the extension agreement for management services, the cost of the land is being amortized over the term of the agreement.

Management revenues of $4,911,105 and $4,083,189 were earned related to the agreement with CATO for the years ended December 31, 2005 and 2004, respectively.  The Company is seeking an extension of this agreement beyond May 19, 2007, but is uncertain whether such an extension can be secured.  If this agreement is not extended, the Company will lose this revenue source in May 2007.

Amortization expense of the contract rights for the years ended December 31, 2005 and 2004 was $508,805 and $297,386, respectively.  Amortization expense on the loan costs associated with the Crown Bank Note for the years ended December 31, 2005 and 2004 was $28,770 and $0, respectively.  See Note 11 for a discussion of this loan.

Amortization expense for future years is estimated as follows:

Year Ended December 31,	Contract Rights	Loan Costs
2006	$509,800	$167,215
2007	$212,414	$54,989

The Company has also expended funds to acquire Class A and Class B racing licenses from the Minnesota Racing Commission.  Although these licenses are renewed on an annual basis, the costs of obtaining the initial licenses are considered to have an indefinite useful life because it is expected to generate cash flows indefinitely.  The license costs are no longer included in the consolidated balance sheet as of October 20, 2005.  See the discussion in Note 6.

NOTE 6— VARIABLE INTEREST ENTITY AND UNCONSOLIDATED SUBSIDIARIES

North Metro Harness Initiative, LLC

The Company evaluated whether North Metro should be treated as a variable interest entity (“VIE”) subject to consolidation during the applicable reporting periods under FIN 46(R).  The Company determined that North Metro should be treated as a VIE and that North Metro should be consolidated within the Company’s financial statements for the year ended December 31, 2004 and until October 20, 2005, for the following reason:

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

The Company lacked the ability through voting or similar rights to make decisions regarding North Metro’s activities because the Company’s voting rights were not proportionate to the Company’s obligation to absorb expected losses of the entity.  Until October 20, 2005, the Company had provided approximately 67 percent of North Metro’s financial support, but held only 50 percent of the North Metro voting power.  Because the Company would absorb financial losses of North Metro that were disproportionate to its 50 percent decision making power, we determined that North Metro is a VIE subject to consolidation for the year ended December 31, 2004 and until October 20, 2005.

On October 20, 2005, MTR-Harness, Inc. (“MTR”) made capital contributions of $5,760,043 to North Metro Harness Initiative, LLC.  Of these contributions, $4,679,913 was required to fulfill MTR’s capital commitments to North Metro under the North Metro Harness Initiative, LLC Member Control Agreement dated June 8, 2004.  The remaining $1,080,130 of these capital contributions was an additional contribution agreed upon by Southwest Casino and Hotel Corp. and MTR as managing members of North Metro Harness Initiative, LLC.  These capital contributions by MTR resulted in MTR’s aggregate capital contributions to North Metro Harness Initiative, LLC exceeding financial contributions from Southwest Casino and Hotel Corp. to North Metro Harness Initiative, LLC.  Because it is no longer true that the Company would absorb financial losses in excess of its decision making power, North Metro is no longer consolidated with Southwest Casino Corporation and in the future, financial results will be reported as income (loss) from an unconsolidated subsidiary by the Company under the equity method of accounting.

On October 20, 2005, the Company also made capital contributions of $2,330,130 to North Metro Harness Initiative, LLC.  Of these capital contributions, $1,250,000 was required to fulfill Southwest Casino and Hotel Corp.’s capital commitments to North Metro under the North Metro Harness Initiative, LLC Member Control Agreement dated June 8, 2004.  The remaining $1,080,130 of these capital contributions was an additional contribution agreed upon by Southwest Casino and Hotel Corp. and MTR as managing members of North Metro Harness Initiative, LLC.

North Metro Harness Initiative, LLC used these capital contributions to complete the purchase of approximately 165 acres of land in Columbus Township, Anoka County, Minnesota.  The purchase was completed in accordance with the terms of an option agreement that commenced on March 1, 2003.  North Metro Harness Initiative, LLC notified the seller of its intent to purchase the real estate under the terms of the option agreement on July 27, 2005.  The purchase price for the land was $8,450,000 plus real estate commissions and closing costs.  The price paid at closing was reduced by $630,000, the amount of option payments made by North Metro under the option agreement.  North Metro intends to develop a harness racetrack and card room on the site.  As of December 31, 2004, North Metro had made payment under the option agreement of $350,000.

North Metro also purchased two additional parcels of land.  On October 7, 2005, North Metro purchased approximately 24 acres of land for $600,000 in the city of Hugo in Anoka County, Minnesota.  North Metro intends to use the property for wetland mitigation work in connection with its development of a harness track and card room in Columbus Township, Minnesota. On October 14, 2005, North Metro completed the purchase of approximately 13.4 acres of land in Columbus Township, Anoka County, Minnesota.  The purchase was completed in accordance with the terms of an option agreement that commenced on July 17, 2003.  The purchase price for the land was $700,000 plus real estate commissions and closing costs.  The price paid at closing was reduced by $32,000, the amount of option payments made by North Metro under the option agreement.  The site adjoins real estate on which North Metro intends to develop a harness racetrack and card room.  As of December 31, 2004, North Metro had made payments under the option agreement of $21,000.

As of December 31, 2005, the Company has contributed $3,719,455 in consideration of its membership interests in North Metro.  In addition, the Company has advanced $1,656,051 for costs related to North Metro that the Company paid, and which exceeded the Company’s agreed pre-license capital contribution of $1,000,000, before the Minnesota Racing Commission granted racing licenses to North Metro.  These advances, together with interest, will only be paid out of first available cash from operations (and then after certain distributions to the members for income tax purposes).  Although the pre-licensing advances to North Metro are characterized as a payable to the Company under the North Metro Harness Initiative, LLC Member Control Agreement dated June 8, 2004, the Company treats these payments as an additional investment in North Metro and therefore does not account for these

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

payments as a receivable.  The Company has combined the advances and its capital contributions into an investment in an unconsolidated subsidiary on its financial statements and has accounted for this investment and all North Metro activity since October 20, 2005 under the equity method of accounting.

For the year ended December 31, 2005, the Company recorded $486,242 in North Metro project expense in its financial statements.  The Company has not included the assets of North Metro in its consolidated financial statements, but rather has recorded its capital contributions and the Company’s receivable from North Metro as an investment in an unconsolidated subsidiary and is accounting for all activity since October 20, 2005 on the equity method.  This receivable is included in the investment in unconsolidated subsidiary on the December 31, 2005 consolidated balance sheet.  The receivable, together with interest, will only be paid if cash becomes available from North Metro’s operations (and then only after distributions to the members of North Metro for payment of income taxes).  Because North Metro is only obligated to repay this loan out of operating revenue, the existing assets of North Metro would not be available for repayment if North Metro does not develop and operate its proposed facilities.

The balance sheet of North Metro on October 20, 2005 is no longer included in the Company’s consolidated balance sheet for the year ended December 31, 2005.  For the year ended December 31, 2004, North Metro was included in the Company’s consolidated balance sheet.  The balance sheets of North Metro as of October 20, 2005 and December 31, 2004, are as follows:

	October 20, 2005	December 31, 2004
ASSETS
Cash and Cash Equivalents	$19,185	$5,929
Prepaid Expenses	193,298	—
Real Estate Options	739,257	407,257
Construction in progress	1,349,798	1,208,762
Capitalized Licenses	418,211	207,136
Total Assets	$2,719,749	$1,829,084

LIABILITIES AND EQUITY
Accounts Payable	$150,477	$504,840
Due to Affiliates	1,550,337	1,156,782
Southwest Casino and Hotel Corp. Capital	1,093,408	1,000,000
MTR-Harness, Inc. Capital	1,275,854	108,446
Retained Earnings	(1,350,327)	(940,984)
Total Liabilities and Equity	$2,719,749	$1,829,084

North Metro has received a letter of commitment to provide debt financing for approximately 79% of the expected total project cost of the race track and card room, with the remaining 21% to be provided in the form of equity by North Metro.  Terms of this commitment include a $33,000,000 loan amortized over 10 years with interest at a variable rate (1.74% above prime rate) and a 7% interest rate floor, and an additional $4,250,000 loan, amortized over 5 years with interest at a fixed rate of 20%, is available if needed, but North Metro is not obligated to borrow this money to obtain the $33,000,000 primary loan.  In addition, 50% of net available cash flow (after scheduled debt service and income taxes) would be required to be held in an account to redeem the debt.  Redemption under this provision occurs when the account equals the principal amount of the loan outstanding.  Security for the loan will include a first mortgage, corporate guarantee of the Company, and security interests in other assets of the Company.  The closing of the loan is expected to occur after various court challenges to North Metro’s Class A and B racing licenses are resolved.  Funding the loan will occur as needed for the construction project.

North Metro, has entered into an agreement for the development of the land, building and related property to operate a racetrack and card room.  Fees related to the agreement total 3% of the project cost not to exceed $750,000, which is defined as the total development cost less the cost to purchase the land.  The agreement began on May 1, 2003, and continues until the completion of the project, unless earlier terminated.  Fees are payable at a rate of $6,000 per month, plus applicable out of pocket expenses, beginning on May 1, 2003.  Upon the start of construction, two thirds of the expected fee (less previous monthly payments) is due.  If the agreement is terminated prior to the completion

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

of the project, any unpaid fees are determined based on the completed status of the project at the time of termination, as defined in the agreement.

North Metro has entered into consulting agreements with non-related parties to monitor legislation and perform lobbying activities related to establishing and developing the racetrack and card room.  The agreements are generally on a month-to-month basis, and may be terminated by either party to the agreement.  North Metro has monthly obligations related to these agreements of approximately $20,000 per month for the first six months of 2005.  This monthly obligation was reduced to $12,000 each month for the balance of 2005.

Southwest Missouri Gaming, LLC

During 2004, the Company established a separate entity (SW Missouri, LLC) that invested in Southwest Missouri Gaming, LLC (SMG).  SMG was established to own and operate a riverboat casino in Rockaway Beach, Missouri.  SW Missouri owns 30% of SMG and contributed $3,835,960 to SMG.  SMG is 70% owned by an unrelated party who has contributed $10,142,806.  Amounts expended by the Company before formation of SMG were counted as part of SW Missouri’s contribution to SMG.  As of December 31, 2004, the Company has written off its entire investment due to the failure of a proposed amendment to the Missouri constitution on August 3, 2004 that was required for this project to proceed.

The Company owed its partner, Prime Inc., $367,000 as of December 31, 2004 for its share of expenses in connection with the unsuccessful initiative.  As of December 31, 2005, the Company has paid off a one year promissory note under which it was required to pay Prime Inc. $5,000 per month, a principal payment of $100,000 on July 1, 2005, and the balance of the note on December 31, 2005.  The interest rate on this note was the prime rate plus 2 points and adjusted monthly.  The note was secured by slot machines owned by Gold Rush I, LLC.  That collateral was released as of December 31, 2005.  All costs associated with this initiative were charged to expense in 2004.  While the Company retains its rights in this entity, it spent no monies on the Rockaway Beach project in 2005 and has no plans to revive this initiative at this time.

Upon establishment of SMG, the Company adopted the equity method of accounting for its investment in SMG.  Accordingly, the Company’s allocable portion of net income (loss) has been identified as equity earnings (loss) of unconsolidated subsidiaries on the accompanying consolidated income statement.  For the calendar years ended December 31, 2005 and 2004, the total loss related to the Rockaway Beach, Missouri development activities was $0 and $2,723,208, respectively.

NOTE 7 — SHORT-TERM NOTES PAYABLE

Short-term notes consisted of the following at December 31:	2005	2004
Associated Bank Line of Credit
The Company borrowed up to $450,000 under this line of credit. Interest rate was Prime +1%. This line of credit was repaid, in full, October 20, 2005.	$—	$446,292
Associated Bank Loan
On October 12, 2004, the Company borrowed $500,000 amortized over one year at $42,934 per month interest rate of 5.75%, guaranteed by the directors of the Company and an investor. Last payment made October 12, 2005.	$—	$418,569
Crown Bank Revolving Credit
On October 20, 2005, the Company entered into an agreement to borrow up to $450,000 under a revolving line of credit. Interest rate is Prime +1%, not less than 7.5%, due April 30, 2007. Currently the interest rate is 8.5%. At December 31, 2005, $3,708 was available to borrow. The loan is guaranteed to the extent of $300,000 by three principal officers of the Company. See Discussion of Warrants Issued — Note 12.	$446,292	$—
AICCO, Inc.
The Company financed various insurance policies at an interest rate of 7.42% per year. Monthly payments of $4,552 were due until maturity in April 2005.	$—	$18,210
Total Notes Payable	$446,292	$883,071

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 8 — SUBORDINATED DEBENTURES

During 1993, the Company sold $8,250,000 of Series A convertible subordinated debentures paying interest at a rate of 9.25% per year and due and payable on July 15, 1998.  On July 8, 2004, the Company offered to redeem all remaining outstanding Series A debentures, principal amount of $362,500, which were then in default, in exchange for payment of all principal plus interest accrued through July 14, 2004, or conversion of the principal to common stock plus payment of accrued interest through July 14, 2004.  The company paid all amounts necessary to redeem the remaining Series A convertible subordinated debentures in accordance with this offer into an escrow account established for this purpose.  As of December 31, 2005, all of the Series A convertible subordinated debentures had been redeemed.  In accordance with the July 8, 2004 redemption offer, after that date, we no longer accrued interest on the outstanding Series A debentures.

	2005	2004
Subordinated debentures payable	$0	$100,000
Accrued interest payable	$0	$101,750

NOTE 9 — STOCKHOLDERS’ EQUITY

The Company has authorized the issuance of up to 75,000,000 shares of common stock with a par value of $.001 and up to 30,000,000 shares of undesignated preferred stock with a par value of $0.001 per share with preferences and designations determined by the Board of Directors.  As of December 31, 2005, there were no shares of preferred stock designated or outstanding.  Each share of common stock is entitled to one vote on all matters submitted to shareholders.  Under the terms of a gaming license held by a subsidiary of the Company, the Company has amended its Articles of Incorporation to provide that all shares of common stock are subject to redemption, at the discretion of the Board of Directors, at fair market value if an owner is determined to be a disqualified holder.  A disqualified holder is a stockholder whose ownership of Company stock or refusal to provide information to the Company or any applicable gaming authorities may result in the disapproval, modification or non-renewal of any contract, license or franchise related to the Company’s gaming operations.

During the years ended December 31, 2005 and 2004, the company issued the following shares of common stock:

Year Ended December 31, 2005

On February 14, 2005, the Company issued 22,728 shares in connection with the redemption of an outstanding $75,000 Series A debenture.

On March 25, 2005, the Company issued 125,000 shares upon exercise of a warrant to purchase 125,000 shares of common stock and the receipt of $15,000 in cash.

On May 2, 2005, the Company issued 75,000 shares upon exercise of a warrant to purchase 75,000 shares of common stock and the receipt of $9,000 in cash.

On October 14, 2005, the Company issued warrants to purchase 40,000 shares to Corporate Capital Management, LLC and 10,000 shares to DMSR Investments at $1.00 per share in settlement of claims against the Company related to the Convertible Debt offering and proposed equity transaction.

Year Ended December 31, 2004

On June 28, 2004, the company completed a 3-for-2 split of its shares that reduced the number of shares outstanding from 644,400 to 429,680.

On July 13, 2004, the Company completed a 1-for-7.4672 split of its shares that increased the number of shares outstanding from 429,680 to 3,208,550.

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

On July 14, 2004, the Company issued 1,500,000 shares of its common stock under the terms of stock purchase agreements entered into on June 29, 2004.

On July 22, 2004, in connection with the Company’s reorganization, the Company issued 16,161,343 shares of its common stock to the former holders of Southwest Casino and Hotel Corp. common stock, series C preferred stock, and convertible securities.  The Southwest Casino and Hotel Corp. securities acquired by the Company included the following securities issued by Southwest Casino and Hotel Corp. during the first 9 months of 2004:

•                  On July 15, 2004, 375,000 shares of common stock issued in exchange for personal guarantees of promissory note (see Note 7).

•                  On July 22, 2004, 5,299,102 shares of common stock issued to the holders of Southwest Casino and Hotel Corp. 8% convertible debentures upon consummation of the Company’s reorganization.

Also in connection with the Company’s July 22, 2004 reorganization, the Company issued 150,000 shares of common stock in connection with an indemnification agreement for the Company, and 719,865 shares of common stock under the terms of an introduction agreement with the Company.

In addition, on July 22, 2004 the Company cancelled 2,489,372 shares of common stock held by the founding shareholders of Lone Moose Adventures, Inc.  In consideration of (a) the cancellation of these shares, (b) the agreement of the founding shareholders to indemnify the Company against any liabilities arising from the operation of Lone Moose Adventures, Inc. before the reorganization, and (c) the assumption by the founding shareholders of all of the liabilities of the Company’s former adventure tour business, the Company sold to the founding shareholders substantially all of the assets of the Company’s former adventure tour business.

On December 8, 2004, the Company issued 50,000 shares to Corporate Capital Management LLC in settlement of claims against the Company related to the Convertible Debt offering and proposed equity transaction; 20,000 shares to Isle Capital LLC for services; and 45,455 to a Series A Convertible bondholder in redemption of a $50,000 bond.

The following is a reconciliation of basic and diluted earnings per share:

Year ended December 31, 2005:	Net Earnings (Numerator)	Weighted Average Equity (Denominator)	Earnings Per Share
Basic Earnings per Share	$566,350	19,531,402	$.03
Effect of Dilutive Securities:
Outstanding Options and Warrants	—	2,932,322
	$566,350	22,463,724	$.03

The Company had a net loss for the year ended December 31, 2004; therefore, a calculation of earnings per share on a fully diluted basis would be anti-dilutive.

NOTE 10 — OPERATING LEASES

On May 1, 1998, the Company entered into a five-year agreement with Lois Woods to lease property located at 251 East Bennett Avenue in Cripple Creek, Colorado.  The lease started the first day of the month that Uncle Sam’s began operations, April 9, 1999, and terminated on March 31, 2004.  The lease required payments of $12,000 per month.  During February 2004, the Company extended the lease for an additional five years. The new lease payments are $14,000 per month, expiring March 2009.

The lease agreement includes provisions whereby the Company has the option to purchase the property for $2,000,000 plus 50% of the increase in the fair market value of the building as of the expiration of the initial term.  In the event of termination by the tenant, the landlord may assess a penalty of $144,000.

The Company also leases office space for corporate offices.  The lease expires December 31, 2009.

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Rent expense was approximately $284,400 and $197,300 for the years ended December 31, 2005 and 2004, respectively.

Future operating lease payments required as of December 31, 2005 are as follows:

2006	$284,400
2007	284,400
2008	284,400
2009	158,400
Total	$1,011,600

NOTE 11— LONG-TERM OBLIGATIONS

Capital Lease

On April 9, 1999, the Company entered into a 20-year capital lease with Cripple Creek Development Co, Blue Building Development, Inc. and Mark and Annesse Brockley (the Lessors) for the land and buildings relating to The Gold Rush Hotel and Casino and Gold Digger’s Casino.  The amount capitalized is based upon:

Present value of $53,437 monthly payments for 20 years	$5,799,170
Principal due on assumed obligations of outstanding debts	8,707,661
$14,506,831

Under this capital lease, the Company is required to make additional rent payments if the net income from the Gold Rush and Gold Digger’s casinos exceeds certain thresholds stated in the lease.  Because the Company is permitted to allocate a portion of its general overhead expenses to these operations when calculating net income for purposes of determining additional rent due, the Company has not been required to make additional rent payments.

Future minimum lease payments required under the capital leases as of December 31, 2005, are as follows:

2006	$1,713,898
2007	1,671,725
2008	1,636,868
2009	1,334,381
2010	1,233,903
Thereafter	8,492,600
Total miniumum lease payments	16,083,375
Less-amount representing interest	(8,087,824)
Present value of minimum lease payments	8,930,919
Less-current portion	(819,461)
Long-term portion	$8,111,458

Crown Bank Term Loan and IGT Note

On October 20, 2005, the Company entered into a term loan to borrow $2.5 million.  The interest rate is Prime +1%, not less than 7.5%, and the loan is due April 30, 2007.  Currently the interest rate on this loan is 8.5%.  The repayment period will be extended to May 31, 2008, if the Company achieves certain business goals.  The loan is guaranteed by twelve shareholders of the Company, including three principal officers.  See Discussion of Warrants Issued — Note 12.

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

On December 23, 2005, the Company negotiated a loan of $460,324 to pay off outstanding payables in connection with the installation of a player tracking system at our three casinos in Cripple Creek, Colorado.  The loan is for a term of 48 months with interest equal to the prime rate.

Future loan payments required as of December 31, 2005 are as follows:

2006	$2,749,842
2007	$789,918
2008	$132,918
2009	$132,918
2010	$11,077
Total:	$3,816,673

NOTE 12 —STOCK OPTIONS AND WARRANTS

On July 15, 2004, Southwest Casino and Hotel Corp. shareholders approved the Southwest Casino and Hotel Corp. 2004 Stock Incentive Plan that had been adopted by the company’s Board of Directors effective June 1, 2004.  Under the terms of the reorganization completed July 22, 2004, Southwest Casino Corporation assumed the rights and obligations of Southwest Casino and Hotel Corp. under this plan.  The plan permits Southwest Casino Corporation to issue incentive awards to all employees of Southwest Casino Corporation or any of its subsidiaries and any non-employee directors, consultants or independent contractors of the Company or any of its subsidiaries. Incentive awards under the plan include “incentive options” under Section 422 of the Internal Revenue Code of 1986, “non-statutory stock options” that do not qualify for “incentive option” treatment, stock appreciation rights, restricted stock awards, performance units and stock bonuses.  A maximum of 1,500,000 shares of Southwest Casino Corporation common stock are reserved for issuance under the plan. During calendar year 2005, Southwest Casino Corporation issued incentive stock options to acquire 55,000 shares of common stock at a price of $.50 per share under this plan.

In addition to the assumption of the 2004 Stock Incentive Plan, Southwest Casino Corporation assumed outstanding non-plan options to acquire shares of Southwest Casino and Hotel Corp. common stock as part of its reorganization.  The Company assumed obligations to issue 1,575,000 shares of its common stock at a weighted average price of $.62 per share.  The Company did not issue any non-plan options during the calendar year 2004 or 2005.

As part of the July 22, 2004 reorganization, Southwest Casino Corporation assumed outstanding warrants of Southwest Casino and Hotel Corp. to acquire 1,212,500 shares of the Company’s common stock.  These warrants are exercisable subject to the occurrence of certain events at a weighted average price of $.36 per share as of December 31, 2004 and expire at various times through June 10, 2009.  The Company also agreed to issue warrants to acquire 1,400,000 shares of Southwest Casino Corporation common stock at a price of $1.00 per share upon the successful closing of a private placement.  The private placement was never secured; therefore, the Company’s obligation to issue these warrants terminated in 2005.

On October 20, 2005, the Company secured a $2.5 million term loan (see Note 7) with the guaranties of 12 Southwest Casino Corporation shareholders.  Under the shareholder guaranties, each guarantor is individually liable for a portion of the $2.5 million term loan.  As a condition to entering into the Loan Agreement, James Druck, Chief Executive Officer, Thomas Fox, President and Chief Financial Officer, and Jeffrey Halpern, Vice President of Government Affairs, were required by Crown Bank to become three of the 12 shareholder guarantors.  Mr. Druck, Mr. Fox and Mr. Halpern each personally guaranteed $100,000 of this borrowing.  As further required by Crown Bank, the guaranties of Mr. Druck, Mr. Fox and Mr. Halpern also apply to the revolving line of credit, while the guaranties of the other shareholders do not.  In consideration for these shareholder guaranties, Southwest Casino

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Corporation issued five-year fully exercisable warrants to purchase an aggregate of 1,250,000 shares of its common stock at an exercise price of $0.50 per share to the non-affiliated shareholder guarantors, including Gus Chafoulias who subsequently joined our Board of Directors, and $0.58 per share to Mr. Druck, Mr. Fox and Mr. Halpern.

The Company has granted stock options and warrants to purchase shares of its common stock to various investors, directors and key employees.  The exercise price of all stock options and warrants granted have been set at prices equal to or above the fair market value of the Company’s stock on the date of grant except for warrants issued in connection with the $2.5 million term loan.  See Note 11.  The exercise price of the warrants issued in connection with the $2.5 million term loan was established based on fair market value at the time the loan was applied for but was lower than fair market value when the warrants were granted in connection with the loan closing.  The number of shares reserved for issuance is equal to the number of shares into which all outstanding stock options and warrants would be converted, if exercised.

A summary of changes in options outstanding is as follows:	Options and Warrants	Price Per Share
Balance at December 31, 2003	1,037,500	$0.14
Options and Warrants issued	3,295,000	$0.85
Balance at December 31, 2004	4,332,500	$0.68
Options and Warrants Issued	1,355,000	$0.53
Warrants Exercised	(200,000)	$0.12
Warrants Cancelled	(1,625,000)	$0.88
Balance at December 31, 2005	3,862,500	$0.57

On January 10, 2006, the Company issued options to purchase 675,000 shares of its common stock at a price of $0.65 per share to each of the four independent members of its Board of Directors.  See Note 21, Subsequent Events.

As allowed under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” we apply the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations to account for our stock option plans and, accordingly, do not recognize compensation expense.  Furthermore, no stock option-based employee compensation cost is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Had compensation expense for the stock option been determined in accordance with SFAS No. 123, total stock-based employee compensation expense, net of tax effects, would have been $87,063 and $77,079 for the years ended December 31, 2005, and 2004, respectively, and our pro forma Net income and Earnings per share for the indicated periods would have been:

	2005		2004
	As	Pro	As	Pro
	Reported	Forma	Reported	Forma
Net Income (Loss)	$566,350	$508,289	$(4,358,016)	$(4,453,617)
Earnings per share
Basic	$0.03	$0.03	$(0.38)	$(0.38)
Diluted	$0.03	$0.02	$(0.38)	$(0.38)

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected Dividend Yield	0.00%	0.00%
Expected Stock Price Volatility	181.00%	0.00%
Average Risk-Free Interest Rate	3.52%	3.78%
Expected Average Life of Options (years)	7.46	5.69

At December 31, 2005 and 2004, the Company had 3,862,500 and 4,332,500 shares of common stock reserved for the exercise of warrants that have been granted in connection with debt and equity offerings and in lieu of cash payment for services provided.  The exercisability of many of these options is conditioned on the Company’s achievement of certain objectives.  The warrants were exercisable at a weighted average price $.57 and $.68 per share as of December 31, 2005 and 2004, respectively.  The warrants expire at various times through July 19, 2009.  In connection with these warrants, the Company recognized $20,625 of expense in 2005 and $12,875 of expense in 2004.  The Company has not computed any value or recognized any expense for those warrants where the conditions to exercise were considered unlikely to occur.

Recently Issued Accounting Pronouncements

On December 16, 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which is a revision to SFAS No. 123.  SFAS No. 123(R) requires the recognition of compensation expense in an amount equal to the fair value of share-based payments, including employee stock options and restricted stock, granted to employees.  SFAS No. 123(R) will become effective in the Company’s quarter ending March 31, 2006.

SFAS No. 123(R) permits companies to adopt its requirements using one of two methods:

1.                                 A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No, 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date.

2.                                 A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented, or (b) prior interim periods of the year of adoption.

The Company is assessing the appropriate transition method.

The adoption of SFAS No. 123(R) will have an impact on the Company’s results of operations, but it will not have any impact on the Company’s overall financial position.  The Company is currently evaluating the provisions of SFAS No. 123(R) to determine the impact on future financial statements.  SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow.  This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.  The Company cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options.

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 13 — PROVISION FOR INCOME TAXES

	2005	2004
Current
Federal	$(291,000)	$—
State	(38,000)	—
Total Current	(329,000)	—

Deferred
Federal	—	—
State	38,000	—
Total Deferred	38,000	—

Total	$(291,000)	$—

A reconciliation of the income tax provision with amounts determined by applying the federal statutory rate to income before income taxes is as follows:

	2005	2004
Federal statutory income tax rate	-34.0%	-34.0%
State and local income tax rate	-4.4%	-4.4%
Effect of realization of deferred tax liability (asset) related to net operating losses and valuation allowance	4.4%	38.4%
Effective Tax Rate	-34.0%	0.0%

The net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are reflected in deferred income taxes. Significant components of the Company’s deferred tax liabilities as of December 31, 2005 and 2004 are as follows:

	2005	2004
Current deferred tax assets (liabilities):	$—	$—
Noncurrent deferred tax assets:
Operating loss and contribution carryforwards	2,234,000	2,776,000
Property and Equipment	213,000	15,000
Alternative minimum tax carryforward	22,000
Total Deferred	2,469,000	2,791,000

Less valuation allowance	(1,896,000)	(1,949,000)

Net deferred tax asset	$573,000	$842,000

The net operating loss carryforwards from 2004 and 2003 have been reduced to reflect the non-deductibility of lobbying and campaign expenses incurred in connection with the pursuit of a constitutional amendment to permit the development of a gaming riverboat at Rockaway Beach, Missouri.

Property and equipment deferred tax asset includes the development and pre-opening expenses capitalized for tax purposes in connection with the development of the racetrack and card room.

The valuation allowance has been reduced in 2005 to reflect utilization of net operating loss carryforwards in the current year.

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

As of December 31, 2005, the Company has federal and state net operating loss carryforwards of approximately $5,800,000. These operating losses expire between 2015 and 2024.  The Internal Revenue Code limits the availability of net operating loss carryforwards to offset future taxable income if there has been a “change of ownership” as defined in Section 382 of the Internal Revenue Code.  Such a “change of ownership” could be triggered by sales of the Company’s securities by the Company or its shareholders.  Additionally, the excess of the alternative minimum tax (“AMT”) over regular federal income tax is a tax credit, which can be carried forward indefinitely to reduce future federal income tax liability.  At December 31, 2005, the Company has available $22,000 of AMT credit carryforward.  The income tax rate does not correspond to statutory tax rates due to the difference in the valuation allowance for deferred tax assets.

NOTE 14 —IMPAIRMENT AND DISCONTINUED OPERATIONS

As of December 31, 2005, the Company had placed in storage certain gaming equipment that it does not intend to reuse.  As a result, the Company has taken an impairment loss included in casino operating expense of approximately $69,000.

In February 2004, as a result of continued losses from operations, the Company discontinued the operation of its casino in Deadwood, South Dakota.  As a result, the Company sold or abandoned certain assets and transferred the remaining assets to other casino operations.  Although the casino discontinued operations on February 29, 2004, the Company continued to incur expenses, primarily payroll expenses, in connection with closing the casino.  The Company paid its final payroll in June 2004.  The following table summarizes the results of the Company’s Deadwood operations for 2004:

REVENUES
Gaming revenues	$155,854
Restaurant and Bar	107,333
Total Revenues	$263,187

EXPENSES
Casino	$336,346
Food and Beverage	149,056
Depreciation and Amortization	34,322
Total Expenses	$519,724

(Loss)	$(256,537)
Disposition of equipment (Loss)	(46)
Net Loss from Discontinued operations	$(256,583)

The above loss was included in loss from discontinued operations on the accompanying statements of operations for the year ended December 31, 2004.

Revenues from the Deadwood casino totaled approximately $0 and $263,187, respectively, for the years ended December 31, 2005 and 2004, and are not included in the casino operations segment.

NOTE 15 — RELATED PARTY TRANSACTIONS

The Company has a liability to certain officers and stockholders for unpaid compensation and expenses of $250,699 and $272,950 as of December 31, 2005 and 2004, respectively.

In connection with the Company’s investment in Southwest Missouri Gaming, LLC, the Company signed a one-year promissory note agreeing to pay to Prime Inc., the other member of Southwest Missouri Gaming, $367,000 plus interest at a variable rate equal to prime plus 2 percent for its share of expenses in connection with Southwest Missouri Gaming’s unsuccessful efforts to develop a riverboat casino in Rockaway Beach, Missouri.  Under the

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

note, the Company agreed to pay $5,000 per month, a principal payment of $100,000 on July 1, 2005, and the balance of the note on December 31, 2005.  The note was secured by slot machines owned by Gold Rush I, LLC.  The note was paid in full on December 29, 2005 and the security interest has been released.

During the year ended December 31, 2005 and 2004, the Company paid Berc & Fox Limited $17,648 and $41,275 for tax and accounting services, respectively.  Thomas Fox is a shareholder and officer in Berc & Fox Limited.

During the year ended December 31, 2005 and 2004, the Company paid Jennifer Sparlin Druck $1,000 each year for entertainment services at the Gold Rush Palladium.  Ms. Druck is the wife of James Druck, an officer of the Company.

NOTE 16 — PROJECT DEVELOPMENT COSTS

In February 2004 the Company entered into an option to purchase the Gold Rush real estate with the lessor.  This option was for a term of one year that expired on February 28, 2005, during which time, the Company could purchase the lessor’s interest in the property.  As consideration for this option, the Company dismissed certain claims against the lessor and other costs incurred in connection with a dispute regarding provisions of the lease.  These costs amounted to $249,778.  Upon expiration of the option in 2005, these costs were written off as project development expense because the Company did not exercise its option to purchase the Gold Rush real estate.

During the years ended December 31, 2005 and 2004, $406,387 and $473,578 in project expenses were incurred in connection with the development of the racetrack and card room in Minnesota, of which $204,670 and $108,446 were allocated to our 50% partner.  In addition, $39,928 was recorded as a loss from an unconsolidated subsidiary related to the same project.  See discussion of Variable Interest Entity, Note 6.

During the year ended December 31, 2004, $361,874 in project costs was incurred in connection with the initiative to develop a riverboat in Rockaway Beach, Missouri, and $2,361,334 was recorded as a loss from an unconsolidated subsidiary related to the same project.  The Company became a minority partner in this project in June 2004.

NOTE 17 — SEGMENTED INFORMATION

Segmented information related to the year ended December 31, 2005 follows:

	Casino Operations	Casino Management	Casino Development	Reconciling Items	Total
Revenues	$15,801,913	$4,911,105	$—	$—	$20,713,018
Interest Revenue	34	6,865	—	—	6,899
Interest Expense	(789,621)	(142,836)	(2,955)	995	(934,417)
Depreciation & amortization	1,833,836	524,229	—	—	2,358,065
Segmented profit (loss) before income taxes	(336,958)	1,398,979	(409,341)	204,670	857,350
Income tax expense (benefit)	114,566	(475,154)	139,176	(69,588)	(291,000)
Segmented assets	14,092,599	2,392,704	2,719,748	(2,719,748)	16,485,303
Expenditures for segmented assets	153,848	3,467	409,343	(409,343)	157,315

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Segmented information related to the year ended December 31, 2004 follows:

	Casino Operations	Casino Management	Casino Development	Reconciling Items	Total
Revenues	$16,388,615	$4,083,189	$—	$(263,187)	$20,208,617
Interest Revenue	—	8,459	—	—	8,459
Interest Expense	1,053,859	77,235	—	—	1,131,094
Depreciation & amortization	1,973,346	494,675	—	(34,322)	2,433,699
Segmented profit (loss) before income taxes	(931,679)	(337,997)	(3,196,786)	2,617,916	(1,848,546)
Income tax expense (benefit)	—	—	—	—	—
Segmented assets	16,138,945	2,640,537	1,829,083	—	20,608,565
Expenditures for segmented assets	706,683	24,781	1,187,079	—	1,918,543

(1)           Reconciling Items are the adjustments to remove the impact of the losses from unconsolidated subsidiaries, discontinued operations and utilization of net operating loss carryforwards.

Corporate expenses are included as a reduction in Casino Management income.  Corporate expenses have not been allocated to Casino Operations or Casino Development.

NOTE 18 — BANKRUPTCY FILING

In 2001, a dispute arose between the lessor (Note 11) and Gold Rush I, LLC over the amount of rent paid.  The lessor filed a motion to remove Gold Rush I, LLC from the property.  In order to insure that Gold Rush I, LLC would retain possession of the property, management elected to file for protection from creditors under Chapter 11 of the Bankruptcy Code on August 31, 2001.

On October 15, 2001, the Teller County District Court in Colorado ruled that Gold Rush I, LLC was not in default under the lease and had properly treated certain excess payments as offsets.  In addition, the court found that the Company had a remaining credit toward continuing obligations under the lease in the amount of $277,798.  This finding was later amended to $284,457 of remaining credit.

On September 11, 2002, the Bankruptcy Court approved Gold Rush I, LLC’s plan of reorganization.  The plan provided that all creditors would be paid the full amount owed to them.  On January 10, 2003, the bankruptcy case was closed.  Liabilities related to the bankruptcy claim were scheduled for payment through February, 2005 and included in accounts payable.  As of December 31, 2005, all payables associated with the bankruptcy settlement have been paid in full.

NOTE 19 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company believes it is not practical to estimate the fair value of its investment in North Metro because there is no established market for these securities and it is inappropriate to estimate future cash flows because they are dependent on the ability of North Metro to develop and then generate earnings from the operation of its proposed harness track and card room.  There were no other financial instruments with significant differences between the carrying amount and the fair value due to the short maturity of the instruments.

NOTE 20 — COMMITMENTS AND CONTINGENCIES

The Company entered into consulting agreements with non-related parties to monitor legislation and perform lobbying activities, and other public relations and development activities related to establishing and developing the Rockaway Beach, Missouri riverboat casino.  The Company has terminated all of these agreements.  North Metro

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Harness Initiative, LLC, in which the Company owns a 50 percent membership interest, has entered into similar agreements to monitor legislation and perform lobbying activities related to its racetrack and card room development.  These agreements are generally on a month-to-month basis, and may be terminated by either party to the agreement.  The monthly commitments are paid by North Metro and North Metro paid legislative and lobbying costs for the years ended December 31, 2005 and 2004 of $180,000 and $186,000 respectively.

During the years ended December 31, 2004 and 2003, an employee issued and cashed Company checks and deposited the amounts to the employee’s personal accounts.  During January 2004, the employee left the employment of the Company.  In the year ended December 31, 2004, the Company wrote off $100,000, which had been set up as a receivable from the former employee in 2004.  Although the former employee has been ordered to pay restitution, the Company believes it is reasonably doubtful that it will receive any significant recovery.  A loss of $100,000 was included in casino expense for the year ended December 31, 2004.

In 2004, the Company purchased player tracking software and slot accounting software from IGT.  On December 29, 2005, the Company reached an agreement with IGT to finance $460,324 of the purchase price for this system over 48 months with interest rate equal to the prime rate, which is currently 7.5%.  In addition, the Company agreed to purchase additional software for $200,000, which will allow the Company to offer bonusing to its customers.  The purchase is contingent upon IGT receiving necessary approvals for the bonusing system from the Colorado Division of Gaming.  We anticipate that IGT will also finance this additional software on similar terms.

Under the Company’s employment agreements with James B. Druck, CEO, Thomas E. Fox, President and CFO, and Jeffrey S. Halpern, Vice President of Government Affairs, which were effective July 1, 2004, the Company has agreed to allow these executives to elect to continue their employment in a reduced capacity, with continuing medical benefits and a salary equal to their base pay at the time of termination for 18 months and not less than $25,000 after 18 months, if the Company terminates the executive’s employment without cause or in connection with a change in control of the Company (as defined in the employment agreement) or if the executive terminates his employment with the Company for good cause (as defined in the employment agreement).  The initial term of these agreements expires July 1, 2006, after which the agreement renews automatically for additional one-year terms unless terminated.

The Company is involved in various claims, legal actions and complaints arising in the ordinary course of business.  In the opinion of management, any losses that may occur from these matters are adequately covered by insurance or are provided for in our financial statements, and the ultimate outcome of these other matters will not have a material effect on our financial position or results of operations.

NOTE 21 — SUBSEQUENT EVENTS

On January 10, 2006, as part of the Company’s compensation for independent members of its Board of Directors, Southwest granted non-qualified options to purchase 150,000 shares of its common stock at a price of $0.65 per share to each of the four independent members of its Board of Directors.  These options vest in 12 equal installments on the last day of each fiscal quarter of the company over the next three years and remain exercisable for 10 years.  If a director’s service on the Southwest Board terminates due to mandatory retirement, the option will continue to vest and remain exercisable for the full 10 years.  If a director’s service terminates due to death or disability, the option will remain exercisable, to the extent vested at the time service terminated, for 12 months.  If a director’s service terminates for any other reason, the option will remain exercisable, to the extent vested at the time service terminated, for 90 days. If a change in control of Southwest occurs, as defined in the Company’s 2004 Stock Incentive Plan, the option will immediately vest in full and remain exercisable for the entire 10-year term.

On January 10, 2006, the Board of Directors established an Audit Committee and elected David Abramson, Jim Holmes, and Gregg Schatzman to serve on the Committee.  The Board of Directors elected David Abramson as Chair of its Audit Committee.  Mr. Abramson received an option to purchase 75,000 shares of common stock, on the same terms as described in the preceding paragraph, in consideration of his service as Audit Committee Chair.

SOUTHWEST CASINO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

On January 24, 2006, Southwest entered into a Consulting and Training Agreement with the Otoe-Missouria Tribe of Indians.  Under the terms of the Consulting and Training Agreement, Southwest was to assist the Tribe in developing, implementing and improving operating procedures for the Tribe’s Seven Clans Paradise Casino near Ponca City, Oklahoma.  Southwest was to receive consulting fees equal to 10 percent of the net revenues of the casino.  The Consulting and Training Agreement had a term of one year, but could have been terminated by either Southwest or the Tribe 30 days after delivery of notice of termination, and would also terminate if Southwest and the Tribe entered into a separate agreement under which Southwest manages gaming facilities on behalf of the Tribe and that agreement is approved by the National Indian Gaming Commission, as required by law.

On February 24, 2006, Southwest and the Otoe-Missouria Tribe of Indians received a letter from the National Indian Gaming Commission (“NIGC”) stating that the NIGC had determined that the consulting agreement between Southwest and the Otoe-Missouria Tribe was in fact a management agreement and must be approved by the NIGC.  Further, the letter stated that because the NIGC determined the consulting agreement was a management agreement that had not been approved, Southwest and the Tribe were prohibited from acting under that agreement and continuing to do so could constitute a substantial violation of the Indian Gaming Regulatory Act.  Southwest disagrees with the NIGC’s conclusion regarding the consulting agreement, but discontinued services to the Tribe that day.

On March 24, 2006, Southwest entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians.  Under the terms of the Gaming Management Agreement, which must be approved by the NIGC before it becomes effective, Southwest will have exclusive management responsibility for the Tribe’s Seven Clans Paradise Casino near Ponca City, Oklahoma.  Southwest will receive management fees equal to 20 percent of the net revenue from gaming and non-gaming activity at the facility.  Southwest will also assist the Tribe in its efforts to refurbish and expand the casino.  The management agreement runs for 5 years beginning on the first day that Southwest begins management of the facility.

On February 1, 2006, the Board of Directors established a Compensation Committee and a Nominating Committee.  The directors elected Gus Chafoulias, Jim Holmes and Gregg Schatzman to serve on the Compensation Committee and elected Gregg Schatzman as Chair of its Compensation Committee.  The board elected Gus Chafoulias and David Abramson to serve on its Nominating Committee, with Gus Chafoulias as Chair.

On February 15, 2006, the Company entered into a Settlement and Release Agreement with MBC Global, LLC.  Under the terms of the Settlement and Release Agreement, the Company paid MBC $66,000 that the Company had previously agreed it owed to MBC under a terminated advisory services agreement and the Company and MBC released each other from all claims raised in an arbitration proceeding initiated by MBC in September 2005.  The Company did not release MBC from any potential liability related to its actions on behalf of the Company in its 2004 sale of convertible notes and corporate reorganization, and MBC did not release any rights to indemnification it may have under the terminated advisory agreement.

On February 16, 2006, two advisors who had worked with the Company in connection with the harness racetrack and card room that North Metro Harness Initiative, LLC, in which the Company owns a 50 percent membership interest, intends to build near Minneapolis and St. Paul, Minnesota exercised warrants to purchase a total of 100,000 shares of the Company common stock at a price of $0.12 per share.

On February 22, 2006, the Company formed a new subsidiary, Southwest Charitable Enterprises, LLC, a Minnesota limited liability company.  Southwest is the sole member of Southwest Charitable Enterprises, LLC, which will pursue business opportunities in charitable gaming.

SOUTHWEST CASINO CORPORATION
Consolidated Balance Sheets (Unaudited)
 September 30, 2006

ASSETS
2006
CURRENT ASSETS
Cash and Cash Equivalents	$1,755,381
Accounts Receivable	60,157
Management Fees Receivable	575,039
Inventories	183,363
Prepaid Expenses	573,657
Total Current Assets	$3,147,597

PROPERTY AND EQUIPMENT
Leasehold Improvements	15,734,877
Furniture and Equipment	6,060,901
Accumulated Depreciation	(10,573,462)
Net Property and Equipment	$11,222,316

OTHER ASSETS
Intangible Assets	$438,646
Deposits	62,305
Investment in unconsolidated subsidiary	4,640,895
Deferred Tax Asset	—
Total Other Assets	$5,141,846

TOTAL ASSETS	$19,511,759

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$404,066
Accrued Expenses	1,021,202
Accrued Liabilities - Related Parties	122,467
Notes Payable	446,292
Current Portion of Long-Term Liabilities	2,207,737
Accrued Interest Payable	9,635
Total Current Liabilities	$4,211,399

LONG-TERM LIABILITIES
Long-Term Liabilities Net of Current Portion	$7,706,615

STOCKHOLDERS' EQUITY
Preferred Stock, $.001 Par Value; 30,000,000 shares authorized	$—
Common Stock, $.001 Par Value
50,000,000 Shares Authorized, 19,688,656 Shares
Issued and Outstanding	19,689
Additional Paid-in Capital	17,198,898
Accumulated Deficit	(9,624,842)
Total Stockholders' Equity	7,593,745

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,511,759

SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SOUTHWEST CASINO CORPORATION
Consolidated Statements of Operations (Unaudited)

	For the three months ended September 30, 2006	For the three months ended September 30, 2005	For the nine months ended September 30, 2006	For the nine months ended September 30, 2005

REVENUES
Casino	$4,216,390	$4,138,250	$11,587,076	$11,536,240
Food & Beverage/Hotel	194,496	148,277	452,552	349,806
Management and Consulting	1,468,192	1,427,880	4,562,005	3,640,785
Entertainment	11,304	11,807	17,429	18,492
Other	39,062	75,198	129,295	152,856
	5,929,444	5,801,412	16,748,357	15,698,179

EXPENSES
Casino	$3,022,993	$2,934,007	$8,751,517	$8,684,013
Food & Beverage/Hotel	385,210	402,570	1,091,744	1,107,546
Corporate Expense	741,101	552,419	2,053,397	1,950,283
Project Development Costs	47,642	138,194	225,125	653,739
Entertainment	53,069	82,263	102,649	134,862
Depreciation and Amortization	542,728	584,417	1,627,833	1,775,433
	4,792,743	4,693,870	13,852,265	14,305,876

INCOME FROM OPERATIONS	$1,136,701	$1,107,542	$2,896,092	$1,392,303

OTHER INCOME (EXPENSE)
Interest Income	$762	$1,412	$1,934	$5,473
Interest Expense	(307,699)	(228,389)	(892,222)	(751,067)
Loss on Disposition of Property and Equipment	(11,126)	(41,465)	(11,126)	(42,480)
	(318,063)	(268,442)	(901,414)	(788,074)
Income(loss) before income taxes, equity in earnings of unconsolidated subsidiaries and minority interest in in loss of consolidated subsidiary	818,638	839,100	1,994,678	604,229

Income taxes	(214,988)	—	(615,342)	—
Minority interest in loss of consolidated subsidiary	—	62,096	—	189,980
Loss of Unconsolidated Subsidiaries, Net of Tax Benefit	(43,667)	—	(144,132)	—

NET INCOME (LOSS)	$559,983	$901,196	$1,235,204	$794,209

Income (loss) per share - basic	$0.03	$0.05	$0.06	$0.04
Income (loss) per share - diluted	$0.03	$0.04	$0.06	$0.04
Weighted average common shares outstanding - basic	19,688,656	19,400,884	19,671,249	19,471,448
Weighted average common shares outstanding - diluted	20,664,715	21,898,384	20,690,557	22,186,531

SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2006 and 2005

	2006	2005
Cash Flows from Operating Activities:
Net Income (Loss)	$1,235,204	$794,209
Adjustments to Reconcile Net Income (Loss) to
Net Cash Provided by Operating Activities:
Minority Interest in Loss of Consolidated Subsidiary	—	(189,980)
Depreciation and Amortization	1,627,833	1,775,433
Amortization of loan costs	123,730	—
Loss on Disposition of Property and Equipment	11,126	43,374
Common Stock Issued for Non-Cash Compensation	134,082	15,875
Loss of Unconsolidated Subsidiaries	185,974	—
Write off of Land Option		249,778
Change in Current Assets and Liabilities,
(Increase) Decrease in Restricted Cash	2,656	48,881
(Increase) Decrease in Receivables	(66,402)	(222,757)
(Increase) Decrease in Inventories	(35,080)	4,689
(Increase) Decrease in Prepaid Expenses	25,714	(16,646)
(Increase) decrease in deferred tax asset	573,000	—
Increase (Decrease) in Accounts Payable	(276,721)	(916,743)
Increase (Decrease) in Accrued Expenses	(55,036)	(81,723)
Increase (Decrease) in Accrued Interest Payable	(7,917)	(33,463)
Net Cash Provided By Operating Activities	$3,478,163	$1,470,927

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(328,534)	(610,937)
(Increase) Decrease in Deposits	14,000	(1,126)
Payment of Capitalized License	—	(189,179)
Investment in Unconsolidated subsidiary	(528,502)	—
Net Cash Used In Investing Activities	$(843,036)	$(801,242)

CASH FLOWS FROM FINANCING ACTIVITIES
Net Advances on Short-Term Notes Payable	$—	$(346,949)
Principal Payments on Long-Term Borrowings	(1,976,891)	(571,090)
Proceeds from Investors in Consolidated - Minority Interest	—	1,140,325
Proceeds from Issuance of Common Stock and exercise of Warrants	12,000	49,000
Settlement of Convertible Subordinated Debentures	—	(25,000)
Payments for liabilities owed to Related Parties	(110,000)	—
Net Cash Provided (Used) by Financing Activities	$(2,074,891)	$246,286

Net Increase in Cash and Cash Equivalents	560,236	915,971

CASH AND CASH EQUIVALENTS
Beginning of Period	1,195,145	750,556
End of Period	$1,755,381	$1,666,527

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$773,683	$679,305
Income taxes paid	$22,506	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES
Warrants issued in exchange for services	$—	$15,875
Capital Assets acquired with Acounts Payable	$68,081	$101,225

SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2006

NOTE 1 — BASIS OF PRESENTATION

The unaudited consolidated financial statements of Southwest Casino Corporation, a Nevada corporation (the “Company”), have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial information.  Accordingly, certain information normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States has been condensed or omitted.  For further information, please refer to the annual audited consolidated financial statements of the Company, and the related notes included within the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 31, 2006.

In the opinion of management, all adjustments considered necessary for a fair presentation have been included, consisting only of normal recurring adjustments.  The results for the current interim period are not necessarily indicative of the results to be expected for the full year.

Certain minor reclassifications to amounts previously reported have been made to conform to the current period presentation.  These reclassifications had no effect on net income.

NOTE 2 —NEW MANAGEMENT CONTRACT

On March 24, 2006, Southwest entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians. Under the terms of the Gaming Management Agreement, Southwest will have exclusive management responsibility for the Tribe’s Seven Clans Paradise Casino near Ponca City, Oklahoma.  Southwest will receive management fees equal to 20 percent of the net revenue from gaming and non-gaming activity at the facility.  The management agreement runs for 5 years beginning on the first day that Southwest begins management of the facility.

This agreement must be approved by the National Indian Gaming Commission (“NIGC”) before it becomes effective.  Currently, the NIGC is performing a background investigation of the Company, its executive officers, directors, and shareholders as part of its contract approval process.  In addition, the NIGC has reviewed the agreement and provided comments on it to Southwest and the Tribe on two occasions.  The Tribe has not responded to the second set of comments.  At this time, the Company cannot predict how long the background investigation may take to complete, the total costs related to the background investigation and approval process to be paid by the Company, if or when the Tribe will respond to the NIGC comments, and if or when NIGC approval of the agreement may be received.

NOTE 3 — STOCK OPTIONS AND AWARDS

Stock option plans:

On July 15, 2004, Southwest Casino and Hotel Corp. shareholders approved the Southwest Casino and Hotel Corp. 2004 Stock Incentive Plan that had been adopted by the company’s Board of Directors effective June 1, 2004.  Under the terms of the reorganization completed July 22, 2004, Southwest Casino Corporation assumed the rights and obligations of Southwest Casino and Hotel Corp. under this plan.  The plan permits Southwest Casino Corporation to issue incentive awards to all employees of Southwest Casino Corporation or any of its subsidiaries and any non-employee directors, consultants or independent contractors of the Company or any of its subsidiaries. Incentive awards under the plan include “incentive options” under Section 422 of the Internal Revenue Code of 1986, “non-statutory stock options” that do not qualify for “incentive option” treatment, stock appreciation rights, restricted stock awards, performance units and stock bonuses.  A maximum of 1,500,000 shares of Southwest Casino Corporation common stock are reserved for issuance under the plan.  As of September 30, 2006, 925,000 options were issued and are outstanding.

In addition to the assumption of the 2004 Stock Incentive Plan, Southwest Casino Corporation assumed outstanding non-plan options to acquire shares of Southwest Casino and Hotel Corp. common stock as part of its reorganization.  The Company assumed obligations in the form of stock options to issue 1,575,000 shares of its common stock at a weighted average price of $.62 per share.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2006

Valuation and Expense Information under SFAS 123(R)

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors including employee stock options and employee stock purchases based on estimated fair values.  In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R).  The Company has applied certain provisions of SAB 107 in its adoption of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.  The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statement of operations.  SFAS 123(R) supersedes the Company’s previous accounting under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”).  As permitted by SFAS 123, the Company measured compensation cost for options granted before January 1, 2006, in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations.  Accordingly, before January 1, 2006 no accounting recognition was given to stock options granted at fair market value until they were exercised.  Upon exercise, net proceeds, including tax benefits realized, were credited to equity.

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).  The effect of the change was to decrease net earnings for the three and nine months ended September 30, 2006 by $40,294 and $125,705 and basic and diluted earnings per share by $0.002 and $0.006, respectively, as compared to what results for the period would have been had the intrinsic method been used.  There was no share-based compensation expense related to employee stock options and employee stock purchases recognized in the financial statements during the three and nine months ended September 30, 2005.

Options are granted to employees and directors at prices equal to the market value of the stock on the dates the options are granted. The options granted have terms of 5 to 10 years from the grant date and granted options typically vest quarterly over a one to three year period.  The fair value of each option is amortized into compensation expense over the period the option vests.  We have estimated fair value of all stock options as of the date of grant applying the Black-Scholes pricing valuation model.  The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense.  No options were granted during the three months ended September 30, 2006.  The key assumptions used in determining the fair value of options during the nine months ended September 30, 2006 were:

Nine Months Ended September 30, 2006
Expected price volatility	105% - 112%
Risk-free interest rate	4.42% - 5.05%
Weighted average expected life in years	10 years
Dividend yield	0%
Pre-vesting forfeiture rate	0%
Weighted-average Fair value	$0.61

Historical information was the primary basis for the selection of the expected volatility, expected dividend yield, and the expected lives of the options.  The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.  SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated to be zero in the three and nine months ended September 30, 2006 based primarily on historical experience.  If pre-vesting forfeitures occur in the future, the Company will record the benefit related to those forfeitures as the forfeitures occur.  In the Company’s pro forma information required under SFAS 123(R) for the periods before March 31, 2006, the Company also accounted for forfeitures as they occurred.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2006

Status of options during the nine months ended September 30, 2006:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2005	1,775,000	$0.65
Granted (1)	725,000	$0.66
Forfeited/cancelled/expired	0
Exercised	0
Balance at September 30, 2006	2,500,000	$0.65

Options outstanding at September 30, 2006	2,500,000	$0.65	6.3 years	$0
Options exercisable at September 30, 2006	1,912,917	$0.65	5.4 years	$0

(1) - See Note 13

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on Southwest Casino Corporation closing stock price of $0.52 on September 30, 2006, that the option holders would have received had all option holders exercised their options as of that date.  As of September 30, 2006, the Company’s unrecognized share-based compensation related to stock options was approximately $343,000.  This cost is expected to be expensed over a weighted average period of two and one-half years.

Consolidated pro forma information required under SFAS 123(R)

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123(R) during the three and nine months ended September 30, 2005.  For the purpose of this pro forma disclosure, the value of the options is estimated using Black-Scholes option-pricing model and amortized to expense over the options vesting periods.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2006

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Net Income as Reported	$901,196	$794,209
Deduct: Total stock-based compensation expenses determined under fair value based method for all awards, net of related tax effect	14,258	82,694
Pro forma net income	$886,938	$711,515

Income per share:
Basic — as reported	$0.05	$0.04
Basic — pro forma	$0.05	$0.04
Fully-diluted — as reported	$0.04	$0.04
Fully-diluted — pro forma	$0.04	$0.03

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3 (“FSP 123(R)”), Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.  FSP 123(R)-3 permits the Company to elect from alternative transition methods for calculating the pool of tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of FAS 123(R).  No tax benefit has been recorded on the share based compensation expense for the nine month period ended September 30, 2006.

NOTE 4 — PROMOTIONAL ALLOWANCES

Revenue does not include the retail amount of rooms, food, and beverages provided gratuitously to customers, which was $895,000 and $934,000 for the nine months ended September 30, 2006 and 2005, respectively and was approximately $315,000 and $385,000 for the three months ended September 30, 2006 and 2005, respectively.

NOTE 5 — INTANGIBLE ASSETS AND CASINO MANAGEMENT AGREEMENT

Intangible Assets, net of amortization consisted of the following at September 30:

2006
Casino management contract rights	$339,870
Loan costs — long-term obligations	98,776
Total	$438,646

Future amortization of management contract rights and loan costs are as follows:

Twelve Months Ended September 30,

2007	$438,646

The Company entered into an agreement with the Cheyenne and Arapaho Tribes of Oklahoma (CATO) for management of its casinos located in Oklahoma that was to expire on May 19, 2004. In exchange for extending the contract through May 19, 2007, the Company has transferred title to a tract of land to CATO.  The exchange took place in 2003 and the cost of the land is being amortized over the term of the management contract.

Loan costs in the amount of $254,001 were incurred in connection with a term loan of $2,500,000 from Crown Bank.  The loan costs are being amortized over the term of the loan.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2006

NOTE 6— NORTH METRO HARNESS INITIATIVE, LLC (“NORTH METRO”)

The Company evaluates whether North Metro should be treated as a variable interest entity (“VIE”) subject to consolidation during the applicable reporting periods under Financial Accounting Standards Board Interpretation 46(R) — Consolidation of Variable Interest Entities (as amended).  The Company determined that North Metro should be treated as a VIE and that North Metro should be consolidated within the Company’s financial statements for the nine months ended September 30, 2005 for the following reason: The Company held 50% of North Metro’s voting rights but as of September 30, 2005, the Company had provided approximately 67% of North Metro’s financial support.  Because the Company would absorb financial losses of North Metro that were disproportionate to its 50 percent decision making power, the Company determined that North Metro was a VIE subject to consolidation for the period ended September 30, 2005

Due to contributions of capital made by MTR-Harness, Inc. (“MTR”) as of October 20, 2005, in accordance with the North Metro Member Control Agreement dated June 8, 2004, the Company no longer provides financial support in excess of its 50 percent decision making power.  As of September 30, 2006, the Company has provided approximately 39 percent of the financial support, but still retains its 50 percent decision making power.  Therefore, since October 20, 2005, the Company has accounted for its investment in North Metro on the equity method.

For the three and nine months ended September 30, 2006, the Company has recorded a loss from this unconsolidated subsidiary, net of tax benefit of  $39,618 and $140,083, respectively, as follows:

	Three months ended September 30, 2006	Nine months ended September 30, 2006
North Metro:
Revenues	$18,218	$18,218
Lobbying expenses	$24,000	$102,000
License fees — Minnesota Racing Commission	61,090	187,881
Other expenses	40,817	100,285
Total expenses	$125,907	$390,166
Net (loss)	$(107,689)	$(371,948)
Southwest Casino Corporation:
50% share of net (loss)	(53,845)	(185,974)
Net tax benefit	10,178	41,842
(Loss) of unconsolidated subsidiary net of tax benefit	$(43,667)	$(144,132)

For the three and nine months ended September 30, 2005, the Company consolidated the results of operations of North Metro, resulting in recording development expenses of $124,193 and $379,960 net of minority interest in the loss from consolidated subsidiary of $62,096 and $189,980.

NOTE 7 — LINE OF CREDIT

On October 20, 2005, the Company entered into an agreement to borrow up to $450,000 under a revolving line of credit due April 30, 2007.  The interest rate is Prime +1%, and not less than 7.5%.  Currently the interest rate is 9.25%.  At September 30, 2006, $3,708 was available to borrow.  The loan is guaranteed to the extent of $300,000 by three principal officers of the Company.  The line of credit is included in notes payable on the accompanying balance sheet.

NOTE 8 — EARNINGS (LOSS) PER SHARE

For all periods, basic earnings (loss) per share is calculated by dividing earnings (loss) by the weighted-average number of common shares outstanding.  Diluted earnings per share for the three and nine months ended September

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2006

30, 2006 and 2005, reflect the effect of all potentially dilutive common shares outstanding by dividing net earnings by the weighted-average of all common and potentially dilutive shares outstanding.

The following is a reconciliation of basic and diluted earnings per share:

Three months ended September 30, 2006:	Net Earnings (Numerator)	Weighted Average Equity (Denominator)	Earnings per Share

Basic Earnings per Share	$559,983	19,688,656	$0.03
Effect of Dilutive Securities:
Outstanding Options and Warrants		976,059
	$559,983	20,664,715	$0.03

Three months ended September 30, 2005	Net Earnings (Numerator)	Weighted Average Equity (Denominator)	Earnings per Share

Basic Earnings per Share	$901,196	19,400,884	$0.05
Effect of Dilutive Securities:
Outstanding Options and Warrants		2,497,500
	$901,196	21,898,384	$0.04

Nine months ended September 30, 2006:	Net Earnings (Numerator)	Weighted Average Equity (Denominator)	Earnings per Share

Basic Earnings per Share	$1,235,204	19,671,249	$0.06
Effect of Dilutive Securities:
Outstanding Options and Warrants		1,019,308
	$1,235,204	20,690,557	$0.06

Nine months ended September 30, 2005:	Net Earnings (Numerator)	Weighted Average Equity (Denominator)	Earnings per Share

Basic Earnings per Share	$794,209	19,471,448	$0.04
Effect of Dilutive Securities:
Outstanding Options and Warrants		2,715,083
	$794,209	22,186,531	$0.04

NOTE 9 — INCOME TAXES

Management evaluated its probable ability to utilize deferred tax assets arising from net operating loss carry forwards, deferred tax assets and other ordinary items and determined that a valuation allowance was appropriate during the three and nine months ended September 30, 2005 based upon prior years net losses.  As a result of this evaluation, the Company did not recognize a tax benefit during the nine months ended September 30, 2005.  At December 31, 2003, the Company established a deferred tax asset relating to net operating losses.  Management evaluated all evidence and determined that a portion of the deferred tax assets relating to net operating losses would be utilized in 2006 based upon forecasted income for the Company in 2006.  During the three and nine months ended September 30, 2006, the Company has recorded a tax provision.  In addition, during the three months ended September 30, 2006, the Company reduced a portion of the valuation allowance to offset net income for the three months ended September 30, 2006, as net income exceeded management’s forecasted income for 2006.  Management evaluated the valuation allowance against the deferred tax assets at September 30, 2006 and did not reverse the valuation allowance due to the uncertainty of continuing the management relationship with the Cheyenne and Arapaho Tribes.  As of September 30, 2006, the Company’s deferred tax asset is zero.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2006

NOTE 10 — RELATED PARTY TRANSACTIONS

At its meeting on April 26, 2006, the independent members of the Company’s Board of Directors approved one-time payments to James Druck, CEO, Thomas Fox, President and CFO, and Jeffrey Halpern, Vice President of Government Affairs, as partial repayments of the Company’s outstanding liabilities for their unpaid salaries, the majority of which is from years before 1998.  The Board approved payments of $50,000 to Mr. Druck and Mr. Halpern and $10,000 to Mr. Fox.  The Company made these payments to Mr. Halpern on April 28, 2006 and Mr. Druck and Mr. Fox on May 15, 2006.  As of September 30, 2006, the remaining balance outstanding is $122,467.

During the nine months ended September 30, 2006 and 2005, the Company paid Berc & Fox Limited $15,150 and $15,398 for tax and accounting services, respectively.  North Metro paid Berc & Fox Limited $975 during the nine months ended September 30, 2006 for tax services.  Thomas Fox is a shareholder and officer in Berc & Fox Limited.

NOTE 11 — PROJECT DEVELOPMENT COSTS

The Company continues to pursue additional gaming opportunities and as a result continues to incur project development expenses.  For the three and nine months ended September 30, 2006, development expenses were $47,642 and $225,125.  For the three and nine months ended September 30, 2005, development expenses were $138,194 and $653,739.  Included in the nine months ended September 30, 2005 amount is a $249,778 write-off of an option to acquire the Gold Rush real estate that the Company allowed to expire unexercised on February 28, 2005.  In addition, the Company included development expenses incurred by North Metro Harness Initiative, LLC, in the Company’s consolidated financial statements for the three and nine months ended September 30, 2005. See Note 6.

NOTE 12 — SEGMENT INFORMATION

Segment information related to the three months ended September 30, 2006 follows:

	Casino	Casino	Project	Reconciling
	Operations	Management	Development	Items (2)	Total

Revenues	$4,461,252	$1,468,192	$—	$—	$5,929,444
Segmented profit (loss) before income taxes	359,352	506,928	(101,486)	53,844	818,638
Segmented assets	13,489,529	1,357,680	4,664,550	—	19,511,759

Segment information related to the three months ended September 30, 2005 follows:

	Casino	Casino	Project	Reconciling
	Operations	Management	Development	Items (1)	Total

Revenues	$4,373,532	$1,427,880	$—	$—	$5,801,412
Segmented profit (loss) before income taxes	248,812	714,481	(124,194)	62,097	901,196
Segmented assets	15,223,110	2,614,456	2,706,678	—	20,544,244

Segment information related to the nine months ended September 30, 2006 follows:

	Casino	Casino	Project	Reconciling
	Operations	Management	Development	Items (2)	Total

Revenues	$12,186,352	$4,562,005	$—	$—	$16,748,357
Segmented profit (loss) before income taxes	386,257	1,833,546	(411,099)	185,974	1,994,678
*Segmented assets	13,489,529	1,357,680	4,664,550	—	19,511,759

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2006

Segment information related to the nine months ended September 30, 2005 follows:

	Casino	Casino	Project	Reconciling
	Operations	Management	Development	Items (1)	Total

Revenues	$12,057,394	$3,640,785	$—	$—	$15,698,179
Segmented profit (loss) before income taxes	15,144	969,046	(379,961)	189,980	794,209
Segmented assets	15,223,110	2,614,456	2,706,678	—	20,544,244

(1)           Reconciling item is loss in subsidiary allocated to minority interest.

(2)           Reconciling item is the loss of unconsolidated subsidiary before income taxes.

NOTE 13 — BOARD OF DIRECTORS

On January 10, 2006, as part of the Company’s compensation for independent members of its Board of Directors, Southwest granted non-qualified options to purchase 150,000 shares of its common stock at a price of $0.65 per share to each of the four independent members of its Board of Directors.  These options vest in 12 equal installments on the last day of each fiscal quarter of the company over the next three years and remain exercisable for 10 years.  If a director’s service on the Southwest Board terminates due to mandatory retirement, the options will continue to vest and remain exercisable for the full 10 years.  If a director’s service terminates due to death or disability, the options will remain exercisable, to the extent vested at the time service terminated, for 12 months.  If a director’s service terminates for any other reason, the options will remain exercisable, to the extent vested at the time service terminated, for 90 days. If a change in control of Southwest occurs, as defined in the Company’s 2004 Stock Incentive Plan, the options will immediately vest in full and remain exercisable for the entire 10-year term.

On January 10, 2006, the Board of Directors established an Audit Committee and elected David Abramson, Jim Holmes, and Gregg Schatzman to serve on the Committee.  The Board of Directors elected David Abramson as Chair of its Audit Committee.  Mr. Abramson received options to purchase 75,000 shares of common stock, on the same terms as described in the preceding paragraph, in consideration of his service as Audit Committee Chair.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Management Agreement:

As discussed in Note 5, the Company has an agreement with the Cheyenne and Arapaho Tribes of Oklahoma (CATO) for management of CATO’s casinos located in Concho and Clinton, Oklahoma that expires on May 19, 2007.  The management fees received from this contract are significant to the Company’s cash flow from operations.  The Company is currently working to extend a continuation of the Company’s management relationship with CATO.  We have been invited, along with other management companies, to present our proposal to manage the casinos beyond May 19, 2007 at a Tribal Council meeting on November 18, 2006.  If the Company is unsuccessful in extending this relationship it will have a material adverse impact on the Company’s cash flow from operations.

North Metro Harness Initiative, LLC (“North Metro”) commitments:

The Company owns a 50 percent membership interest in North Metro.  North Metro has entered into an agreement for the development of the land, buildings and related property to operate a racetrack and card room.  Fees related to the agreement total 3% of the project cost, which is defined as the total development cost less the cost to purchase

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2006

the land.  The agreement began on May 1, 2003, and continues until the completion of the project, unless earlier terminated.  North Metro currently pays fees of $6,000 per month, plus applicable out of pocket expenses.  Upon the start of construction, two thirds of the total expected fee (less previous monthly payments) is due.  If the agreement is terminated before completion of the project, any unpaid fees are determined based on the completed status of the project at the time of termination, as defined in the agreement.

North Metro has also entered into agreements to monitor legislation and perform lobbying activities related to its racetrack and card room development. These agreements are generally on a month-to-month basis, and may be terminated by either party to the agreement. North Metro pays the monthly commitments of approximately $20,000 per month during the Minnesota legislative session and approximately $8,000 outside of the Minnesota legislative session.

Legal Proceeding

North Metro:

In January 2005, the Minnesota Racing Commission voted to grant class A and B licenses to own and operate a harness racetrack and card room to North Metro Harness Initiative, LLC, in which the Company owns a 50% membership interest.  These licenses permit North Metro to develop and run a harness racetrack and a 50-table card room in the City of Columbus in Anoka County, Minnesota.  North Metro intervened in litigation brought by an anti-gambling citizens group against the Minnesota Racing Commission in an attempt to invalidate those licenses.  In June 2005, the District Court issued a summary judgment order dismissing plaintiff’s claims and in favor of the Minnesota Racing Commission and North Metro.  On June 6, 2006 the Minnesota Court of Appeals affirmed the decision of the District Court to dismiss the case.  The plaintiffs did not file a timely request for review with the Minnesota Supreme Court, concluding this lawsuit in July 2006.

Other:

The Company is involved in various claims, legal actions and complaints arising in the ordinary course of business.  In the opinion of management, any losses that may occur from these matters are adequately covered by insurance or are provided for in our financial statements, and the ultimate outcome of these other matters will not have a material effect on our financial position or results of operations.

NOTE 15 — NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. We are currently evaluating the potential impact of this statement.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (Interpretation No. 48).  Interpretation No. 48 clarifies the accounting for uncertain tax positions in accordance with SFAS 109, “Accounting for Income Taxes.”  Pursuant to Interpretation No. 48, the Company will be required to recognize in its financial statements the largest tax benefit of a tax position that is “more-likely-than-not” to be sustained on audit, based solely on the technical merits of the position as of the reporting date.  Only tax positions that meet the “more-likely-than-not” threshold at that date may be recognized.  The term “more-likely-than-not” means a likelihood of more than 50 percent. Interpretation No. 48 also provides guidance on new disclosure requirements, reporting and accrual of interest and penalties, accounting in interim periods and transition.  The cumulative effect of initially applying Interpretation No. 48 will be recognized as a change in accounting principle as of the date of adoption.  We have begun to evaluate the impact of applying this interpretation as of January 1, 2007, the effective date of the interpretation for the Company.  We do not expect Interpretation No. 48 to have a material impact on our financial position, results of operation or cash flows.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2006

NOTE 16 — SUBSEQUENT EVENTS

The Company entered into an amendment of its term loan with Crown Bank in October 2006.  The agreement has been amended to allow the Company to repay the remaining principal in seven equal payments through April 30, 2007 as opposed to the original agreement under which the Company would have been required to repay the remaining principal in five equal principal payments through March 1, 2007.  Monthly principal payments will be $148,810 as compared to the original payments of $208,333.

You should rely only on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus.  The selling stockholders are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date on its cover, regardless of the time of delivery of this prospectus or any sale of the securities.

PROSPECTUS

SOUTHWEST CASINO CORPORATION
12,663,389 SHARES OF
COMMON STOCK

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.               INDEMNIFICATION OF OFFICERS AND DIRECTORS

Nevada Law

Section 78.7502 of the General Corporation Law of the State of Nevada (the “NGCL”) provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 78.7502 of the NGCL further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgments in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above.  However, no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court deems proper.

Sections 78.7502, 78.751, 78.752, of the NGCL further provide that:

•              to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith;

•              indemnification provided for by Sections 78.751; 78.752, and Chapter 208, L. ‘97 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and

•              the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 78.751; 78.752, and Chapter 208, L. ‘97.

Section 78.037 of the NGCL provides that a corporation in its original certificate of incorporation or an amendment thereto, validly approved by stockholders, may eliminate or limit personal liability of members of its Board of Directors or governing body for monetary damages for breach of a director’s fiduciary duty.  However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct, or knowingly violating a law, paying a dividend, or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit.  A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.  The Registrant’s Articles of Incorporation, as amended, contain such a provision.

Our Articles of Incorporation, as amended, specifically provide that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors to the fullest extend permitted by Nevada law.  Our Articles of Incorporation, as amended, also require us to indemnify our officers and directors against any liability to the fullest extent permitted by Nevada law.

Indemnification Agreements

Southwest has entered into written indemnification agreements with its directors and executive officers under which Southwest has agreed to provide to any person who is or was a director, officer, employee or agent of Southwest or is or was serving at the request of Southwest as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

ITEM 25.               OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by us in connection with the registration of the securities being offered by the selling shareholders.  Items marked with an asterisk (*) represent estimated expenses.  We have agreed to pay all the costs and expenses of this registration.  Selling stockholders will not pay any part of these expenses.

SEC Registration Fee	$376.00
Legal Fees and Expenses	20,000.00
Accounting Fees and Expenses	5,000.00
Printing	500.00
Miscellaneous	1,000.00
Total	$26,876.00

ITEM 26.               RECENT SALES OF UNREGISTERED SECURITIES

During the preceding three years, we completed the following sales of unregistered securities in reliance upon exemptions from registration under Section 4(2) of the Securities Act of 1933 as amended (the “Act”) or, under exemptions from registration under provided in Regulation D promulgated under the Act.  No underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with any of these transactions. None of the transactions involved a public offering.  We believe that each person had knowledge and experience in financial and business matters, which allowed them to evaluate the merits and risk of the receipt of our securities.  We believe that each person was knowledgeable about our operations and financial condition.

January 2007 Private Placement

On January 24, 2007, Southwest Casino Corporation (“Southwest”) entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, under which Southwest sold in a private placement an aggregate of 4,792,391 shares of its common stock and warrants to purchase an aggregate of 1,916,961 shares of its common stock, at a purchase price of $0.55 per unit.  The warrants are exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $0.61 per share.  The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by Southwest of additional securities, unless such issuance is pursuant to a rights offering or pro rata distribution to all security holders except the investors.

The securities that were issued in this private placement were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  Pursuant to the terms of a Registration Rights Agreement dated January 24, 2007 between Southwest and the investors, Southwest has agreed to register the resale of the shares sold in the private placement, including shares issuable upon exercise of the warrants, on a registration statement to be filed by Southwest with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Southwest has agreed to use its commercially reasonable efforts to file the registration statement with the SEC within 30 days after the closing of the private placement, to cause such registration statement to be declared effective by the SEC within the earlier of 120 days after the closing (or, in the event, of a review by the SEC, 150 days after closing) or the 5th business day following the date on which Southwest is notified by the SEC that the SEC will not review the registration statement or that the SEC has no further comments on the registration statement and to cause such registration statement to remain effective for the required registration period.  Pursuant to the Securities Purchase Agreement, Southwest and the investor parties have made other covenants and representations and warranties regarding matters that are customarily included in financings of this nature.  If certain of its obligations are not met, Southwest has agreed to make pro-rata cash payments as liquidated damages to each investor.

On February 26, 2007, we had a second closing of our January 2007 private placement in which we entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which we sold in a private placement an aggregate of 2,659,342 shares of our common stock and warrants to purchase an aggregate of 1,063,740 shares of our common stock, at a purchase price of $0.55 per unit.  These investors are entitled to the same registration rights as the January 2007 investors.

The private placement is expected to result in net proceeds to Southwest of approximately $4,000,000, after the deduction of estimated offering expenses.  The placement agent agreed to accept the cash portion of its placement agent commission in common stock and warrants on the same terms as the investors, which resulted in the placement agent receiving 503,054 shares of common stock and warrants to purchase an aggregate of 201,222 shares of common stock.  In addition, the placement agent received a warrant to purchase 276,679 shares of common stock, which is exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $1.00 per share.

The following officers and directors of Southwest participated in the private placement on the same terms as the other investors: James B. Druck, Chief Executive Officer and Director; Thomas E. Fox, President and Chief Operating Officer; Jeffrey S. Halpern, Vice President of Government Affairs; Gus A. Chafoulias, Director; and David H. Abramson, Director.  Other than with respect to the Securities Purchase Agreement, there are no material relationships between Southwest, on the one hand, and any of the other investors in the private placement, on the other hand.

October 2005 Warrant Offering

On October 20, 2005, Southwest Casino Corporation issued warrants to purchase 1,100,000 shares of common stock at a price of $0.50 per share and 150,000 shares of common stock at a price of $0.58 per share in connection with a $2.5 million term loan and $450,000 revolving line of credit provided to Southwest Casino and Hotel Corp. by Crown Bank.  The $2.5 million term loan is secured, in part, by the guaranties of 12 Southwest Casino Corporation shareholders.  As a condition to entering into the Loan Agreement, James Druck, Chief Executive Officer, Thomas Fox, President and Chief Financial Officer, and Jeffrey Halpern, Vice President of Government Affairs of Southwest Casino Corporation, were required by Crown Bank to become three of the 12 shareholder guarantors.  Mr. Druck, Mr. Fox and Mr. Halpern each personally guaranteed $100,000 of this borrowing.  Under the shareholder guaranties, each guarantor is individually liable for a portion of the $2.5 million term loan and the aggregate amount guaranteed by all of the shareholder guarantors equals $2.5 million.  As further required by Crown Bank, the guaranties of Mr. Druck, Mr. Fox and Mr. Halpern also apply to the revolving line of credit, while the guaranties of other shareholders do not.

In consideration for these shareholder guaranties, Southwest issued five-year fully exercisable warrants to purchase an aggregate of 1,250,000 shares of its common stock at an exercise price of $0.50 per share to the non-affiliate shareholders and $0.58 per share to Mr. Druck, Mr. Fox and Mr. Halpern.  Each guarantor received a warrant to purchase one share of Southwest Casino Corporation common stock for each $2.00 of term loan guaranteed by that shareholder.  In consideration of their respective guarantees, Mr. Druck, Mr. Fox and Mr. Halpern each received warrants to purchase 50,000 shares of Southwest Casino Corporation common stock.  The $0.58 per share exercise price of the Warrants held by Mr. Druck, Mr. Fox and Mr. Halpern represented the average closing market price of one share of Southwest Casino Corporation’s common stock over the 10 trading days immediately preceding the closing of the loan transaction.  Warrant holders also received the right to have the shares of Southwest Casino Corporation common stock purchasable upon exercise of their warrants included in any registration statement that Southwest Casino Corporation may file in the future under the terms of a separate registration rights agreement.

The warrants were issued by Southwest Casino Corporation in reliance upon exemptions from the registration requirements under the Securities Act of 1933, as amended, including Regulation D and Section 4(2), and applicable state securities laws.  With regard to the reliance upon the exemptions under Regulation D and Section 4(2) under the Securities Act, Southwest Casino Corporation made certain inquiries of the shareholder guarantors to establish that the issuance of the warrants qualified for these exemptions from the registration requirements.  No underwriting commissions or discounts were paid with respect to the issuance of the Warrants.

July 22, 2004 corporate reorganization and exchange of securities

On July 22, 2004, Lone Moose Adventures, Inc. (now Southwest Casino Corporation), a Nevada corporation; Lone Moose Acquisition Corporation, a Minnesota corporation and wholly-owned subsidiary of Lone Moose, and Southwest Casino and Hotel Corp., a Minnesota corporation, consummated a reorganization under the Agreement and Plan of Reorganization dated July 14, 2004, by and among Lone Moose, Lone Moose Acquisition Corporation, Southwest Casino and Hotel Corp. and certain shareholders of Lone Moose.  Under the Reorganization Agreement, Lone Moose Acquisition merged with and into Southwest Casino and Hotel Corp.  Southwest Casino and Hotel Corp. was the surviving corporation in that merger and became a wholly-owned subsidiary of Lone Moose, which changed its name to Southwest Casino Corporation.  Southwest Casino and Hotel Corp. is now a wholly-owned operating subsidiary of Southwest Casino Corporation.

Under the terms of the Reorganization Agreement, Lone Moose acquired 100% of the issued and outstanding shares of common stock and series C convertible preferred stock of Southwest Casino and Hotel Corp. in consideration for the issuance of 16,143,792 shares of Lone Moose common stock to shareholders of Southwest Casino and Hotel Corp.  In accordance with the Reorganization Agreement, each share of Southwest Casino and Hotel Corp. common stock and series C convertible preferred stock issued and outstanding immediately prior to the effective time was cancelled and automatically converted into the right to receive .5 shares of Lone Moose common stock.  Including 1,500,000 shares of Lone Moose common stock acquired by principal shareholders of Southwest Casino and Hotel Corp. before the reorganization pursuant to a restricted stock purchase agreement, the former Southwest Casino and Hotel Corp. equity security holders now hold approximately 91.7 % of the outstanding securities of Lone Moose.

June 2004 sale of common shares

On June 28, 2004, Lone Moose Adventures, Inc., our name before the July 22, 2004 reorganization, sold 500,000 shares of common stock to each of James B. Druck, our CEO, Thomas E. Fox, our President, and Jeffrey S. Halpern, our Vice President of Government Affairs at a price of $0.05 per share.

ITEM 27.               EXHIBITS

The exhibits and index required by Item 601 of Regulation S-B are attached.

ITEM 28.               UNDERTAKINGS

The undersigned registrant hereby undertakes:

The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.  For the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered in that registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

(b)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Request for Acceleration of Effective Date:

Undertaking pursuant to Item 512(e) of Regulation S-B

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For Purposes of Determining Liability under the Securities Act:

Undertaking pursuant to Item 512(g) of Regulation S-B

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Minneapolis, State of Minnesota on February 27, 2007.

SOUTHWEST CASINO CORPORATION

By:	/s/ James B. Druck

James B. Druck, Chief Executive Officer

By:	/s/ Thomas E. Fox

Thomas E. Fox, President and Chief Operation Officer (principal accounting officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

The undersigned directors and officers of Southwest Casino Corporation constitute and appoint James B. Druck, Thomas E. Fox and Thomas C. Snook, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits and other related documents, with the Securities and Exchange Commission and ratify and confirm each and every act and thing that these attorneys- in-fact, or any them, or their substitutes, does or causes to be done by virtue of such filings.  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ James B. Druck	/s/ David H. Abramson	/s/ Gus A. Chafoulias
James B. Druck, CEO and Director	David H. Abramson, Director	Gus A Chafoulias, Director

/s/ Jim Holmes	/s/ Gregg P. Shatzman
Jim Holmes, Director	Gregg P. Schatzman, Director

SOUTHWEST CASINO CORPORATION

EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM SB-2

Exhibit No.	Exhibit*	Method of Filing

2.1

Agreement and Plan of Reorganization, dated July 14, 2004, by and among Lone Moose Adventures, Inc., Lone Moose Acquisition Corporation. Southwest Casino and Hotel Corp. certain of the shareholders of Lone Moose.

Incorporated by reference to Exhibit 2.1 in the Current Report on Form 8-K filed August 6, 2004.

2.2	Asset Purchase Agreement, dated July 14, 2004, by and among Lone Moose Adventures, Inc., Christopher B. Glover and Michael C. Brown	Incorporated by reference to Exhibit 2.2 in the Current Report on Form 8-K filed August 6, 2004

3.1	Articles of Incorporation of Southwest Casino Corporation, as amended	Incorporated by reference to Exhibit 3.1 in the Quarterly Report on Form 10-QSB filed November 14, 2005.

3.2	Bylaws of Lone Moose Adventures, Inc. (now Southwest Casino Corporation)	Incorporated by reference to Exhibit 3.2 contained in Lone Moose’s Registration Statement on Form SB-2 (File No.333-88810)

4.1	Assumption Agreement, dated July 22, 2004, by and between Southwest Casino Corporation (f/k/a Lone Moose Adventures, Inc.) and Southwest Casino and Hotel Corp.	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed August 6, 2004.

4.2	Registration Rights Agreement, dated June 29, 2004, by and among Lone Moose Adventures, Inc., David C. Merrell and Jenson Service, Inc.	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed August 6, 2004.

4.3	Warrant, dated July 22, 2004, between Southwest Casino Corporation and MBC	Incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-KSB filed March 31, 2006.

4.4	Registration Rights Agreement, dated June 29, 2004, by and among Southwest Casino and Hotel Corp. and the 8% convertible demand note holders	Incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed August 6, 2004.

4.5	Form of Warrant, dated October 20, 2005, between Southwest Casino Corporation and non-affiliate guarantors	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed October 26, 2005.

4.6	Form of Warrant, dated October 20, 2005, between Southwest Casino Corporation and James B. Druck, Thomas E. Fox, and Jeffrey S. Halpern as loan guarantors	Incorporated by reference to Exhibit 4.6 to the Annual Report on Form 10-KSB filed March 31, 2006.

4.7	Form of Registration Rights Agreement, dated October 20, 2005, between Southwest Casino Corporation and warrantholders.	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed October 26, 2005.

Exhibit No.	Exhibit*	Method of Filing

4.8

Form of Option Agreement, dated January 10, 2006, between Southwest Casino Corporation and each of David Abramson, Gus Chafoulias, Jim Holmes and Gregg Schatzman, independent members of Southwest’s Board of Directors

Incorporated by reference to Exhibit 4.8 to the Annual Report on Form 10-KSB filed March 31, 2006.

4.9	Option Agreement dated January 10, 2006 between Southwest and David H. Abramson, Chairman of the Audit Committee of the Board of Directors	Incorporated by reference to Exhibit 4.9 to the Annual Report on Form 10-KSB filed March 31, 2006.

5.1	Opinion of Oppenheimer, Wolff & Donnelly LLP	Filed herewith

10.1	2004 Stock Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Current Report to Form 8-K filed August 6, 2004.

10.2	Option Agreement dated July 1, 2004, between Southwest Casino and James B. Druck	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed August 6, 2004.

10.3	Option Agreement dated July 1, 2004, between Southwest Casino and Jeffrey S. Halpern	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed August 6, 2004.

10.4	Option Agreement dated July 1, 2004, between Southwest Casino and Thomas E. Fox	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed August 6, 2004.

10.5	Third Amended and Restated Gaming Management Agreement dated June 16, 1995 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casino and Hotel Corp.	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed August 6, 2004.

10.6	Amendment No. 2 to Third Amended and Restated Gaming Management Agreement dated June 5, 1999 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casino and Hotel Corp.	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed August 6, 2004.

10.7	Amendment No. 3 to Third Amended and Restated Gaming Management Agreement dated November 13, 2000 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casino and Hotel Corp.	Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed August 6, 2004.

10.8	Amendment No. 7 to Third Amended and Restated Gaming Management Agreement dated September 4, 2003 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casino and Hotel Corp.	Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed August 6, 2004.

10.9	Member Control Agreement of North Metro Harness Initiative, LLC, dated June 8, 2004	Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed August 6, 2004.

10.10	BLN Office Park Lease, dated August 10, 2004, between Southwest Casino and Hotel Corp. and BLN Office Park Associates.	Filed herewith.

Exhibit No.	Exhibit*	Method of Filing

10.11

Lease dated March 1999, by and between Cripple Creek Development Corp. d/b/a Gold Rush Hotel & Casino, Blue Building Development, Inc. d/b/a Gold Digger’s Casino, Mark Brockley, Annesse Brockley, Gold Rush I, LLC and Southwest Casino and Hotel Corp., as amended

Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed August 6, 2004.

10.12	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and James B. Druck	Incorporated by Reference to Exhibit 10.13 to the Current Report on Form 8-K filed August 6, 2004.

10.13	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and Jeffrey S. Halpern	Incorporated by Reference to Exhibit 10.14 to the Current Report on Form 8-K filed August 6, 2004.

10.14	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and Thomas E. Fox	Incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed August 6, 2004.

10.15	Form of Indemnification Agreements by and between Southwest Casino and Hotel Corp. and each of James B. Druck, Jeffery S. Halpern, Thomas E. Fox and Brian L. Foster	Incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K/A filed October 5, 2004.
10.16	Indemnification Agreement, dated June 29, 2004, by and between Lone Moose Adventures, Inc. and David C. Merrell	Incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed August 6, 2004.

10.17	Introduction Agreement, dated June 29, 2004, by and between Lone Moose Adventures, Inc. and Jenson Services, Inc.	Incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K filed August 6, 2004.

10.18	Lease, dated May 1, 1998, by and between Lois L. Woods and Southwest Casino and Hotel Corp., as amended	Filed herewith.

10.19	Commitment Letter, dated October 14, 2003, by and between Southwest Casino and Hotel Corp. and Oppenheimer & Co. Inc.	Incorporated by reference to Exhibit Incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K filed August 6, 2004.

10.20	Member Control Agreement, dated June 14, 2004, by and between SW Missouri, LLC and Southwest Casino and Hotel Corp.	Incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K filed August 6, 2004.

10.21	Operating Agreement of Southwest Missouri Gaming, LLC dated June 16, 2004.	Incorporated by reference to Exhibit 10.23 to the Current Report on Form 8-K filed August 6, 2004.

10.22	Management Agreement dated June 16, 2004 by and among Southwest Missouri Gaming, LLC, Robert E. Low and W Missouri, LLC.	Incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K filed August 6, 2004.

10.23	Stipulation and Agreement, dated June 17, 2004, by and among Southwest Casino and Hotel Corp., and the Colorado Division of Gaming	Incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K filed August 6, 2004.

Exhibit No.	Exhibit*	Method of Filing

10.24	Revolving Credit and Term Loan Agreement, dated October 20, 2005, between Southwest Casino and Hotel Corp. and Crown Bank	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed October 26, 2005.

10.25	Guaranty by Corporation, dated October 20, 2005, by Southwest Casino and Hotel Corp. for the benefit of Crown Bank	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed October 26, 2005.

10.26	Security Agreement, dated October 20, 2005, between Southwest Casino Corporation and Crown Bank	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed October 26, 2005.

10.27	Stock Pledge Agreement, dated October 20, 2005, between Southwest Casino Corporation and Crown Bank	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed October 26, 2005.

10.28	Security Agreement, dated October 20, 2005, between Southwest Casino and Hotel Corp. and Crown Bank	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed October 26, 2005.

10.29	Membership Interest Pledge Agreement, dated October 20, 2005 between Southwest Casino and Hotel Corp. and Crown Bank (50% North Metro Harness Initiative, LLC)	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed October 26, 2005.

10.30	Membership Interest Pledge Agreement, dated October 20, 2005 between Southwest Casino and Hotel Corp. and Crown Bank (Gold Rush I, LLC, Southwest Casino Deadwood, LLC and SW Missouri, LLC)	Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed October 26, 2005.

10.31	Stock Pledge Agreement, dated October 20, 2005, between Southwest Casino and Hotel Corp. and Crown Bank (Southwest Entertainment, Inc.)	Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed October 26, 2005.
10.32	Form of Personal Guaranty by James Druck, Thomas Fox and Jeffrey Halpern, officers of Southwest Casino Corporation, dated October 20, 2005, for the benefit of Crown Bank	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed October 26, 2005.

10.33	Form of Personal Guaranty by non-affiliates dated October 20, 2005 for the benefit of Crown Bank	Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed October 26, 2005.

10.34	Form of Personal Guaranty by Trust dated October 20, 2005 for the benefit of Crown Bank	Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed October 26, 2005.

10.35

Form of Indemnification Agreements by and between Southwest Casino Corporation and each of David H. Abramson, Gus A. Chafoulias, Jim Holmes and Gregg P. Schatzman, independent members of Southwest’s Board of Directors

Incorporated by reference to Exhibit 10.35 to the Annual Report on Form 10-KSB filed March 31, 2006.

Exhibit No.	Exhibit*	Method of Filing

10.36

Gaming Management Agreement, dated March 24, 2006, between Southwest Casino and Hotel Corp. and the Otoe-Missouria Tribe of Indians (not effective until approved by the National Indian Gaming Commission)

Incorporated by reference to Exhibit 10.36 to the Annual Report on Form 10-KSB filed March 31, 2006.

10.37	Employment Agreement between Southwest and Tracie L. Wilson dated June 29, 2006	Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-QSB filed August 14, 2006.

10.38	Stock Option Agreement between Southwest and Tracie L. Wilson dated June 29, 2006	Incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-QSB filed August 14, 2006.

10.39

Asset Purchase Agreement dated December 18, 2006 by and among Southwest Eagle, LLC, Richard F. Fabiano, Frank R. Spadafore, Dorian N. Lange and Pinnacle Casinos and Resorts, LLC, and Colorado Casino Resorts, Inc., Double Eagle Resorts, Inc. and Gold Creek Ventures, LLC

Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed December 21, 2006.

10.40	Lease dated December 20, 2006 by and between Pinnacle Casinos and Resorts, LLC, Colorado Casino Resorts, Inc. and Southwest Eagle, LLC	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed December 21, 2006.

10.41	Form of Securities Purchase Agreement dated as of January 24, 2007 by and among Southwest Casino Corporation and the purchasers named therein	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed January 30, 2007.

10.42	Form of Series A Common Stock Warrant dated as of January 24, 2007 issued by Southwest Casino Corporation to each of the purchasers party to the Securities Purchase Agreement	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed January 30, 2007.

10.43	Form of Registration Rights Agreement dated as of January 24, 2007 by and among Southwest Casino Corporation and the purchasers named therein	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed January 30, 2007.

10.44	Amended and Restated Lease dated January 31, 2007 by and between Pinnacle Casinos and Resorts, LLC, Colorado Casino Resorts, Inc. and Southwest Eagle, LLC	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed January 31, 2007.

10.45	Right of Access and Use Agreement dated January 31, 2007 by and between Pinnacle Casinos and Resorts, LLC, Colorado Casino Resorts, Inc. and Southwest Eagle, LLC	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed January 31, 2007.

10.46	Form of Securities Purchase Agreement dated as of February 26, 2007 by and among Southwest Casino Corporation and the purchasers named therein	Filed herewith

10.47	Form of Series A Common Stock Warrant dated as of February 26, 2007 issued by Southwest Casino Corporation to each of the purchasers party to the Securities Purchase Agreement	Filed herewith

10.48	Form of Registration Rights Agreement dated as of February 26, 2007 by and among Southwest Casino Corporation and the purchasers named therein	Filed herewith

14.1	Code of Conduct	Incorporated by reference to Exhibit 14 to the Annual Report on Form 10-KSB filed June 29, 2004.

16.1	Letter on change in certifying public accountant	Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed September 13, 2004.

Exhibit No.	Exhibit*	Method of Filing

21.1	List of Subsidiaries of Southwest Casino Corporation	Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-KSB filed March 31, 2006.

23.1	Consent of Independent Auditors	Filed herewith.

23.2	Consent of Oppenheimer, Wolff & Donnelly (included in Exhibit 5.1)	Included in Exhibit 5.1
24.1	Power of Attorney	Included on page II-7 of this Registration Statement

*Pursuant to Item 601(b)(2) of Regulation S-B, the registrant agrees to furnish, supplementally, a copy of any exhibit or schedule omitted from any filed exhibit to this report to the Securities and Exchange Commission upon request.